UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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GLOBE SPECIALTY METALS, INC.

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EXPLANATORY NOTE

As previously announced, on February 23, 2015, Globe Specialty Metals, Inc. (“Globe”) entered into a Business Combination Agreement with, among others, Grupo Villar Mir, S.A.U. (“Grupo VM”) and Grupo FerroAtlántica, S.A.U. (“FerroAtlántica”) pursuant to which the parties agreed to combine the businesses of Globe and FerroAtlántica (the “Business Combination”) under a new holding company to be renamed Ferroglobe PLC (“Ferroglobe”). The Business Combination Agreement was amended and restated on May 5, 2015 (as so amended and restated, the “Business Combination Agreement”).

On September 10, 2015, in connection with the Memorandum of Understanding described below (the “MOU”), which outlines the terms of the agreement in principle to settle certain shareholder litigation described below, the parties to the Business Combination Agreement entered into a First Amendment to Amended and Restated Business Combination Agreement (the “Amendment”), which, among other things, provides additional governance provisions for the benefit of the Globe shareholders. The Amendment is attached to these supplemental proxy materials as Annex A. The Amendment provides for each of the Grupo VM Shareholder Agreement, the AK Shareholder Agreement and the Holdco Articles to be amended and restated to give effect to the additional governance provisions. The amended form of Grupo VM Shareholder Agreement (which shall be Exhibit A to the Business Combination Agreement) is attached to these supplemental proxy materials as Annex C. The amended form of AK Shareholder Agreement (which shall be Exhibit B to the Business Combination Agreement) is attached to these supplemental proxy materials as Annex D. The amended form of Holdco Articles (which shall be Exhibit F to the Business Combination Agreement) is attached to these supplemental proxy materials as Annex F.

On September 10, 2015, the Company announced that it would again adjourn the special meeting of Globe shareholders originally scheduled for September 10, 2015 and subsequently adjourned to September 11, 2015. The special meeting will be adjourned to September 22, 2015 at 9:00 a.m. local time, at 600 Brickell Avenue, Miami, Florida 33131. The record date for the special meeting will remain July 31, 2015.

Globe is filing these supplemental proxy materials to supplement the disclosure in its definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2015, as supplemented on August 26, 2015 (the “proxy statement/prospectus”) regarding the Amendment, the terms and conditions of the MOU and the adjournment of the special meeting of Globe shareholders. These supplemental proxy materials are first being mailed to Globe Shareholders on or about September 11, 2015.

PRELIMINARY SETTLEMENT OF CERTAIN LITIGATION

As previously reported in the proxy statement/prospectus, in connection with the Business Combination, (i) a putative class action entitled Fraser v. Globe Specialty Metals, Inc., et al. was filed in the Court of Chancery of the State of Delaware (the “Court”) on March 23, 2015, (ii) a putative class action entitled City of Providence v. Globe Specialty Metals, Inc., et al. was filed in the Court on April 1, 2015, (iii) a putative class action entitled Int’l Union of Operating Engineers Local 478 Pension Fund v. Globe Specialty Metals, Inc., et al. was filed in the Court on April 10, 2015 and (iv) a putative class action entitled Cirillo v. Globe Specialty Metals, Inc., et al. was filed in the Court on April 21, 2015. On May 4, 2015, the Court consolidated these four actions for all purposes into one action captioned In re Globe Specialty Metals, Inc. Stockholders Litigation, Consolidated C.A. No. 10865-VCG (the “Action”).

While Globe believes that the Action is without merit, on September 10, 2015, Globe entered into the MOU, which outlines the terms of the agreement in principle to settle the Action, in an effort to minimize the costs, disruption and risks relating to the Action. The proposed terms of the settlement are subject to approval by the Court, closing of the Business Combination and other conditions. Pursuant to the terms of the MOU, assuming the conditions are satisfied, a $32.5 million aggregate cash payment would be made after the closing of the Business Combination by the combined companies on a pro rata basis to the holders of shares of Globe common stock (other than the defendants in the Action and certain related persons) as of the close of business on the business day immediately prior to completion of the Business Combination.

The MOU also provides that the stipulation of settlement to be entered into (the “Stipulation”) will include a general release of all claims against the defendants and their advisors, and will include the defendants’ denial that they have committed or aided and abetted in the commission of any violation of law or breaches of duty or engaged in any of the alleged wrongful acts and an express assertion that they have diligently and scrupulously complied with any fiduciary, disclosure and other legal duties. The MOU and the Stipulation will also be conditioned upon class certification and closing of the Business Combination.

There can be no assurance that the court will approve the settlement, or that any eventual settlement will be under the same terms as those contemplated by the MOU.

The foregoing description of the MOU is qualified in its entirety by the full text of such MOU, which is attached as Exhibit 99.2 to the Form 8-K filed by Globe on September 10, 2015 and is incorporated in its entirety herein by reference.

ADJOURNMENT OF SPECIAL MEETING

On September 10, 2015, Globe announced that it would again adjourn the special meeting of shareholders originally scheduled for September 10, 2015 and subsequently adjourned to September 11, 2015. The special meeting will be reconvened as scheduled on September 11, 2015, but Globe will not conduct any business other than with respect to the further adjournment of the meeting. The special meeting will be adjourned to September 22, 2015 at 9:00 a.m. local time, at 600 Brickell Avenue, Miami, Florida 33131. The record date for the special meeting will remain July 31, 2015.

Any proxies or votes already submitted by Globe shareholders in connection with the special meeting will remain valid and will be unaffected by the adjournment of the special meeting.

SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS

These supplemental disclosures should be read in conjunction with the proxy statement/prospectus, which should be read in its entirety. Defined terms used but not defined below have the meanings set forth in the proxy statement/prospectus.

1.	The section of the proxy statement/prospectus entitled “Summary” is hereby supplemented as follows:

A.	The fourth sentence of the third full paragraph on page 6, under the subsection “—Governance and Management of Holdco” (such paragraph beginning with “At the completion of the Business Combination…) of the proxy statement prospectus is hereby amended and restated to read as follows and to include two additional sentences immediately following it:

Prior to the Decrease Date, as defined below, Grupo VM is required to nominate at least two Grupo VM Directors who qualify as independent directors under the NASDAQ stock market rules (regardless of whether Holdco Shares are listed on the NASDAQ). On and after the Decrease Date, until the number of Grupo VM directors is reduced to one, Grupo VM is required to nominate at least one Grupo VM director who qualifies as an independent director under applicable NASDAQ stock market rules. At least three of the Globe designees are required to qualify as “independent directors”, as such term is defined in the NASDAQ stock market rules and applicable law.

B.	The first full sentence on page 7, under the subsection “—Holdco Articles” (such paragraph beginning on page 6 with “Grupo VM, as the sole shareholder of Holdco…) of the proxy statement prospectus is hereby amended and restated to read as follows:

Pursuant to the Holdco Articles, the Holdco Board will consist of nine directors, which number may not be increased or decreased without (i) the approval of two-thirds of the entire Holdco Board prior to the first date on which Grupo VM and its affiliates in the aggregate beneficially own less than 15% of the Holdco Shares, which date we refer to as the “Sunset Date” and (ii) during the first five years from the date of the adoption of the Holdco Articles, the approval of a majority of the independent directors of Holdco.

C.	The third full sentence on page 7, under the subsection “—Holdco Articles” (such sentence beginning with “Until Grupo VM no longer has the right…) of the proxy statement prospectus is hereby amended and restated to read as follows and to include an additional two sentences immediately following it:

Until the date on which Grupo VM no longer has the right to designate or nominate a majority of the Holdco Board and Grupo VM directors no longer constitute the majority of the Holdco Board (the “Decrease Date”), the Globe independent directors of Holdco will have the exclusive right to nominate directors for election at annual shareholders meetings on behalf of the Holdco Board subject to the rights of Grupo VM to nominate individuals to, and to the right of Mr. Kestenbaum (or his successor who shall be chosen as described below) to be nominated to be a member of the Holdco Board. From and after the Decrease Date, the Globe independent directors of Holdco will have the right to nominate directors for election at annual shareholders meetings on behalf of the Holdco Board, subject to the rights of Grupo VM to nominate individuals to, and to the right of Mr. Kestenbaum (or his successor who shall be chosen as described below) to be nominated to be a member of, the Holdco Board. Holdco shareholders may propose nominees for director in accordance with the Holdco Articles and the Companies Act.

D.	The second full paragraph on page 14 (such paragraph beginning with “Grupo VM will agree to vote …”) of the proxy statement/prospectus is hereby amended and restated to read as follows:

Other than with respect to the election of directors (other than the Grupo VM nominees) in a contested election for directors that occurs from and after the fifth anniversary of the closing of the Business Combination, Grupo VM will agree to vote its Holdco Shares to cause the election or reelection, as applicable, of the Grupo VM director nominees and the other persons nominated by the Holdco Board for election of directors. Grupo VM will also agree not to vote its Holdco Shares to cause the removal of the Globe independent directors or Alan Kestenbaum or any replacement of Alan Kestenbaum. In the case of a contested election for directors that occurs from and after the fifth anniversary of the closing of the Business Combination, Grupo VM will agree to abstain from voting its Holdco Shares with respect to the election of directors (other than the Grupo VM Nominees and Alan Kestenbaum or any replacement of Alan Kestenbaum).

E.	The second sentence in the fifth full paragraph on page 14 under the subsection “—AK Shareholder Agreement” (such paragraph beginning with “As a condition to completion of the Business Combination,…”) of the proxy statement/prospectus is hereby amended and restated to read as follows and to include an additional two sentences immediately following it:

Under the AK Shareholder Agreement, except with respect to a contested election for directors (other than Grupo VM Nominees), that occurs after the fifth anniversary of the closing of the Business Combination, so long as Mr. Kestenbaum and his affiliates own at least 1% of the total issued and outstanding Holdco Shares, Mr. Kestenbaum and his affiliates will vote their Holdco Ordinary Shares to cause the election or reelection, as applicable, of the Grupo VM director nominees and the other persons nominated by the Holdco Board for election of directors. In the case of a contested election for directors that occurs from and after the fifth anniversary of the closing of the Business Combination, Mr. Kestenbaum and his affiliates may vote their shares with respect to the election of directors (other than the Grupo VM Nominees) in any manner with respect to such contested election for directors. Mr. Kestenbaum and his affiliates must always vote in favor of the Grupo VM nominees.

2.	The section of the proxy statement prospectus titled “The Business Combination” is hereby supplemented as follows:

A.	The following paragraph is added following the third full paragraph on page 76 of the proxy statement/prospectus (such paragraph beginning with “On May 5, 2015, the Globe Board approved…” in the subsection entitled “—Background of the Business Combination”:

On August 7, 2015, the Globe Board held a telephonic meeting to discuss FerroAtlántica’s results for the quarterly period ended March 31, 2015 and the six-month period ended June 30, 2015 and the pending Business Combination. Globe’s management reviewed: FerroAtlántica’s financial results for the quarterly period ended March 31, 2015, including EBITDA of approximately EUR 41,500,000 and net debt of approximately EUR 390,000,000, as compared to FerroAtlántica’s 2015 budget and the financial projections for FerroAtlántica prepared by Globe in connection with the Transaction, the differences in which management noted were principally driven by differences in forecasted sales price and volume, power costs and miscellaneous other costs; FerroAtlántica’s financial results for the six month period ended June 30, 2015, including EBITDA of approximately EUR 89,700,000, as compared to FerroAtlántica’s 2015 budget and the financial projections for FerroAtlántica prepared by Globe in connection with the Transaction; the estimates for FerroAtlántica prepared by FerroAtlántica management in February 2014 and furnished by FerroAtlántica to Fitch Ratings Inc.; financial due diligence matters raised by one of Globe’s accounting advisors prior to signing and management’s perspective that these matters were not material in the context of the proposed transaction; and the legal matters described under “Business of FerroAtlántica and Certain Information About FerroAtlántica—Legal Proceedings—Other Legal Matters”, as well as the eligibility requirements for directors under the Business Combination Agreement and the related transaction documents. Following the discussion of each of these matters, the members of the Globe Board confirmed that they did not wish to consider further whether to change the Board’s recommendation of the Business Combination at that time. As used above, EBITDA refers to FerroAtlántica’s earnings before interest, taxes, depreciation and amortization, and net debt refers to FerroAtlántica’s total financial debt less cash and cash equivalents.

On September 7, 2015, the Globe Board approved the Amendment to the Business Combination Agreement and on September 10, 2015, the Globe Board approved the MOU. On September 10, 2015,

legal counsel acting on behalf of the parties to the Action then executed and delivered the MOU and Globe, Grupo VM, FerroAtlántica and the other parties to the Business Combination Agreement executed and delivered the Amendment.

3.	The section of the proxy statement/prospectus entitled “The Business Combination Agreement” is hereby supplemented as follows:

A.	The fifth sentence in the fourth full paragraph on page 100 of the proxy statement/prospectus (such paragraph beginning with “Upon completion of the Business Combination, …”) in the subsection “Governance and Management of Holdco” is hereby amended and restated to read as follows and to include two additional sentences immediately following it:

Prior to the Decrease Date, Grupo VM is required to nominate at least two Grupo VM Directors who qualify as independent directors under the NASDAQ stock market rules (regardless of whether Holdco Shares are listed on the NASDAQ). On and after the Decrease Date, until the number of Grupo VM directors is reduced to one, Grupo VM is required to nominate at least one Grupo VM director who qualifies as an independent director under applicable NASDAQ stock market rules. At least three of the Globe designees are required to qualify as “independent directors”, as such term is defined in the NASDAQ stock market rules and applicable law.

4.	The section of the proxy statement/prospectus entitled “Grupo VM Shareholder Agreement” is hereby supplemented as follows:

A.	The last sentence of the third full paragraph on page 120 of the proxy statement/prospectus (such paragraph beginning with “Management and Operations of Holdco.”) is hereby amended and restated to read as follows and to include one additional sentences immediately following it:

Prior to the Decrease Date, Grupo VM is required to nominate at least two Grupo VM Directors who qualify as independent directors under the NASDAQ stock market rules (regardless of whether Holdco Shares are listed on the NASDAQ). On and after the Decrease Date, until the number of Grupo VM directors is reduced to one, Grupo VM is required to nominate at least one Grupo VM director who qualifies as an independent director under applicable NASDAQ stock market rules.

B.	The fourth full paragraph on page 120 of the proxy statement/prospectus (such paragraph beginning with “Prior to the Decrease Date,...”) is hereby amended and restated to read as follows:

Prior to the first to occur of the Decrease Date or the fifth anniversary of the Effective Date, the independent directors designated to the Holdco Board by Globe (or replacements designated thereby) will have the exclusive right to nominate persons for election at any shareholders meeting called for the purpose of electing directors, subject to the right of Grupo VM to designate and nominate directors as described above and subject to the provisions described in the following paragraph. On and after the Decrease Date, the Holdco Board will have the right to nominate persons for election at any shareholders meeting called for the purpose of electing directors, subject to the right of Grupo VM to designate and nominate directors as described above and subject to the provisions described in the next paragraph. On and after the fifth anniversary of the Effective Date, the Holdco shareholders (other than Grupo VM and its affiliates and Alan Kestenbaum) will have the right to nominate persons and engage in contested elections at annual shareholder meetings with respect to the Globe independent director designees on the Holdco Board, subject to the rights of Grupo VM to designate and nominate directors as described above and subject to the provisions described in the next paragraph.

C.	The first full paragraph on page 121 of the proxy statement/prospectus (such paragraph beginning with “During the term of the Grupo VM Shareholder Agreement, …”) is hereby amended and restated to read as follows and to include two additional paragraphs immediately following it:

Other than with respect to the election of directors (other than the Grupo VM Nominees) in a contested election for directors that occurs from and after the fifth anniversary of the Effective Date, during the term of the Grupo VM Shareholder Agreement, Grupo VM will vote its Holdco Shares at any meeting of Holdco shareholders at which action is to be taken with respect to the election of directors to cause the election, or reelection, as applicable, of the Grupo VM director nominees and the other persons nominated by the Holdco Board for any election of directors in accordance with the Grupo VM Shareholder Agreement. Grupo VM also will not vote its Holdco Shares to cause the removal as a director of the Globe independent directors or the member of the Holdco Board to be appointed in accordance with the provisions of the Grupo VM Shareholder Agreement described above.

In the case of a contested election for directors that occurs from and after the fifth anniversary of the closing of the Business Combination, Grupo VM will agree to abstain from voting its Holdco Shares with respect to the election of directors (other than the Grupo VM Nominees and Alan Kestenbaum or any replacement of Alan Kestenbaum). Under the Grupo VM Shareholder Agreement, a contested election for directors means an election of directors at any annual general meeting of the members of Holdco at which directors are to be elected and at which (i) one or more members of Holdco (other than Grupo VM or its Affiliates) nominates, in accordance with the Companies Act and Articles 21.1, 21.4 and 25.1(b) of the Articles of Association, and does not withdraw such nomination of one or more persons for election as a director in opposition to the persons nominated for election by the Holdco Board, and (ii) such member or members of Holdco attends the annual general meeting, in person or by proxy, votes (or shall have executed a deed providing that such member or members shall vote) all Holdco Ordinary Shares beneficially owned by such member or members in favor of such persons nominated for election by such member or members, and makes a material effort to solicit proxies in favor of such persons nominated for election by such member or members.

Each Holdco director nominee must at all times be qualified to serve as a director under applicable rules and policies of Holdco, NASDAQ stock market rules and applicable law. In addition, each Holdco director nominee must at all times have demonstrated good judgment, character and integrity in his or her personal and professional dealings and have relevant financial, management and/or global business experience.

5.	The section of the proxy statement/prospectus entitled “AK Shareholder Agreement” is hereby supplemented as follows:

A.	The fourth full paragraph on page 125 of the proxy statement/prospectus (such paragraph beginning with “During the term of the AK Shareholder Agreement, …”) is hereby amended and restated to read as follows:

During the term of the AK Shareholder Agreement, except with respect to a contested election for directors (other than Grupo VM Nominees) that occurs after the fifth anniversary of the closing of the Business Combination, Mr. Kestenbaum and his affiliates will vote their Holdco Ordinary Shares at any meeting of Holdco shareholders at which action is to be taken with respect to the election of directors to cause the election, or reelection, as applicable, of the Grupo VM director nominees and the other persons nominated by the Holdco Board for election as directors in accordance with the AK Shareholder Agreement. In the case of a contested election for directors that occurs from and after the fifth anniversary of the closing of the Business Combination, Mr. Kestenbaum and his affiliates may vote their shares with respect to the election of directors (other than the Grupo VM Nominees) in any manner with respect to such contested election for directors. Under the AK Shareholder Agreement, a contested election for directors means an election of directors at any annual general meeting of the members of Holdco at which directors are to be elected and at which (i) one or more members of Holdco (other than Grupo VM or its Affiliates) nominates, in accordance with the Companies Act and Articles 21.1, 21.4 and 25.1(b) of the Articles of Association, and does not withdraw such nomination of one or more persons for election as a director in opposition to the persons nominated for election by Holdco Board, and (ii) such member or members of Holdco attends the annual general meeting, in person or by proxy, votes (or shall have executed a deed providing that such member or members shall vote) all Holdco Ordinary Shares beneficially owned by such member or members in favor of such persons nominated for election by such member or members, and makes a material effort to solicit proxies in favor of such persons nominated for election by such member or members.

6.	The section of the proxy statement/prospectus entitled “Business of Holdco and Certain Information About Holdco” is hereby supplemented as follows:

A.	The fourth sentence in the fifth full paragraph on page 160 of the proxy statement/prospectus (such paragraph beginning with “At the completion of the Business Combination, …”)in the subsection titled “Holdco Board of Directors” is hereby amended and restated to read as follows and to include one additional sentence immediately following it:

Prior to the Decrease Date, Grupo VM is required to nominate at least two Grupo VM Directors who qualify as independent directors under the NASDAQ stock market rules (regardless of whether Holdco Shares are listed on the NASDAQ). On and after the Decrease Date, at least one of the Grupo VM designees is required to qualify as an independent director, as such term is defined in the Nasdaq stock market rules and applicable law, until the number of Grupo VM directors is reduced to one, and three of the Globe designees are required to qualify as “independent directors”, as such term is defined in the NASDAQ stock market rules and applicable law.

B.	The following language shall be added to the sixth bullet on page 162 of the proxy statement/prospectus in the subsection titled “Matters Requiring Two-Thirds Board Approval” as follows:

provided that during the first five years from the adoption of the Holdco Articles, any increase or decrease to the size of the Holdco Board shall also require the vote of a majority of the independent directors of Holdco.

7.	The section of the proxy statement/prospectus entitled “Business of FerroAtlántica” is hereby supplemented as follows:

A.	The following paragraph shall be added following the last full paragraph on page 200 of the proxy statement/prospectus (such paragraph beginning with “Based on FerroAtlántica’s unaudited management accounts…”) in the subsection titled “—Recent Developments”) as follows:

Based on FerroAtlántica’s unaudited management accounts for the six months ended June 30, 2015, sales for the six months ended June 30, 2015 were EUR 625,397,000, compared to EUR 545,741,000 for the six months ended June 30, 2014, primarily as a result of an increase in the sale price of silicon metal (expressed in euros) and an increase in sales volumes for manganese-based alloys, with respect to the electrometallurgy segment, and an increase in the market price for energy sold by FerroAtlántica (expressed in euros). Net income for the six months ended June 30, 2015 was EUR 32,907,000 compared to EUR 21,842,000 for the six months ended June 30, 2014, due primarily to the aforementioned increase in sales prices and a positive impact from foreign exchange differences. Total financial debt as at June 30, 2015 was EUR 407,474,000, compared to EUR 430,893,000 as at December 31, 2014.

8.	The section of the proxy statement/prospectus entitled “Description of Holdco Shares” is hereby supplemented as follows:

A.	The following paragraph is hereby added as the last paragraph on page 227 of the proxy statement/prospectus under the subsection entitled “—Takeover Provisions”:

Furthermore, the Holdco Articles require that, prior to the Sunset Date, in any tender offer for Holdco, holders of Holdco Shares must be offered the same type and amount of consideration per share and the offer must be subject to a non-waivable condition that the tender offer be accepted by holders of a majority of the Holdco Shares not held by Grupo VM or any of its affiliates. The Holdco Articles also provide that, prior to the Sunset Date, in any scheme of arrangement, merger, consolidation or business combination or other transaction that results in a change of control of Holdco, holders of Holdco Shares must receive the same type and amount of consideration per Holdco Share. If the holders of Holdco

Shares are offered, in the case of a tender offer, or receive, in the case of a scheme of arrangement, merger, consolidation or business combination or other transaction that results in a change of control of Holdco, the right to elect to receive one of two or more alternative forms of consideration, the Holdco Articles provide that these requirements will be deemed satisfied if holders of the other class are offered the same election rights. The provisions mentioned above may only be removed from the Holdco Articles or amended or varied by shareholders representing a majority of Holdco Shares present at a shareholder meeting of Holdco, excluding Holdco Shares held by Grupo VM or its affiliates. For the purposes of this provision of the Holdco Articles, any consideration to be offered to or received by holders of Holdco Shares pursuant to any employment, consulting, severance or other similar compensation arrangement approved by the Holdco Board, or any duly authorized committee of the Board, will not be considered to be consideration offered or received per share for purposes of this provision, regardless of whether such consideration is paid in connection with, or conditioned upon the completion of, such tender offer, scheme of arrangement, merger, consolidation or other business combination transaction that results in a change of control of Holdco.

9.	The section of the proxy statement/prospectus entitled “Comparison of Shareholder Rights” is hereby supplemented as follows:

A.	The third paragraph in the right-hand column on page 231 of the proxy statement/prospectus (such paragraph beginning with “Under English Law, …”) in the subsection “—Proxies” is hereby amended and restated to read as follows:

Under English Law, there is no regulatory regime for the solicitation of proxies. However, the Holdco Articles provide that the Globe independent directors have the full power and authority of the Holdco Board to direct and manage the solicitation of proxies and related matters (other than directors in respect of which Grupo VM has the right to nominate director candidates) in the event that there is a contested election for directors, as defined by the Holdco Articles.

B.	The first paragraph in the right-hand column on page 235 of the proxy statement/prospectus” (such paragraph beginning with “The Holdco Articles contain an entrenched provision, …”) in the subsection “—Amendments to Articles of Association or Articles of Incorporation” is hereby amended and restated to read as follows:

The Holdco Articles contain a provision that requires the approval of the members representing a majority of Holdco Shares present at a shareholder meeting, excluding Holdco Shares held by Grupo VM or any of its affiliates, to amend or remove Article 4.15 in the Holdco Articles. Article 4.15 requires “equal treatment” of Holdco shareholders in a tender offer for Holdco. The Holdco Articles also contain a provision that requires the approval of the members representing a majority of Holdco Shares present at a shareholder meeting, excluding Holdco Shares held by Grupo VM or any of its affiliates, to amend or remove Article 4.16 in the Holdco Articles. Article 4.16 requires “equal treatment” of Holdco shareholders in any scheme of arrangement, merger, consolidation or business combination or other transaction resulting in a change of control of Holdco. The Holdco Articles also contain a provision, whereby the unanimous approval of the members at a general meeting is required to remove, vary or amend article 19.16 in Holdco’s Articles. Article 19.16 states that any resolution put to a vote at a general meeting shall be decided on a poll.

C.	The second paragraph in the right-hand column on page 235 of the proxy statement/prospectus” (such paragraph beginning with “Unless and until otherwise decided by the Holdco board, …”) in the subsection “—Number of Directors” is hereby amended and restated to read as follows:

Unless and until otherwise decided by the Holdco Board, the number of directors will be nine; provided, however, that prior to the Sunset Date (as defined in the Holdco Articles), an increase or decrease in the size of the Holdco Board shall require the vote of two-thirds of the entire Holdco Board; and provided, further that prior to the fifth anniversary of the adoption of the Holdco Articles, an increase or decrease in the size of the Holdco Board shall require the vote of a majority of the independent directors of Holdco. A majority of the directors need to be present for a board meeting to be quorate.

10.	The section of the proxy statement/prospectus titled “Incorporation of Certain Documents by Reference” is hereby supplemented as follows:

A.	The table on page 263 of the proxy statement/prospectus is hereby amended and restated as follows:

Globe SEC Filings (SEC File No. 001-34420; CIK No. 1383571)	Period or Date Filed
Annual Report on Form 10-K	Year ended June 30, 2015
Quarterly Reports on Form 10-Q	Quarters ended September 30, 2014, December 31, 2014 and March 31, 2015
Current Reports on Form 8-K	Filed on December 4, 2014, February 23, 2015, May 5, 2015, May 7, 2015, May 12, 2015, June 11, 2015, July 13, 2015, August 26, 2015, September 10, 2015 and September 11, 2015 (other than the portions of those documents not deemed to be filed)

11.	Annex A to this proxy supplement entitled First Amendment to the Amended and Restated Business Combination Agreement is added as Annex G to the proxy statement/prospectus.

12.	Annex C to the proxy statement/prospectus entitled “Form of Grupo VM Shareholders’ Agreement” is hereby replaced in its entirety with Annex C to this proxy supplement.

13.	Annex D to the proxy statement/prospectus entitled “Form of AK Shareholders’ Agreement” is hereby replaced in its entirety with Annex D to this proxy supplement.

14.	Annex F to the proxy statement/prospectus entitled “Form of Holdco Articles” is hereby replaced in its entirety with Annex F to this proxy supplement.

Forward-Looking Statements

Certain statements in this supplemental proxy materials regarding the proposed Business Combination regarding future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict(s),” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: the timing to complete the proposed transaction, including the receipt of shareholder approval and satisfaction of the other conditions to completion of the transaction; that regulatory approvals required for the proposed transaction may not be obtained on the terms expected or on the anticipated schedule; the possibility that the parties may be unable to successfully integrate Globe’s and FerroAtlántica’s operations and that such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees may be difficult; regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; ability to acquire or renew permits and approvals; and other factors identified in Globe’s periodic reports filed with the SEC. Additional information concerning these and other factors can be found in Globe’s filings with the SEC, including Globe’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and in proxy statement/prospectus contained in the registration statement on Form F-4 filed by Holdco. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof and the parties undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed transaction among Globe, Grupo VM, FerroAtlántica and Ferroglobe. In connection with the proposed transaction, Ferroglobe has filed with the SEC a registration statement on Form F-4, which includes a proxy statement of Globe that also constitutes a prospectus of Ferroglobe. Investors and security holders are urged to read the definitive proxy statement/prospectus, which was filed with the SEC by Globe on August 12, 2015, as supplemented on August 26, 2015 and as it may be further supplemented, together with all other relevant documents filed with the SEC, because they will contain important information about the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website, http://www.sec.gov, or for free from Globe by contacting the Corporate Secretary, Globe Specialty Metals, 600 Brickell Avenue, Suite 3100, Miami, FL 33131, telephone: 786-509-6900 (for documents filed with the SEC by Globe) or from Grupo VM by contacting Investor Relations, Torre Espacio, Paseo de la Castellana, 259 D 49a, 28046 Madrid, Spain, +34 91 556 7347 (for documents filed with the SEC by Grupo VM, FerroAtlántica or Ferroglobe).

PARTICIPANTS IN SOLICITATION

Globe, Grupo VM, FerroAtlántica and Ferroglobe and their directors and executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the holders of Globe common stock with respect to the proposed transaction. Information about Globe’s directors and executive officers is set forth in the definitive proxy statement filed in connection with Globe’s 2014 annual meeting of shareholders, which was filed with the SEC on October 27, 2014. Investors may obtain additional information regarding the interest of such participants by reading the definitive proxy statement/prospectus regarding the proposed transaction, which was filed with the SEC on August 12, 2015, as supplemented on August 26, 2015. These documents may be obtained free of charge from the SEC’s website http://www.sec.gov, or from Globe and Grupo VM using the contact information above.

ANNEX A: FIRST AMENDMENT TO

THE AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

EXECUTION VERSION

FIRST AMENDMENT TO

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) to the Amended and Restated Business Combination Agreement (the “Agreement”), dated as of May 5, 2015, by and among Globe Specialty Metals, Inc., a Delaware corporation (“GSM”), Grupo Villar Mir, S.A.U., a Spanish public limited liability company in the form of a sociedad anónima (“Grupo VM”), Grupo FerroAtlántica, S.A.U., a Spanish public limited liability company in the form of a sociedad anónima and wholly-owned subsidiary of Grupo VM (“FA”), Velonewco Limited, a private limited company incorporated under the laws of England and a wholly-owned subsidiary of Grupo VM (“Holdco”), and Gordon Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Holdco (“Merger Sub”), is entered into as of September 10, 2015 by and among GSM, Grupo VM, FA, Holdco and Merger Sub. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the parties hereto previously entered into the Agreement, which amended and restated in its entirety that certain Business Combination Agreement, dated as of February 23, 2015 among the parties hereto;

WHEREAS, Section 9.4 of the Agreement provides that the Agreement may be amended, modified or supplement by the parties; and

WHEREAS, the parties hereto now desire to amend the Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Amendment and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Amendment agree as follows:

1. Amendments.

(a) Section 1.11(a) the Agreement is hereby amended and restated in its entirety as follows:

“Effective at the Effective Time, unless otherwise agreed by GSM and FA in writing, the parties shall take all necessary action to cause the size of the Holdco Board to be increased to nine members, five of which shall be designated by Grupo VM (the “Grupo VM Designees”) and four of which shall be designated by the GSM Board (the “GSM Designees”). AK shall be appointed as a member of the Holdco Board as one of the GSM Designees and executive chairman of the Holdco Board if he is willing and able to serve as such. Grupo VM shall be entitled to designate one of the Grupo VM Designees as executive vice-chairman of the Holdco Board. At least two of the Grupo VM Designees and at least three of the GSM Designees shall qualify as “independent directors”, as such term is defined in NASDAQ Stock Market Rule 5605(a)(2), and shall otherwise meet the minimum requirements to serve on Holdco’s audit committee under the NASDAQ Stock Market Rules and applicable Law. The independent Grupo VM Designee or Designees shall be designated by Grupo VM after consultation with GSM. At least one of the Grupo VM Designees shall not be resident in Spain. The independent GSM Designees shall be designated by GSM from the current members of the GSM Board after consultation with Grupo VM. Grupo VM agrees that each of the Grupo VM Designees shall, and GSM agrees that each of the GSM Designees shall, at all times be qualified to serve as a director under applicable rules and policies of Holdco, NASDAQ, applicable Law and shall have demonstrated good judgment, character and integrity in his or her personal and professional dealings and have relevant financial, management and/or global business experience. Each of the Grupo VM Designees and the GSM Designees shall serve from and after the Effective Time until their successors are duly elected or appointed and qualified or until his or her earlier death, resignation or removal, in each case, in accordance with applicable Law, the Holdco Articles and the Shareholders’ Agreements.”

(b) Exhibit A of the Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A hereto.

(c) Exhibit B of the Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit B hereto.

(d) Exhibit F of the Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit C hereto.

2. Reference to and Effect on the Agreement.

(a) Each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Agreement as amended hereby. Each reference in any other agreement, document, instrument or certificate contemplated by the Agreement to the Agreement shall mean and be a reference to the Agreement as amended hereby.

(b) Except as specifically amended herein, the terms and conditions of the Agreement shall remain unchanged and the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

3. Miscellaneous.

(a) This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

GLOBE SPECIALTY METALS, INC.

By:	/s/ Alan Kestenbaum
Name: Alan Kestenbaum
Title: Executive Chairman

GRUPO FERROATLÁNTICA, S.A.U.

By:	/s/ Javier López Madrid
Name: Javier López Madrid
Title: Vice-Chairman and Chief Executive Officer

GRUPO VILLAR MIR, S.A.U.

By:	/s/ Javier López Madrid
Name: Javier López Madrid
Title: Chief Executive Officer

GORDON MERGER SUB, INC.

By:	/s/ Javier López Madrid
Name: Javier López Madrid
Title: Vice-President

VELONEWCO LIMITED

By:	/s/ Javier López Madrid
Name: Javier López Madrid
Title: Director

[Signature Page to First Amendment to Amended and Restated Business Combination Agreement]

ANNEX C: FORM OF GRUPO VM SHAREHOLDERS’ AGREEMENT

Exhibit A

Signing Version

SHAREHOLDER AGREEMENT

BETWEEN

GRUPO VILLAR MIR, S.A.U.

AND

VELONEWCO PLC

Dated as of [●], 2015

i

ii

SHAREHOLDER AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [●], 2015, between Grupo Villar Mir, S.A.U., a public limited company (sociedad anónima) incorporated under the laws of Spain (“Grupo VM”), and VeloNewco Limited, a public limited company incorporated under the laws of England (“Holdco”).

WHEREAS, on the Effective Date, Holdco issued Shares to Grupo VM pursuant to the Business Combination Agreement; and

WHEREAS the parties hereto desire to enter into this Agreement to govern certain rights, obligations and interests of Grupo VM with respect to Holdco.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Certain Definitions

SECTION 1.01. Defined Terms. (a) In this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. Notwithstanding the foregoing, (i) neither Holdco nor any Person Controlled by Holdco shall be deemed to be an “Affiliate” of Grupo VM or of any Affiliate of Grupo VM and (ii) neither Grupo VM nor any Affiliate thereof shall be deemed to be an “Affiliate” of any other Shareholder or any Affiliate thereof by virtue of its Shares.

“AK” shall mean Alan Kestebaum.

“Articles of Association” shall mean the Amended and Restated Articles of Association of Holdco, as the same may be amended or supplemented from time to time.

“beneficial owner” shall mean any Person deemed to be the beneficial owner pursuant to Rule 13d-3 under the Exchange Act; provided, however, that, notwithstanding anything in Rule 13d-3(d)(1)(i) to the contrary, the determination of the “beneficial owner” shall be made after giving effect to the conversion of all options, warrants, rights and convertible or other similar securities outstanding as of any date in question. The term “beneficial ownership” shall have a correlative meaning.

“Business Combination Agreement” shall mean the Amended and Restated Business Combination Agreement among GSM, FA, Grupo VM, Holdco and Gordon Merger Sub, Inc., a Delaware corporation, dated as of May 5, 2015.

“Contested Election for Directors” shall mean an election of directors at any annual general meeting of the members of the Company at which directors of the Company are to be elected and at which (i) one or more members of the Company (other than Grupo VM, its Affiliates or AK) nominates, in accordance with the Companies Act and Articles 21.1, 21.4 and 25.1(b) of the Articles of Association, and does not withdraw from nomination prior to the meeting, one or more persons for election as a director in opposition to the persons nominated for election by the Board of Directors in accordance with Section 3.01(c) and (ii) such member or members of the Company (A) attends the annual general meeting, in person or by proxy, (B) votes (or shall have executed a deed providing that such member or members shall vote) all Shares beneficially owned by such member or members in favor of such persons nominated for election by such member or members, and

(C) makes a material effort to solicit proxies in favor of such persons nominated for election by such member or members.

“Contract” shall mean, as to any Person, any contract, lease, easement, license, instrument or understanding to which the applicable Person is a party.

“Control” shall mean, as to any Person, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of shares or other equity securities or as trustee or executor, by Contract or otherwise. The terms “Controlled” and “Controlling” shall have a correlative meaning.

“Covered Equity Securities” shall mean any equity securities of Holdco or any Holdco Subsidiary.

“Decrease Date” shall mean the first date on which (a) Grupo VM no longer has the right to designate or nominate the majority of the entire Board of Directors and (b) Grupo VM Directors no longer constitute the majority of the entire Board of Directors.

“Director Nominees” shall mean (a) the Grupo VM Nominees, (b) AK, if he is nominated as director of the Board of Directors, (c) any person nominated as a GSM Independent Director and (d) any other person nominated as a director of the Board of Directors in accordance with Section 3.01(d).

“Effective Date” shall mean the Closing Date (as defined in the Business Combination Agreement).

“Employment Agreement” shall mean any agreement that has been approved by the Board of Directors for the employment by Holdco of any person.

“equity security” shall have the meaning given to such term in Rule 405 under the Securities Act.

“Exchange” shall mean the stock exchange in which Holdco maintains its primary listing, and in all events will be the Nasdaq so long as listed thereon.

“Exchange Act” means the Securities Exchange of 1934, as amended, and the rules and regulations promulgated thereunder.

“FA” shall mean Grupo FerroAtlántica, S.A.U., a Spanish public limited liability company in the form of a sociedad anónima.

“Governmental Authority” shall mean any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.

“GSM” shall mean Globe Specialty Metals, Inc., a Delaware corporation.

“GSM Independent Director” shall mean (a) any Initial GSM Independent Director and (b) any other Director nominated for election or appointment to the Board of Directors by the GSM Independent Directors or the Board of Directors in accordance with Section 3.01(c), and who is a member of the Board of Directors and qualifies as an independent director under the Nasdaq Rules. The Grupo VM Directors and AK shall not constitute GSM Independent Directors.

“Holdco Equity Securities” shall mean the Shares and any other equity securities of Holdco.

“Holdco Subsidiary” shall mean any direct or indirect Subsidiary of Holdco.

“Law” shall mean any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Nasdaq Rules” shall mean the Nasdaq Stock Market Rules or other rules of the applicable Exchange applicable to Holdco, as amended and supplemented from time to time.

“Percentage Interest” shall mean, with respect to any Shareholder, the percentage of the total issued and outstanding Shares of Holdco owned by that Shareholder.

“Permitted Maximum Percentage” shall mean the Percentage Interest of Grupo VM and its Affiliates as of the Effective Date; provided that if at any time the aggregate Percentage Interest of Grupo VM and its Affiliates falls below 44.4% (other than as a result of any issuance or offering of Shares by Holdco (i) with respect to which Grupo VM and its Affiliates did not have preemptive rights under Section 4.01 or (ii) for non-cash consideration), the Permitted Maximum Percentage shall be 44.4%.

“Person” shall mean any individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Registration Rights Agreement” shall mean the Registration Rights Agreement among Grupo VM, Holdco and AK, dated the date hereof.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders” shall mean the shareholders of Holdco.

“Shares” shall mean Company Ordinary Shares (as defined in the Articles of Association).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Sunset Date” shall mean the first date after the Effective Date on which Grupo VM and its Affiliates in the aggregate beneficially own less than 15% of the issued and outstanding Shares.

“Grupo VM Director” shall mean any Initial Grupo VM Director or any Grupo VM Nominee elected to the Board of Directors in accordance with the Articles of Association and this Agreement.

(b) Each of the following terms is defined in the Section listed opposite such term:

Term	Defined in
“Agreement”	Preamble
“Board of Directors”	Section 3.01(a)
“Executive Chairman”	Section 3.01(d)(i)
“Holdco”	Preamble
“Initial Directors”	Section 3.01(a)
“Initial GSM Independent Directors”	Section 3.01(a)
“Initial Grupo VM Directors”	Section 3.01(a)
“Nominating and Corporate Governance Committee”	Section 3.01(e)(ii)
“Notice of Primary Offering”	Section 4.01
“Permitted Transfer”	Section 6.02
“Qualified Director Nominee”	Section 3.01(e)(ii)
“Transfer”	Section 6.01
“Grupo VM”	Preamble
“Grupo VM Nominee”	Section 3.01(b)
“Working Hours”	Section 8.03(b)

SECTION 1.02. Other Definitional Provisions. (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

(b) Any agreement, instrument, statute or regulation defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument, statute or regulation as from time to time amended, consolidated, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

(c) References to the “entire” Board of Directors are to the total number of director positions on the Board of Directors, without regard to any vacancies, at the relevant time. As an example, if there are nine director positions, six of which are filled and three of which are vacant, the entire Board of Directors shall be nine directors, action by a majority of the entire Board of Directors shall require the approval of five of the six sitting directors and action by two-thirds of the entire Board of Directors shall require the approval of all six of the sitting directors. If one or more Directors is not entitled to vote on a resolution in accordance with Article 33 of the Articles of Association, the size of the entire Board shall be deemed reduced by the number of conflicted Directors, except that any item that under the Articles of Association that requires the approval of two-thirds of the entire Board would still require either (i) the approval of two-thirds of the entire Board (determined without regard to the deemed reduction pursuant to this sentence) or (ii) the approval of two-thirds of the entire Board (determined after taking into account the deemed reduction pursuant to this sentence), including the approval of at least one Independent Director.

ARTICLE II

Holdco

SECTION 2.01. Ownership; Shares. Schedule I sets forth the number of Shares Grupo VM owns and its related Percentage Interest, as of the Effective Date.

ARTICLE III

Management and Operations of Holdco

SECTION 3.01. Board of Directors.

(a) Pursuant to the Business Combination Agreement, on the Effective Date the board of directors of Holdco (the “Board of Directors”) shall have up to nine Directors, consisting of: (1) three Directors designated by GSM after consultation with Grupo VM who qualify as independent directors under the Nasdaq Rules (regardless of whether Shares are listed thereon) and were members of the board of directors of GSM on the date prior to the Effective Date (the “Initial GSM Independent Directors”); (2) five Directors designated by Grupo VM, at least two of whom shall be designated after consultation with GSM and qualify as an independent director under the Nasdaq Rules (regardless of whether Shares are listed thereon) (the “Initial Grupo VM Directors”); and (3) AK, if he was serving as chairman of the board of directors of GSM on the date prior to the Effective Date (together with the Initial GSM Directors and the Initial Grupo VM Directors, the “Initial Directors”).

(b) Prior to the Sunset Date, subject to and in accordance with this Section 3.01, in connection with any election of the Board of Directors, Grupo VM shall have the right to nominate, for election at any meeting of Holdco shareholders called for the purpose of electing directors for, or to appoint persons to fill vacancies in, the Board of Directors, a number of director candidates (each such candidate, a “Grupo VM Nominee”) equal to its Percentage Interest multiplied by the number of directors constituting the entire Board of Directors, rounded up to the nearest whole number, calculated on the date that is ten days prior to the beginning of the period during which shareholders of Holdco may give notice of a resolution to be proposed at a general meeting pursuant to Article 21 of the Articles of Association; provided, however, that in the event such whole number would cause the Grupo VM Nominees to constitute two-thirds or more of the entire Board, such result shall be rounded down to the nearest whole number. Prior to the Decrease Date, Grupo VM shall at all times nominate at least two Grupo VM Directors who shall qualify as independent directors under the Nasdaq Rules (regardless of whether Shares are listed thereon). On and after the Decrease Date, until the number of Grupo VM Directors is reduced to one, Grupo VM shall at all times nominate at least one Grupo VM Director who shall qualify as an independent director under the Nasdaq Rules (regardless of whether Shares are listed thereon).

(c) Prior to the Decrease Date, subject to and in accordance with this Section 3.01, the GSM Independent Directors shall have the exclusive right to nominate persons on behalf of the Board of Directors for election at any meeting of Holdco shareholders called for the purpose of electing directors for, or to appoint persons to fill vacancies in, the Board of Directors, subject to the right of Grupo VM to designate and nominate Directors under this Agreement and to Section 3.01(d). On and after the Decrease Date, the Board of Directors shall have the right to nominate persons on behalf of the Board of Directors for election at any meeting of Holdco shareholders called for the purpose of electing directors for, or to fill vacancies in, the Board of Directors, subject to the right of Grupo VM to designate and nominate Directors under this Agreement and to Section 3.01(d). With respect to any meeting of Holdco shareholders called for the purpose of electing directors prior to the Decrease Date, the number of nominations by the GSM Independent Directors shall not exceed the number of the entire Board of Directors reduced by the number of Grupo VM Directors and by any person entitled to nomination under Section 3.01(d).

(d) (i) Subject to the Articles of Association, for so long as AK is serving as the executive chairman of Holdco (the “Executive Chairman”), he shall be entitled to nomination for election as a director at any meeting of Holdco shareholders called for the purpose of electing directors.

(ii) Prior to the third anniversary of the Effective Date, if AK is not serving as the Executive Chairman, Grupo VM and/or the GSM Independent Directors may submit the names of one or more Person(s) to the Nominating and Corporate Governance Committee for consideration to be appointed as a director and act as the Executive Chairman. The Nominating and Corporate Governance Committee shall evaluate the qualifications of each such Person to serve as a director and the Executive Chairman and, following such evaluation, shall make a recommendation to the Board of Directors for action by the requisite approval of the entire Board of Directors as to such Person under the Articles of Association for appointment of a replacement Executive Chairman. In the event the requisite approval of the entire Board of Directors is not obtained in accordance with the Articles of Association, Grupo VM and/or the GSM Independent Directors may, and in any event Grupo VM shall, in good faith and consistent with the requirements of Section 3.01(e), within 30 days of such disapproval, submit the names of one or more additional (but not the same) Person(s) to serve as a director and act as the Executive Chairman for approval in accordance with the foregoing sentence. Grupo VM shall continue to submit the names of additional (but not the same) Persons in accordance with this Section 3.01(e)(ii) until the earlier of (x) such time as an Executive Chairman is appointed and (y) the third anniversary of the Effective Date. In the event the Executive Chairman is a Grupo VM Director or an Affiliate of Grupo VM, the Executive Chairman shall constitute a Grupo VM Nominee and a Grupo VM Director for all purposes under this Agreement.

(iii) On and after the third anniversary of the Effective Date, if AK is not serving as Executive Chairman, the Board of Directors may determine that Holdco’s chief executive officer should serve as a member of the Board of Directors; provided, that (A) if the chief executive officer is an Affiliate of Grupo VM, he or she shall be deemed to be a Grupo VM Nominee and a Grupo VM Director, as the case may be, for all purposes under this Agreement and (B) if the chief executive officer was a Grupo VM Director prior to such Board determination, he or she shall be deemed to be a Grupo VM Nominee and a Grupo VM Director, as the case may be, for all purposes under this Agreement.

(e) (i) Each Director shall at all times (A) be qualified to serve as a Director under applicable rules and policies of Holdco, the Exchange and applicable Law and (B) have demonstrated good judgment, character and integrity in his or her personal and professional dealings and have relevant financial, management and/or global business experience.

(ii) Each of the Director Nominees nominated as a GSM Independent Director or as a Grupo VM Director who is required to qualify as “independent” under the Nasdaq Rules (any such Director Nominee, a “Qualified Director Nominee”) shall at all times be qualified to serve as a director under applicable rules and policies of Holdco, the Exchange and applicable Law. Such qualification shall be determined with respect to each Qualified Director Nominee by the nominating and corporate governance committee of the Board of Directors, or other committee performing the functions of nominating directors for election to the Board of Directors (the “Nominating and Corporate Governance Committee”), acting reasonably and in good faith and in a manner consistent with the fiduciary duties of each director and the rules of the Exchange and applicable Law. In addition, in evaluating the Qualified Director Nominees for nomination, the Nominating and Corporate Governance Committee shall consider whether each Qualified Director Nominee (i) has demonstrated good judgment, character and integrity in his or her personal and professional dealings and (ii) has relevant financial, management and/or global business experience, each as determined by the Nominating and Corporate Governance Committee, acting reasonably and in good faith and in a manner consistent with the fiduciary duties of each director and the rules of the Exchange and applicable Law. In the event the Nominating and Corporate Governance Committee determines reasonably and in good faith and in a manner consistent with the fiduciary duties of each director, that a Qualified Director Nominee is ineligible to serve under the applicable rules and policies of Holdco, the Exchange and applicable Law, or otherwise does not satisfy the standards for service on the Board of Directors specified above, the Nominating and Corporate Governance Committee will inform Grupo

VM, the Board of Directors and the Qualified Director Nominee of its determination and the basis therefor in writing and in reasonable detail and will allow a reasonable opportunity for Grupo VM, the Board of Directors and the Qualified Director Nominee to evaluate the determination, including through meetings and discussions with the Nominating and Corporate Governance Committee regarding the circumstances of his or her eligibility to serve. Following such discussions, if the Nominating and Corporate Governance Committee, acting reasonably and in good faith and in a manner consistent with the fiduciary duties of each director, has not reversed its determination that the Qualified Director Nominee is ineligible to serve, then, in the case of a Qualified Director Nominee who has been submitted for nomination, Grupo VM, the GSM Independent Directors or the Board of Directors, as applicable, shall submit in good faith a replacement Board Nominee for consideration by the Nominating and Corporate Governance Committee as promptly as possible but in all cases within thirty (30) days, in accordance with the requirements of this Article III, or in the case of a Board Nominee who is an incumbent director, such Board Nominee will, if requested by the Nominating and Corporate Governance Committee, promptly tender his or her resignation from the Board of Directors or committee of the Board of Directors, as applicable, and the resulting vacancy will be filled pursuant to this Article III.

(f) Holdco shall, during the term of this Agreement, subject to applicable Law and to Section 3.01(e), include the Director Nominees in the slate of nominees recommended by the Board of Directors to the shareholders of Holdco, and included in the related Holdco notice of annual or other general meeting, voting ballots, proxy notice, or proxy statement (if applicable) and proposed as a resolution at such annual or general meeting, for election to the Board of Directors at any annual or other general meeting of shareholders of Holdco at which directors are to be elected.

(g) Except with respect to the election of directors (other than the Grupo VM Nominees and any person nominated to the Board of Directors pursuant to Section 3.01(d)) in a Contested Election for Directors that occurs from and after the fifth anniversary of the Effective Date, Grupo VM shall vote, in person or by proxy, its Shares at any meeting of the Holdco shareholders at which action is to be taken with respect to the election of directors to cause the election or reelection, as applicable, of the Grupo VM Nominees and any person nominated by the Board of Directors for any election of directors so long as such nominations are in accordance with Sections 3.01(c), 3.01(d) and 3.01(e) and the Articles of Association. Grupo VM shall not vote, in person or by proxy, its Shares at any meeting of the Holdco shareholders to cause the removal as a director of any person entitled to nomination pursuant to Section 3.01(c) or any director nominated for election or appointment in accordance with Section 3.01(d). In the case of a Contested Election for Directors that occurs from and after the fifth anniversary of the Effective Date, (i) Grupo VM shall vote, in person or by proxy, its Shares at any meeting of the Holdco shareholders at which action is to be taken with respect to the election of directors to cause the election or reelection, as applicable, of the Grupo VM Nominees and any person nominated for election to the Board of Directors pursuant to Section 3.01(d) and (ii) Grupo VM shall abstain from voting and not vote its Shares with respect to the election of directors other than the Grupo VM Nominees or any person nominated to the Board of Directors pursuant to Section 3.01(d). Grupo VM shall not take any actions which are inconsistent with the intent and purpose of any of the foregoing or vote, in person or by proxy, in any manner that is inconsistent with the intent and purpose of any of the foregoing.

(h) Upon the death, resignation, retirement, incapacity, disqualification or removal (with or without cause) for any other reason of any Grupo VM Director, Grupo VM shall have the right to nominate the individual to fill the resulting vacancy in accordance with Section 3.01(b) and the Articles of Association.

SECTION 3.02. Appointment of Executive Chairman and Executive Vice-Chairman. On the Effective Date, (a) AK shall be appointed as the Executive Chairman and (b) a Grupo VM Director, to be designated by Grupo VM, shall be appointed as the executive vice-chairman of the Board of Directors. Each of the Executive Chairman and the executive vice-chairman of the Board of Directors shall have the authority and responsibility set forth in the Articles of Association and as otherwise delegated or agreed by the Board of Directors from time to time.

SECTION 3.03. Committees. The Board of Directors may designate one or more committees of the Board of Directors. Prior to the Sunset Date, subject to applicable Law and the rules of the Exchange, each committee of the Board of Directors shall contain a number of Grupo VM Directors equal to the product (rounded up to the nearest whole number) of (a) the total number of members of such committee and (b) Grupo VM’s Percentage Interest; provided, however, that, prior to the Decrease Date, GSM Independent Directors shall constitute a majority of the Nominating and Corporate Governance Committee and, provided, further, that at all times the BCA Special Committee (as defined in the Business Combination Agreement) shall be a three-member committee composed of two GSM Independent Directors and one independent Grupo VM Director.

ARTICLE IV

Preemptive Rights

SECTION 4.01. Preemptive Rights. Grupo VM shall have preemptive rights to subscribe for up to its Percentage Interest of any issue of Covered Equity Securities by Holdco or any Holdco Subsidiary for cash or non-cash consideration, in each case on the same terms and at the same price per Covered Equity Security offered to each offeree. Prior to any such issuance of Covered Equity Securities, Holdco shall first deliver written notice to Grupo VM of the proposed primary offering, including the number and terms of the Covered Equity Securities to be sold, the proposed price per Covered Equity Security and other relevant terms of the issue and the proposed closing date for such transaction (“Notice of Primary Offering”). Grupo VM shall have a period of 60 days after delivery of the Notice of Primary Offering to elect to subscribe for a number of Covered Equity Securities, up to a maximum of the Percentage Interest of Grupo VM immediately prior to such issue multiplied by the number of Covered Equity Securities being issued. This right shall be exercised by Grupo VM, if at all, by delivery of written notice to Holdco. A failure to deliver such notice to Holdco shall be deemed an election by Grupo VM not to participate in the offering, but shall not waive Grupo VM’s rights with respect to future offerings. An election by Grupo VM to subscribe shall constitute an agreement to purchase that number of Covered Equity Securities so elected on the terms contained in the Notice of Primary Offering.

SECTION 4.02. Exceptions From Preemptive Rights. The preemptive rights of Grupo VM in Section 4.01 shall not apply to any issue by Holdco of Shares: (a) pursuant to any share split, share dividend or similar corporate action, (b) pursuant to a firm-commitment underwritten public offering of Shares for cash, with the number of Shares issued in any 12-month period pursuant to such offering not to exceed 10% of the Shares issued and outstanding immediately prior to such 12-month period, (c) in connection with the acquisition of any Person or the purchase of the assets or properties of any Person to the extent such Shares are not issued for cash consideration, (d) in connection with the bona fide sale by Holdco or any Holdco Subsidiary of all or substantially all of the equity securities of one or more Holdco Subsidiaries or (e) pursuant to an employee share plan, incentive plan, restricted share plan or other similar benefit plan, program or agreement approved by the Board of Directors.

SECTION 4.03. Nonintervention by Holdco. Holdco shall not, and shall not permit any of its Subsidiaries to, take any action that directly impairs the ability of Grupo VM to exercise its preemptive rights under this Article IV.

SECTION 4.04. Certain Issues of Shares. Holdco shall not issue any Shares in connection with the acquisition of any Person or the purchase of the assets or properties of any Person if the aggregate number of Shares to be issued in any single acquisition or purchase would exceed 20% of the issued and outstanding Shares immediately prior to such issue, without the prior approval of the holders of the Shares by ordinary resolution.

ARTICLE V

Standstill Provisions

SECTION 5.01. Standstill.

(a) Prior to the Sunset Date, neither Grupo VM nor any Affiliate of Grupo VM shall: (i) effect, agree, seek or make any proposal or offer with respect to, or announce any intention with respect to or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, directly or indirectly, (A) any acquisition of any Holdco Equity Securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of Holdco or any Holdco Subsidiary, (B) any tender or exchange offer, merger or other business combination involving Holdco or any Holdco Subsidiary or assets of Holdco or any Holdco Subsidiary constituting a significant portion of the consolidated assets of Holdco and the Holdco Subsidiaries, (C) any recapitalization, restructuring, liquidation, dissolution, change of Control or other extraordinary transaction with respect to Holdco or any Holdco Subsidiary, or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any equity securities of Holdco; (ii) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to Holdco or otherwise act in concert with any Person or group in respect of any equity securities of Holdco; (iii) except in accordance with this Agreement, otherwise act, alone or in concert with others, to seek representation on the Board of Directors; (iv) take any action which would or would reasonably be expected to cause Holdco to make a public announcement under applicable Law regarding any of the types of matters set forth in clause (i) above; (v) enter into any discussions or arrangements with any Person with respect to any of the foregoing or (vi) request that Holdco amend or waive any provision of this Section 5.01(a).

(b) Section 5.01(a) shall not prohibit: (i) any transaction, discussions or arrangements solely between or among Grupo VM and its Affiliates; (ii) any acquisition pursuant to an equity incentive or similar plan established by the Board of Directors for members of the Board of Directors in their capacities as such; (iii) any acquisition pursuant to or in connection with a share split, share dividend or similar corporate action initiated by Holdco; (iv) any acquisition pursuant to Article IV; (v) any purchase of Shares “regular-way” on the Nasdaq or other recognized securities exchange if immediately subsequent to such purchase, the aggregate Percentage Interests of Grupo VM and its Affiliates does not exceed the Permitted Maximum Percentage as of immediately prior to such purchase; (vi) any transaction previously approved by the Board of Directors in accordance with this Agreement and the Articles of Association and actions in furtherance thereof; (vii) any action expressly permitted by this Agreement or the Registration Rights Agreement; (viii) Grupo VM or any Grupo VM Director from engaging in non-public discussions with the Board of Directors regarding one or more transactions that would otherwise be prohibited by Section 5.01 so long as (A) with respect to any such discussions occurring prior to the Decrease Date with respect to matters of a type listed in paragraphs (b) and (c) of Article 34.3 of the Articles of Association, such discussions would not reasonably be expected to result in public disclosure by Grupo VM under applicable Law, including requirements of the SEC and (B) with respect to any such discussions occurring after the Decrease Date, such discussions would not reasonably be expected to result in public disclosure by Grupo VM under applicable Law, including requirements of the SEC, and (ix) at any time after the third anniversary of the Effective Date, an acquisition of Shares for cash pursuant to a takeover offer made to all holders of Shares for all Shares if such takeover offer (A) complies with all applicable requirements of the SEC, and (B) has a non-waivable condition that it be accepted by holders of a majority of Shares not held by Grupo VM and its Affiliates.

(c) Prior to the Decrease Date, Section 5.01(a) shall also not prohibit any transaction (or any proposal, announcement, discussion or arrangement in connection therewith) not of a type listed in paragraphs (b) and (c) of Article 34.3 of the Articles of Association (or any successor provisions) and actions in furtherance thereof; provided, however, that immediately subsequent to any such transaction otherwise permitted by this Section 5.01(c), the aggregate Percentage Interests of Grupo VM and its Affiliates does not exceed the Permitted Maximum Percentage.

(d) Section 5.01(a) shall also not prohibit or prevent Grupo VM or any of its Affiliates from acquiring securities of, or from entering into any merger or other business combination with, another Person that owns, beneficially or otherwise, any Holdco Equity Securities; provided, however, that (i) such Person shall not have acquired such Holdco Equity Securities in contemplation of Grupo VM or such Affiliate acquiring the securities of, or entering into any such merger or other business combination with, such Person, (ii) the ownership of such Holdco Equity Securities by such Person shall not be a material reason for Grupo VM or such Affiliate acquiring the securities of, or entering into any such merger or other business combination with, such Person, and (iii) such Person shall not own, beneficially or otherwise, greater than 1% of the Holdco Equity Securities then-outstanding.

(e) If (i) the aggregate Percentage Interest of Grupo VM and its Affiliates falls below 30% (other than as a result of an issuance or offering of Shares by Holdco with respect to which Grupo VM and its Affiliates did not have preemptive rights) and (ii) Grupo VM or any of its Affiliates subsequently purchases any Shares pursuant to Section 5.01(b)(v) and as a result of such purchase the aggregate Percentage Interests of Grupo VM and its Affiliates exceeds 30%, then Grupo VM will make a “mandatory bid” in compliance with Rule 9 of The City Code on Takeovers and Mergers, without regard for whether Rule 9 or such Code is otherwise applicable.

SECTION 5.02. Nonintervention by Holdco. Holdco shall not, and shall not permit any of its Subsidiaries to, take any action that would directly impair the ability of Grupo VM to exercise its rights under Sections 5.01(b), 5.01(c) and 5.01(d) or its obligations under Section 5.01(e).

ARTICLE VI

Transfers

SECTION 6.01. Restrictions on Transfers.

(a) Grupo VM shall not, directly or indirectly, by operation of Law, Contract or otherwise, (a) offer, transfer, sell, assign, pledge, hypothecate, encumber, gift or otherwise dispose of any beneficial ownership of, or pecuniary interest in, any Covered Equity Securities (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), (b) engage in any hedging, swap, forward contract or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of beneficial ownership of, or pecuniary interest in, any Covered Equity Securities, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to the Covered Equity Securities; or (c) enter into a short sale of, or trade in, derivative securities representing the right to vote or economic benefits of, the Covered Equity Securities (in each case, a “Transfer”), other than in a Permitted Transfer (as defined below).

(b) Any Transfer not expressly permitted herein shall be null and void ab initio and of no effect, and Holdco shall not record any such Transfer on its books or treat any purported transferee as the owner of Covered Equity Securities for any purpose.

(c) If and to the extent Grupo VM holds any Shares in certificated form, Grupo VM hereby agrees, as promptly as practicable after the date of this Agreement, to deliver certificates evidencing all of the Covered Equity Securities held by Grupo VM to Holdco, and hereby authorizes and instructs Holdco (including through Holdco’s transfer agent or registrar, as applicable), and Holdco agrees, not to register any Transfer of any of the Covered Equity Securities held by Grupo VM, except as expressly permitted by this Agreement and in any event not before any transferee of a Permitted Transfer has entered into a customary binding deed of adherence to this Agreement (if required hereunder), and to legend the certificates evidencing such Covered Equity Securities. Holdco agrees that as promptly as practicable after the date of this Agreement it shall (i) make a notation on its records and give instructions to the transfer agent and registrar for the Covered Equity Securities not to permit, during the term of this Agreement, the Transfer of the Covered Equity Securities held by Grupo VM and (ii) place (or cause the transfer agent and registrar for the Covered Equity Securities to place) the legend described below in its registry of members and on any certificates evidencing any Covered Equity Securities held by Grupo VM. Holdco agrees that, following the termination of this Agreement, Holdco shall cause any restricted transfer instructions imposed pursuant to this Section 6.01(c) to be lifted and any legended certificates delivered pursuant to this Section 6.01(c) to be replaced with certificates not bearing such legend.

Holdco shall note the following legend on its registry of members with respect to the Covered Equity Securities held by Grupo VM in certificated form, and each certificate evidencing Covered Equity Securities shall bear the following legend on the face thereof:

“THE SHARES REPRESENTED BY CERTIFICATE NO. [●] ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN SHAREHOLDER AGREEMENT, DATED AS OF [            ], 2015, BETWEEN HOLDCO AND GRUPO VM, COPIES OF WHICH SHAREHOLDER AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF HOLDCO. THE SHARES REPRESENTED BY CERTIFICATE NO. [●] MAY NOT BE VOTED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SAID SHAREHOLDER AGREEMENT.”

SECTION 6.02. Permitted Transfers. Each of the following is a “Permitted Transfer”:

(a) any Transfer to an Affiliate of Grupo VM, so long as such Affiliate, to the extent it has not already done so, executes a customary binding deed of adherence to this Agreement, in form and substance reasonably acceptable to Holdco;

(b) any Transfer to Holdco or a Subsidiary of Holdco;

(c) any Transfer pursuant to a widely distributed public offering of Shares for cash;

(d) any Transfer of Shares effected through a “brokers’ transaction” as defined in Rule 144(g) under the Securities Act;

(e) any Transfer of Shares pursuant to a privately-negotiated transaction to any purchaser who, along with its Affiliates or any “group” (as defined under the Exchange Act) of which it is a member (to the extent Grupo VM has knowledge of the existence and composition of such group after reasonable inquiry), immediately after the consummation of such Transfer, would have beneficial ownership of less than 10% of outstanding Shares, provided, that after reasonable inquiry, Grupo VM has no reason to believe that such purchaser is, or has the intent to be, a Person who would be required to file a Schedule 13D (or successor form) under the Exchange Act disclosing an intent other than for investment;

(f) any Transfer of Shares in connection with a public tender or similar takeover offer made to all holders of Shares for all Shares if such public tender or similar takeover offer (i) complies with all applicable requirements of the SEC, the Exchange and other applicable Law, (ii) is made on the same price per Share, with the same form of consideration per Share and otherwise on the same terms and conditions to all holders of Shares (provided, however, that if the holders of Shares are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if each holder of Shares is granted identical election rights) and (iii) has a non-waivable condition that it be accepted by holders of a majority of the Shares not held by Grupo VM or its Affiliates;

(g) any pledge of Shares if (i) such pledge is in favor of a bona fide independent financial institution that is not a “state-owned enterprise” (which term shall not include any publicly traded European financial institution in which some but not all of the equity interests therein are owned by a Governmental Authority) and (ii) as a condition to pledgee’s ability to take ownership of such Shares, such pledgee agrees to comply with the restrictions in this Article VI with respect to such Shares (it being acknowledged and agreed that such pledgee shall inure to the rights of Grupo VM and its Affiliates under the Registration Rights Agreement with respect to such Shares); and

(h) any hedging, swap, forward or other derivative contract with respect to any Covered Equity Securities, provided that (i) at no time shall the aggregate number of Covered Equity Securities underlying such hedging, swap, forward or other derivative arrangements exceed 20% of the aggregate number of the Covered Equity Securities held by Grupo VM and its Affiliates and (ii) Grupo VM shall not lend, or permit or authorizing the lending of, any Covered Equity Security to any Person.

ARTICLE VII

Representations and Warranties

SECTION 7.01. Representations and Warranties of Grupo VM. Grupo VM represents and warrants as of the date hereof as follows:

(a) Due Incorporation. It is duly incorporated, registered and validly existing under the laws of the jurisdiction of its incorporation, and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted. It is duly licensed or qualified to do business in each jurisdiction in which it transacts business, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its consolidated financial condition or on its ability to perform its obligations under this Agreement.

(b) Authority to Execute and Perform Agreement. It has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. Assuming the due execution and delivery by Holdco, this Agreement constitutes the valid and binding obligations of Grupo VM, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of remedies may be limited by equitable principles of general applicability.

(c) No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance of this Agreement in accordance with the terms and conditions thereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the certificate of incorporation, by-laws or other constitutive documents of Grupo VM; (ii) any instrument or Contract to which Grupo VM is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any Governmental Authority, except, in each case, for such breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Grupo VM to perform its obligations under this Agreement.

SECTION 7.02. Representations and Warranties of Holdco. Holdco represents and warrants as of the date hereof as follows:

(a) Due Incorporation. It is duly incorporated, registered and validly existing under the laws of England and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted. It is duly licensed or qualified to do business in each jurisdiction in which it transacts business, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its consolidated financial condition or on its ability to perform its obligations under this Agreement.

(b) Authority to Execute and Perform Agreement. It has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. Assuming the due execution and delivery by Grupo VM, this Agreement constitutes the valid and binding obligations of Holdco, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of remedies may be limited by equitable principles of general applicability.

(c) No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance of this Agreement in accordance with the terms and conditions thereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the Articles of Association as of the date of this Agreement; (ii) any instrument or Contract to which Holdco is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any Governmental Authority, except, in each case, for such breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Holdco to perform its obligations under this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Term and Termination of Agreement. (a) This Agreement shall continue in full effect until the Sunset Date, and shall terminate immediately thereafter. Except as expressly set out in this Agreement, neither party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, and each party waives any rights of rescission or termination it may have.

(b) Upon termination of this Agreement pursuant to Section 8.01(a), each party to this Agreement shall release and discharge the other party from all claims or demands under or in connection with this Agreement, except that (i) this Article VIII shall survive such termination and (ii) nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a Willful and Material Breach (as defined in the Business Combination Agreement) by such party of any of its respective representations, warranties, covenants or other agreements set forth in this Agreement.

SECTION 8.02. Confidentiality Agreement. Grupo VM hereby agrees that, notwithstanding any other provision of this Agreement to the contrary, Grupo VM and its Affiliates may be provided confidential information in accordance with and subject to the terms of a Confidentiality Agreement in the form attached hereto as Exhibit A, which such Confidentiality Agreement has been mutually executed and delivered concurrently with the execution and delivery of this Agreement.

SECTION 8.03. Notices. (a) Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be given as follows:

If to Holdco, addressed to it at:

[●]

Tel: [●]

Fax: [●]

Attention: [●]

Email: [●]

with a copy to (for information purposes only):

[●]

Tel: [●]

Fax: [●]

Attention: [●]

Email: [●]

If to Grupo VM, addressed to it at:

[●]

Tel: [●]

Fax: [●]

Attention: [●]

Email: [●]

with a copy to (for information purposes only):

[●]

Tel: [●]

Fax: [●]

Attention: [●]

Email: [●]

(b) Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Section 8.03(a) and served: (i) by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address; (ii) by fax, in which case it shall be deemed to have been given when despatched subject to confirmation of uninterrupted transmission by a transmission report; or (iii) by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt, provided that in the case of sub-clauses (ii) and (iii) any notice despatched other than between the hours of 9:30 a.m. to 5:30 p.m. on a business day (“Working Hours”) shall be deemed given at the start of the next period of Working Hours.

(c) Any party to this Agreement may notify the other parties of any change to its address or other details specified in Section 8.03(a) provided that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later.

SECTION 8.04. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of an arbitral tribunal or court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the arbitral tribunal or court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or (to the extent possible) to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such arbitral tribunal or court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

SECTION 8.05. Entire Agreement; Amendments and Waivers. This Agreement constitutes the complete, final and exclusive statement of the agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times, and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written.

SECTION 8.06. Assignment. Grupo VM shall not assign any of its rights under this Agreement, in whole or in part, to any Person, without first obtaining the prior written consent of Holdco, and any assignment in contravention hereof shall be null and void; provided, that Grupo VM may assign this Agreement to an Affiliate in connection with a Permitted Transfer if such Affiliate executes a customary binding deed of adherence to this Agreement, in form and substance reasonably acceptable to Holdco. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

SECTION 8.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

SECTION 8.08. Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

SECTION 8.09. Governing Law; Consent to Jurisdiction.

(a) This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of England.

(b) The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

(c) For the purposes of this Section 8.09, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

SECTION 8.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 8.11. Delivery by Facsimile or Email. This Agreement, and any amendments hereto, waivers hereof or consents hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of either party, the other party shall re-execute original forms thereof and deliver them to the requesting party. No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

SECTION 8.12. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any courts of England or Wales or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at law and any requirement under law to post a bond or other security or prove damages as a prerequisite to obtaining equitable relief.

SECTION 8.13. Process Agent. Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Agreement shall be duly served upon Grupo VM if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to [insert address of process agent] (marked for the attention of [insert name of the person or officer to whom the documents are to be sent] or such other person and address in England or Wales as such party shall notify all the other parties in writing from time to time, whether or not such claim form, notice or other document is forwarded to the relevant party or received by such party.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its respective officers thereunto duly authorized on the date first above written.

GRUPO VILLAR MIR, S.A.U.,

by
Name:
Title:

VELONEWCO PLC,

by
Name:
Title:

[Signature Page to Grupo VM Shareholder Agreement]

Schedule I

Shareholders	Number of Shares	Percentage Interest as of the Effective Date
Grupo VM	[●]	[57%]

Exhibit A

Confidentiality Agreement

[Attached.]

ANNEX D: FORM OF AK SHAREHOLDERS’ AGREEMENT

Exhibit B

Signing Version

SHAREHOLDER AGREEMENT

BETWEEN

Alan Kestenbaum,

[The AK Related Parties]

AND

VELONEWCO PLC

Dated as of [●], 2015

SCHEDULES

SCHEDULE I	Percentage Interest

i

SHAREHOLDER AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [●], 2015, between Alan Kestenbaum (“AK”) and [AK Related Parties] (the “AK Affiliates”, and together with AK, collectively, the “AK Group”), on the one hand, and VeloNewco Limited, a public limited company incorporated under the laws of England (“Holdco”), on the other hand.

WHEREAS, on the Effective Date, Holdco issued Shares to the AK Group pursuant to the Business Combination Agreement;

WHEREAS, at the Effective Time (as defined in the Business Combination Agreement) AK is expected to enter into a gain recognition agreement pursuant to U.S. Treasury Regulations Section 1.367(a)-8 with respect thereto (the “Gain Recognition Agreement”); and

WHEREAS the parties hereto desire to enter into this Agreement to govern certain rights, obligations and interests of the AK Group with respect to Holdco.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Certain Definitions

SECTION 1.01. Defined Terms. (a) In this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. Notwithstanding the foregoing, (i) neither Holdco nor any Person Controlled by Holdco shall be deemed to be an “Affiliate” of the AK Group or of any Affiliate of the AK Group and (ii) neither the AK Group nor any Affiliate thereof shall be deemed to be an “Affiliate” of any other Shareholder or any Affiliate thereof by virtue of its Shares.

“Articles of Association” shall mean the [Amended and Restated Articles of Association of Holdco], as the same may be amended or supplemented from time to time.

“Business Combination Agreement” shall mean the Amended and Restated Business Combination Agreement among GSM, FA, Grupo VM, Holdco and Merger Sub, dated as of May 5, 2015.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Contested Election for Directors” shall mean an election of directors at any annual general meeting of the members of the Company at which directors of the Company are to be elected and at which (i) one or more members of the Company (other than Grupo VM, its Affiliates or AK) nominates, in accordance with the Companies Act and Articles 21.1, 21.4 and 25.1(b) of the Articles of Association, and does not withdraw from nomination prior to the meeting, one or more persons for election as a director in opposition to the persons nominated for election by the Board of Directors in accordance with Section 3.01(c) of the Grupo VM Shareholder Agreement and (ii) such member or members of the Company (A) attends the annual general meeting, in person or by proxy, (B) votes (or shall have executed a deed providing that such member or members shall vote) all Shares beneficially owned by such member or members in favor of such persons nominated for election by such member or members, and (C) makes a material effort to solicit proxies in favor of such persons nominated for election by such member or members.

“Contract” shall mean, as to any Person, any contract, lease, easement, license, instrument or understanding to which the applicable Person is a party.

“Control” shall mean, as to any Person, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of shares or other equity securities or as trustee or executor, by Contract or otherwise. The terms “Controlled” and “Controlling” shall have a correlative meaning.

“Effective Date” shall mean the Closing Date (as defined in the Business Combination Agreement).

“equity security” shall have the meaning given to such term in Rule 405 under the Securities Act.

“Exchange” shall mean the stock exchange in which Holdco maintains its primary listing, and in all events will be the Nasdaq so long as listed thereon.

“Exchange Act” means the Securities Exchange of 1934, as amended, and the rules and regulations promulgated thereunder.

“FA” shall mean Grupo FerroAtlántica, S.A.U.

“Governmental Authority” shall mean any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.

“Grupo VM” shall mean Grupo Villar Mir, S.A.U.

“Grupo VM Nominee” shall mean each director candidate nominated by Grupo VM for election at any meeting of Holdco shareholders called for the purpose of electing directors for, or to appoint persons to fill vacancies in, the Board of Directors in accordance with the Articles of Association and the Grupo VM Shareholder Agreement.

“Grupo VM Shareholder Agreement” shall mean the Shareholder Agreement between Grupo VM and Holdco, dated [●], 2015

“GSM” shall mean Globe Specialty Metals, Inc.

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Percentage Interest” shall mean, with respect to any Shareholder, the percentage of the total issued and outstanding Shares of Holdco owned by that Shareholder.

“Person” shall mean any individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in Section 13(d) of the Exchange Act).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders” shall mean the shareholders of Holdco.

“Shares” shall mean Company Ordinary Shares (as defined in the Articles of Association).

“Tax Authority” shall mean a Governmental Authority (foreign or domestic) or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” shall mean any report, return (including information return), claim for refund, election, estimated Tax filing or declaration required to be supplied to any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority (whether payable directly or by withholding), including income, franchise, windfall or other profits, gross receipts, property, escheat or unclaimed property, sales, use, severance, net worth, capital stock, branch profits, customs duties, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, premium, minimum and alternative minimum, gains tax and license, registration and documentation fees, and any amounts imposed as a result of U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) as transferee, successor, by contract or otherwise.

“U.S. Treasury Regulations” shall mean the United States Treasury Regulations promulgated under the Code.

(b) Each of the following terms is defined in the Section listed opposite such term:

Term	Defined in
“Agreement”	Preamble
“AK”	Preamble
“AK Affiliates”	Preamble
“AK Group”	Preamble
“Board of Directors”	Section 3.01(a)
“Executive Chairman”	Section 3.01(b)
“Gain Recognition Agreement”	Recitals
“Holdco”	Preamble

SECTION 1.02. Other Definitional Provisions. (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

(b) Any agreement, instrument, statute or regulation defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument, statute or regulation as from time to time amended, consolidated, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

ARTICLE II

Holdco

SECTION 2.01. Ownership; Shares. Schedule I sets forth the number of Shares the AK Group owns and its related Percentage Interest, as of the Effective Date.

ARTICLE III

Management and Operations of Holdco

SECTION 3.01. Board of Directors.

(a) Pursuant to the Business Combination Agreement, on the Effective Date, AK shall be appointed to the board of directors of Holdco (the “Board of Directors”); provided, AK was serving as chairman of the board of directors of GSM on the date prior to the Effective Date. Subject to the Articles of Association, from and after the Effective Time and for so long as AK is serving as the executive chairman of Holdco (the “Executive Chairman”), he shall be entitled to nomination for election as a director at any meeting of Holdco shareholders called for the purpose of electing directors.

(b) Except with respect to the election of directors (other than the Grupo VM Nominees) in a Contested Election for Directors that occurs from and after the fifth anniversary of the Effective Date, from and after the Effective Time and until such time as the aggregate Percentage Interest of the AK Group falls below 1%, the AK Group shall vote, in person or by proxy, its Shares at any meeting of the Holdco shareholders at which action is to be taken with respect to the election of directors to cause the election or reelection, as applicable, of the Grupo VM Nominees and any person nominated by the Board of Directors for any election of directors so long as such nominations are not in contravention of this Agreement, the Articles of Association or the Grupo VM Shareholder Agreement, and the AK Group shall not take any actions which are inconsistent with the intent and purpose of the foregoing or vote, in person or by proxy, in any manner that is inconsistent with the intent and purpose of the foregoing. In the case of a Contested Election for Directors that occurs from and after the fifth anniversary of the Effective Date, the AK Group may vote its Shares with respect to the election of directors (other than the Grupo VM Nominees) in any manner with respect to such Contested Election for Directors.

SECTION 3.02. Appointment of Executive Chairman. On the Effective Date, AK shall be appointed as the Executive Chairman. The Executive Chairman of the Board of Directors shall have the authority and responsibility set forth in the Articles of Association and as otherwise delegated or agreed by the Board of Directors from time to time.

ARTICLE IV

Representations and Warranties

SECTION 4.01. Representations and Warranties of the AK Group. The AK Group represents and warrants as of the date hereof as follows:

(a) Due Incorporation. Each of the AK Affiliates is duly incorporated, registered and validly existing under the laws of the jurisdiction of its incorporation, and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted. Each of the AK Affiliates is duly licensed or qualified to do business in each jurisdiction in which it transacts business, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its consolidated financial condition or on its ability to perform its obligations under this Agreement.

(b) Authority to Execute and Perform Agreement. Each of AK and the AK Affiliates has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. Assuming the due execution and delivery by Holdco, this Agreement constitutes the valid and binding obligations of each of AK and the AK Affiliates, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of remedies may be limited by equitable principles of general applicability.

(c) No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance of this Agreement in accordance with the terms and conditions thereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the certificate of incorporation, by-laws or other constitutive documents of the AK Affiliates; (ii) any instrument or Contract to which any of AK and the AK Affiliates is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any Governmental Authority, except, in each case, for such breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of AK or any of the AK Affiliates to perform its obligations under this Agreement.

SECTION 4.02. Representations and Warranties of Holdco. Holdco represents and warrants as of the date hereof as follows:

(a) Due Incorporation. It is duly incorporated, registered and validly existing under the laws of England and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted. It is duly licensed or qualified to do business in each jurisdiction in which it transacts business, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its consolidated financial condition or on its ability to perform its obligations under this Agreement.

(b) Authority to Execute and Perform Agreement. It has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. Assuming the due execution and delivery by Grupo VM, this Agreement constitutes the valid and binding obligations of Holdco, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of remedies may be limited by equitable principles of general applicability.

(c) No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance of this Agreement in accordance with the terms and conditions thereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the Articles of Association as of the date of this Agreement; (ii) any instrument or Contract to which Holdco is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any Governmental Authority, except, in each case, for such breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Holdco to perform its obligations under this Agreement.

ARTICLE V

Tax Matters

SECTION 5.01. AK Tax Covenants.

(a) AK will comply with all reporting and record-keeping requirements applicable to the Merger that are prescribed by the Code, the U.S. Treasury Regulations, or by forms, instructions, or other publications of the

IRS. AK will not take any position on any federal, state or local income or franchise Tax Return, or take any other federal, state or local income or franchise tax reporting position that is inconsistent with (i) the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, and/or as a transaction described in Section 351(a) of the Code, and (ii) the Merger not resulting in gain being recognized because of the application of Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdco following the Merger that does not enter into a “gain recognition agreement” under U.S. Treasury Regulations Section 1.367(a)-8 (the “Intended U.S. Tax Treatment”).

(b) If AK is treated as a “five-percent transferee shareholder” (within the meaning of U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdco following the Merger, AK will enter into the Gain Recognition Agreement, and will enter into subsequent “gain recognition agreements” with respect to any action or transaction undertaken by Holdco or any of its Affiliates at or after the Effective Time as required by U.S. Treasury Regulations Section 1.367(a)-8, and AK will comply with all filing requirements under U.S. Treasury Regulations Section 1.367(a)-8 to avoid recognizing gain under any such “gain recognition agreements.”

SECTION 5.02. Holdco Tax Covenants.

(a) Reporting Requirements. Holdco and each of its Affiliates will comply with all reporting and record-keeping requirements applicable to the Merger that are prescribed by the Code, the U.S. Treasury Regulations, or by forms, instructions, or other publications of the IRS. Except as required by Law, neither Holdco nor any of its Affiliates will take any position on any federal, state or local income or franchise Tax Return, or take any other federal, state or local income or franchise Tax reporting position that is inconsistent with the Intended U.S. Tax Treatment.

(b) Gain Recognition Agreement. Neither Holdco nor any of its Affiliates will take any action or engage in any transaction after Closing that would reasonably be expected to cause AK to incur any Tax as a result of having entered into the Gain Recognition Agreement or any subsequent “gain recognition agreement” under U.S. Treasury Regulations Section 1.367(a)-8.

(c) Duty to Notify. Holdco will notify AK of any action or transaction taken after Closing by Holdco or any of its Affiliates that would reasonably be expected to (i) cause AK to incur Tax under the Gain Recognition Agreement or any other “gain recognition agreement” under U.S. Treasury Regulations Section 1.367(a)-8 entered into as a result thereof, or (ii) require AK to enter into a new “gain recognition agreement.” Such notice shall describe any such action or transaction in sufficient detail to enable AK to comply with the requirements of any “gain recognition agreement” or with U.S. Treasury Regulations Section 1.367(a)-8 or any successor provision.

(d) Tax Information. Holdco shall provide AK with all information reasonably necessary for AK to comply with all Tax filing requirements, including with respect to the Gain Recognition Agreement and any subsequent “gain recognition agreements” entered into under U.S. Treasury Regulations Section 1.367(a)-8.

SECTION 5.03. Tax Records and Cooperation.

(a) Tax Records. After Closing, each of AK and Holdco shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to:

(i)	assist the other party in preparing any Tax Return which such other party is responsible for preparing and filing;

(ii)	cooperate fully in preparing for any audit of, or dispute with, a Tax Authority regarding any Tax Return relating to GSM or any of its Affiliates or the Merger, including, without limitation, any information reasonably available to the party providing the cooperation;

(iii)	make available to the other and to any Tax Authority as reasonably requested all information, records, and documents relating to any Tax applicable to GSM or any of its Affiliates or the Merger;

(iv)	provide timely notice to the other in writing of any pending or threatened Tax audit or assessment relating to the Merger or to GSM or any of its Affiliates for taxable years or periods for which the other may have a liability under this Agreement; and

(v)	furnish the other with copies of all correspondence received from any Tax Authority in connection with any audit, information request or assessment with respect to any such taxable year or period.

(b) Compliance. Holdco shall cause GSM to comply with the information gathering and reporting procedures set forth in U.S. Treasury Regulations Section 1.367(a)-3(c)(6) and shall cause GSM to attach the required statement to GSM’s timely filed United States federal income Tax Return for the taxable year in which the Merger occurs.

(c) Expenses. In the case of the provision of assistance, information, documents or records pursuant to Section 5.03(a), the party requesting such assistance, information, documents or records shall bear the direct and indirect costs reasonably incurred by the other party in providing such assistance, information, documents or records.

SECTION 5.04. Indemnity and Administration.

(a) Indemnity. Holdco will indemnify and hold harmless AK on demand against any Taxes, losses, liabilities and costs which AK incurs arising out of or in connection with a breach by Holdco or any of its Affiliates of any covenant in this Article 5. At any subsequent time that AK recognizes for United States Federal income Tax purposes an actual cash benefit for the basis attributable to the gain which resulted in Holdco making payments under this Section 5.04, AK agrees to repay to Holdco the amount of such benefit recognized without regard to interest, penalties, fines, related liabilities and additions to Tax, provided that no such payments shall exceed the amount of actual cash Taxes which otherwise would have been due but for the actual cash benefit directly attributable to a payment made by Holdco under this Section 5.04.

(b) Notification. AK shall promptly notify Holdco in writing upon its receipt of notice of any pending or threatened audits, examinations or assessments which may affect the Taxes, losses, liabilities and costs for which Holdco would be required to indemnify AK pursuant to Section 5.04(a). AK’s failure to notify Holdco will not relieve Holdco of any liability it may have, except to the extent the defense of such claim is materially and irrevocably prejudiced by Holdco’s failure to give such notice.

(c) Timing of Holdco Payments. Holdco shall make any payments it is required to make under Section 5.04(a) as promptly as practicable and in any event shall make all such payments at least five (5) Business Days prior to the date on which AK is required to pay any Taxes, losses, liabilities or costs for which Holdco is required to indemnify AK pursuant to Section 5.04(a).

ARTICLE VI

Miscellaneous

SECTION 6.01. Term and Termination of Agreement. (a) This Agreement shall continue in full effect until the later of (x) AK is no longer Executive Chairman or (y) the aggregate Percentage Interest of the AK Group falls below 1%; provided that the provisions in Article V shall continue in effect no later than 60 days after the expiration of the statute of limitations for the AK tax return filed for the last Tax year covered by the Gain Recognition Agreement. Except as expressly set out in this Agreement, neither party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, and each party waives any rights of rescission or termination it may have.

(b) Upon termination of this Agreement pursuant to Section 6.01(a), each party to this Agreement shall release and discharge the other party from all claims or demands under or in connection with this Agreement, except that (i) Section 5.04 and this Article VI shall survive such termination and (ii) nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a Willful and Material Breach (as defined in the Business Combination Agreement) by such party of any of its respective representations, warranties, covenants or other agreements set forth in this Agreement.

SECTION 6.02. Notices. (a) Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be given as follows:

If to Holdco, addressed to it at:

[●]

Tel: [●]

Fax: [●]

Attention: [●]

Email: [●]

with a copy to (for information purposes only):

[●]

Tel: [●]

Fax: [●]

Attention: [●]

Email: [●]

If to the AK and/or AK Affiliates, addressed to it at:

[●]

Tel: [●]

Fax: [●]

Attention: [●]

Email: [●]

with a copy to (for information purposes only):

[●]

Tel: [●]

Fax: [●]

Attention: [●]

Email: [●]

(b) Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Section 6.02(a) and served: (i) by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address; (ii) by fax, in which case it shall be deemed to have been given when dispatched subject to confirmation of uninterrupted transmission by a transmission report; or (iii) by e-mail, in which case it shall be deemed to have been given when dispatched subject to confirmation of delivery by a delivery receipt, provided that in the case of sub-clauses (ii) and (iii) any notice dispatched other than between the hours of 9:30 a.m. to 5:30 p.m. on a business day (“Working Hours”) shall be deemed given at the start of the next period of Working Hours.

(c) Any party to this Agreement may notify the other parties of any change to its address or other details specified in Section 6.02(a) provided that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later.

SECTION 6.03. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of an arbitral tribunal or court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the arbitral tribunal or court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or (to the extent possible) to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such arbitral tribunal or court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

SECTION 6.04. Entire Agreement; Amendments and Waivers. This Agreement constitutes the complete, final and exclusive statement of the agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times, and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written.

SECTION 6.05. Assignment. The AK Group shall not assign any of its rights under this Agreement, in whole or in part, to any Person, without first obtaining the prior written consent of Holdco, and any assignment in contravention hereof shall be null and void; provided, that the AK Group may assign this Agreement to an Affiliate in connection with a Permitted Transfer if such Affiliate executes a customary binding deed of adherence to this Agreement, in form and substance reasonably acceptable to Holdco. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

SECTION 6.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

SECTION 6.07. Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

SECTION 6.08. Governing Law; Consent to Jurisdiction.

(a) This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of England.

(b) The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

(c) For the purposes of this Section 6.08, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

SECTION 6.09. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 6.10. Delivery by Facsimile or Email. This Agreement, and any amendments hereto, waivers hereof or consents hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of either party, the other party shall re-execute original forms thereof and deliver them to the requesting party. No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

SECTION 6.11. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any courts of England or Wales or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at law and any requirement under law to post a bond or other security or prove damages as a prerequisite to obtaining equitable relief.

SECTION 6.12. Process Agent. Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Agreement shall be duly served upon Grupo VM if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to [insert address of process agent] (marked for the attention of [insert name of the person or officer to whom the documents are to be sent] or such other person and address in England or Wales as such party shall notify all the other parties in writing from time to time, whether or not such claim form, notice or other document is forwarded to the relevant party or received by such party.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its respective officers thereunto duly authorized on the date first above written.

ALAN KESTENBAUM,

by
Name:
Title:

[AK Affiliate],

by
Name:
Title:

[AK Affiliate],

by
Name:
Title:

VELONEWCO PLC,

by
Name:
Title:

Schedule I

Shareholders	Number of Shares	Percentage Interest as of the Effective Date
AK	[●]	[ %]
[AK Affiliate]	[●]	[ %]
[AK Affiliate]	[●]	[ %]

ANNEX F: FORM OF HOLDCO ARTICLES

EXHIBIT F

Signing Version

ARTICLES OF ASSOCIATION

of

FERROGLOBE PLC

“the Company”

(effective as from [●] 2015)

ARTICLES OF ASSOCIATION

1.	MODEL ARTICLES NOT TO APPLY

The regulations in the relevant model articles shall not apply to the Company.

2.	INTERPRETATION

2.1	In these Articles (if not inconsistent with the subject or context) the following words shall bear the following meanings:

“A Ordinary Shares” means the A ordinary shares in the capital of the Company from time to time, identified in paragraph (b) of Article 4.1 and with the rights and being subject to the limitations in these Articles generally;

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. Notwithstanding the foregoing, (i) neither the Company nor any Person Controlled by the Company shall be deemed to be an “Affiliate” of Grupo VM or of any Affiliate of Grupo VM and (ii) neither Grupo VM nor any Affiliate thereof shall be deemed to be an “Affiliate” of any other member or any Affiliate thereof by virtue of its Ordinary Shares;

“AK” means Alan Kestenbaum;

“Articles” means the articles of association for the time being of the Company;

“BCA” means the amended and restated business combination agreement dated May 5, 2015 between Globe Specialty Metals, Inc., a Delaware corporation, Grupo FerroAtlántica, S.A.U., a Spanish public limited liability company in the form of a sociedad anónima, Grupo VM, Gordon Merger Sub, Inc., a Delaware corporation and the Company, as amended on September 10, 2015;

“Board” means the board of Directors of the Company from time to time;

“certificated share” means share in the capital of the Company which is held in physical certificated form and references in these Articles to a share being held in certificated form shall be construed accordingly;

“Change of Control” occurs where a Person who Controls any body corporate ceases to do so or if another Person acquires Control of such body corporate;

“clear days” means, in relation to the period of a notice, that period excluding the day on which a notice is given or deemed to be given and the day for which it is given or which it is to take effect;

“Companies Act” means the Companies Act 2006 including any modifications or re-enactment of it for the time being in force;

“Company Ordinary Shares” means the Ordinary Shares and the A Ordinary Shares;

“Contract” means, as to any Person, any contract, lease, easement, license, instrument or understanding to which the applicable Person is a party;

“Control” means, as to any Person, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of shares or other equity securities or as trustee or executor, by Contract or otherwise; the terms “Controlled” and “Controlling” shall have a correlative meaning;

“Decrease Date” means the first date on which (a) Grupo VM no longer has the right to designate or nominate the majority of the entire Board pursuant to Article 25 and (b) Grupo VM Directors no longer constitute the majority of the entire Board;

“Depositary” means any depositary, custodian or nominee approved by the Board that holds legal title to shares in the capital of the Company for the purposes of facilitating beneficial ownership of such shares by another individual;

“Director” means a director of the Company from time to time;

“Director Nominees” means any person nominated as a Director in accordance with Articles 25.3 through 25.6;

“dividend” means dividend or bonus;

“electronic address” means any number or address used for the purposes of sending or receiving notices, documents or information by electronic means;

“Exchange” means the stock exchange on which the Company maintains its primary listing, and in all events will be the Nasdaq so long as listed thereon;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder;

“Exchange Rules” means the rules of the Exchange applicable to the Company, as amended and supplemented from time to time;

“executed” means any mode of execution;

“Executive Chairman” has the meaning given in Article 25.5;

“Executive Vice-Chairman” has the meaning given in Article 32.1;

“Governmental Authority” shall mean any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction;

“Grupo VM” means Grupo Villar Mir, S.A.U., a public limited company (sociedad anónima) incorporated under the laws of Spain;

“Grupo VM Director” means any Grupo VM Nominee elected to the Board in accordance with these Articles;

“Grupo VM Family Members” means (a) Juan Miguel Villar Mir and any direct descendant of Juan Miguel Villar Mir, (b) any current or former spouse of any person described in clause (a) and (c) any trust solely for the benefit of persons described in clauses (a) and (b) as to which voting and disposition power of the Company Ordinary Shares is Controlled by a Grupo VM Family Member;

“Grupo VM Nominee” has the meaning given to it in Article 25.3;

“holder” means, in relation to a share in the capital of the Company, the member whose name is entered in the register of members as the holder of that share;

“Independent Director” means (a) each Initial Independent Director and (b) any other Director nominated for election or appointment to the Board by the Independent Directors or the Board from time to time in accordance with Article 25.4, and who is a member of the Board and qualifies as an independent director under the Exchange Rules;

“Initial Independent Director” means [●], [●] and [●].1

“Law” means any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding;

“member” means a member of the Company;

“Nasdaq” means the Nasdaq Stock Market;

“Nasdaq Rules” means the Nasdaq Stock Market Rules or the rules of such other applicable Exchange, as amended and supplemented from time to time;

[1]	The names of the Initial GSM Independent Directors to be inserted.

“Nominating and Corporate Governance Committee” has the meaning given in Article 25.8;

“Office” means the registered office of the Company from time to time;

“officer” includes a Director, manager and the secretary, but shall not include an auditor;

“Ordinary Shares” means the ordinary shares in the capital of the Company from time to time, identified in paragraph (a) of Article 4.1 and with the rights and being subject to the limitations in these Articles generally;

“paid” means paid or credited as paid;

“Percentage Interest” means, with respect to any member, the percentage of the total outstanding Company Ordinary Shares owned by that member;

“Person” means any individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in Section 13(d) of the Exchange Act) wherever resident or domiciled;

“Preferred Dividend” has the meaning given in Article 39.2;

“Preferred Dividend Term” means the period from and including the date of the adoption of these Articles by the Company until and including the earlier of (i) the date falling on the twentieth clear business day following the expiry and termination of any and all rights of the policyholder under the R&W Policy and (ii) such date as may be deemed pursuant to Article 4.14;

“public announcement” shall mean disclosure in a press release reported by Reuters, the Dow Jones News Service, Associated Press or a comparable news service or other method of public announcement as the Board may deem appropriate in the circumstances or in a document publicly filed by the Company with the US Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act;

“Qualified Director Nominees” has the meaning given in Article 25.8;

“R&W Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy, issued by AIG Specialty Insurance Company, for the benefit of the Company as named insured;

“R&W Proceeds” has the meaning given in Article 39.2;

“R&W Trust” has the meaning given in Article 4.13;

“register” means the register of members of the Company;

“seal” means the common seal (if any) of the Company and includes an official seal (if any) kept by the Company by virtue of section 49 or 50 of the Companies Act;

“secretary” means the secretary of the Company and includes a joint, assistant, deputy or temporary secretary and any other person appointed to perform the duties of the secretary of the Company;

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act;

“Sunset Date” means the first date after the date of adoption of these Articles on which Grupo VM and its Affiliates in the aggregate beneficially own less than 15% of the issued and outstanding Company Ordinary Shares;

“tender offer” means a tender offer within the meaning of Section 14(d) of the Exchange Act.

“uncertificated share” means a share in the capital of the Company which is not held in physical certificated form and references in these Articles to a share being held in uncertificated form shall be construed accordingly;

“undertaking” includes a body corporate, trust or partnership, joint ventures or an unincorporated association carrying on a trade or business with or without a view to profit (and, in relation to an undertaking which is not a company, expressions in these Articles appropriate to companies shall be construed as references to the corresponding persons, officers, documents or organs (as the case may be) appropriate to undertakings of that description);

“United Kingdom” means Great Britain and Northern Ireland;

“Units” has the meaning given in Article 4.13;

“US Dollars” or “$” means the lawful currency of the United States of America;

“Voting Shares” means the Company Ordinary Shares and any other shares which may be issued with the right to attend and vote at general meetings.

2.2	Subject to the following paragraph, references to any provision of any enactment or of any subordinate legislation (as defined by section 2(1) of the Interpretation Act 1978) include any modification or re-enactment of that provision for the time being in force.

2.3	Words and expressions contained in these Articles which are not defined in Article 2 but are defined in the Companies Act have the same meaning as in the Companies Act (but excluding any modification of the Companies Act not in force at the date these Articles took effect) unless inconsistent with the subject or the context.

2.4	In these Articles, unless the context otherwise requires:

(a)	words in the singular include the plural, and vice versa;

(b)	words importing any gender include all genders;

(c)	reference to a document or information being “sent”, “supplied” or “given” to or by a Person means such document or information, or a copy of such document or information, being sent, supplied, given, delivered, issued or made available to or by, or served on or by, or deposited with or by that Person by any method authorised by these Articles, and “sending”, “supplying” and “giving” shall be construed accordingly;

(d)	references to documents “being signed” or to “signature” include a reference to it being executed under hand or under seal or by any other method and, in the case of a communication in electronic form, such references are to its being authenticated as specified in the Companies Act;

(e)	references to “writing” include references to typewriting, printing, lithography, photography and any other modes of representing or reproducing words in a legible and non-transitory form, whether sent or supplied in electronic form or made available on a website or otherwise and “written” shall be construed accordingly;

(f)	references to “other” and “otherwise” shall not be construed ejusdem generis where a wider construction is possible;

(g)	references to a power are to power of any kind, whether administrative, discretionary or otherwise;

(h)	references to a committee of the Directors are to a committee established in accordance with these Articles, whether or not comprised wholly of Directors;

(i)	any words following the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(j)	powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them;

(k)	the word “Board” in the context of the exercise of any power contained in these Articles includes any committee consisting of one or more Directors, any Director, any other officer of the Company and any local or divisional board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated;

(l)	no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of that or any other power of delegation;

(m)	except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other Person who is for the time being authorised to exercise it under these Articles or under another delegation of the power; and

(n)	references to the “entire” Board are to the total number of Director positions on the Board entitled to vote, including any vacancies, at the relevant time. As an example, if there are nine Director positions, six of which are filled and three of which are vacant, the entire Board shall be nine Directors, so an action required to be taken by a majority of the entire Board shall require the approval of five of the six Directors in office and any action requiring the approval of two-thirds of the entire Board shall require the approval of all six Directors in office. If one or more Directors is not entitled to vote on a resolution in accordance with Article 33, the size of the entire Board shall be deemed reduced by the number of conflicted Directors, except that any item that under these Articles requires the approval of two-thirds of the entire Board would still require either (i) the approval of two-thirds of the entire Board (determined without regard to the deemed reduction pursuant to this sentence) or (ii) the approval of two-thirds of the entire Board (determined after taking into account the deemed reduction pursuant to this sentence), including the approval of at least one Independent Director, or, if there are no Independent Directors, at least one Director who qualifies as independent under the Exchange Rules and is not a Grupo VM Director.

2.5	The headings are inserted for convenience only and do not affect the construction of these Articles.

3.	LIABILITY OF MEMBERS

The liability of each member is limited to the amount, if any, unpaid on the shares held by that member.

4.	SHARES AND SHARE CAPITAL

4.1	Subject to Article 5.6, the Company may issue the following shares in the capital of the Company with rights attaching to them and denominated, in each case, as follows:

(a)	Ordinary Shares, each of which shall be denominated in US Dollars. Each Ordinary Share shall be issued with one vote attaching to it for voting purposes in respect of all matters on which Voting Shares in the capital of the Company have voting rights and shall form a single class with the other Voting Shares in the capital of the Company for such purposes. The holders of Ordinary Shares shall be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company; and

(b)	A Ordinary Shares, each of which shall be denominated in US Dollars. Each A Ordinary Share shall be issued with one vote attaching to it for voting purposes in respect of all matters on which Voting Shares in the capital of the Company have voting rights and shall form a single class with the other Voting Shares in the capital of the Company for such purposes. The holders of A Ordinary Shares shall be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company.

4.2	Notwithstanding Article 4.1, subject to the provisions of the Companies Act, and without prejudice to any rights attached to any existing shares or class of shares (including, for the avoidance of doubt, that no share shall rank in priority to the Ordinary Shares with respect to the dividend rights of the Ordinary Shares as a result of any payment under the R&W Policy):

(a)

any share in the Company may be issued with such preferred, deferred or other special rights, or subject to such restrictions, whether as regards dividend, return of capital, voting or otherwise, as the

Company may from time to time by ordinary resolution determine (or, in the absence of any such determination, as the Directors may determine);

(b)	the Company may issue nil paid or partly paid shares and the holder of such nil paid or partly paid shares shall have a right to vote, receive dividends and participate in a return of capital as if the shares were fully paid, together with such other rights or restrictions as the Board shall determine; and

(c)	shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the Company or the holder and the Board may determine the terms, conditions and manner of redemption of shares provided that it does so before the shares are allotted.

4.3	The Company may exercise all powers of paying commissions or brokerage conferred or permitted by the Companies Act. Subject to the provisions of the Companies Act, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other and may be in respect of a conditional or an absolute subscription.

4.4	Except as required by Law or any Contract entered into by the Company, no Person shall be recognised by the Company as holding any share upon any trust. Except as otherwise provided by these Articles or by Law, the Company shall not be bound by or recognise (even if having notice of it) any equitable, contingent, future, partial or other claim or any interest in any share (or in any fractional part of a share) except the holder’s absolute ownership of the entirety of the share and all the rights attaching to it.

4.5	Without prejudice to any powers which the Company or the Board may have to grant options to acquire, issue, allot, dispose of, convert, or otherwise deal with or make arrangements in relation to, shares and other securities in any form:

(a)	the Board may permit the holding of shares in any class of shares in uncertificated form; and

(b)	the Company may issue shares in uncertificated form and may convert shares from certificated form to uncertificated form and vice versa.

4.6	Shares in the capital of the Company that fall within a certain class shall not form a separate class of shares from other shares in that class because any share in that class is held in uncertificated form.

4.7	Unless the Directors decide otherwise, shares in uncertificated form will be treated as separate holdings from any certificated shares which that member holds.

4.8	Unless Law or the Exchange Rules otherwise require or the Directors otherwise determine, shares which are issued or created from or in respect of shares in uncertificated form will be in uncertificated form and shares which are issued or created from or in respect of certificated shares will be certificated shares.

4.9	The Company shall be entitled to assume that entries on any record of securities kept by it in accordance with Law and the Exchange Rules and regularly reconciled with the relevant operator of the register of securities are a complete and are an accurate reproduction of the particulars entered in the operator of the register of securities and therefore will not be liable in respect of anything done or not done by or on its behalf in reliance on such assumption; in particular, any provision of these Articles which requires or envisages action to be taken in reliance on information contained in the register or allows that action to be taken in reliance on information contained in any relevant record of securities (as so maintained and reconciled).

4.10	Where the Company is entitled under any provision of the Companies Act or these Articles to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of, or otherwise enforce a lien over, a share held in uncertificated form, the Company shall be entitled, subject to the provisions of the Companies Act and these Articles to:

(a)	require the holder of that uncertificated share by notice to change that share into certificated form within the period specified in the notice and to hold that share in certificated form so long as required by the Company;

(b)	appoint any Person to take any other steps, by instruction given through a Depositary or otherwise, in the name of the holder of that share as may be necessary to effect the transfer of that share and these steps will be as effective as if they had been taken by the registered holder of that share; and

(c)	take any action that the Board considers appropriate to achieve the sale, transfer, disposal, forfeiture, reallotment or surrender of that share, or otherwise to enforce a lien in respect of that share.

4.11	If the Company has any shares in issue in uncertificated form, these Articles apply to those shares, but only so far as they are consistent with:

(a)	holding and transferring shares in an uncertificated form; or

(b)	any provision of Law and the applicable Exchange Rules,

and, without affecting the general nature of this Article, if and to the extent that any provision of these Articles is inconsistent with the holding of, transfer of title to or maintenance of shares in uncertificated form, it shall not apply to any share of any class which is in uncertificated form.

4.12	Each A Ordinary Share shall be automatically converted into one Ordinary Share upon the earlier of:

(a)	the expiration of the Preferred Dividend Term; and

(b)	its transfer to a Person which is not (i) Grupo VM, any Grupo VM Family Member or any Affiliate of Grupo VM or a Grupo VM Family Member, (ii) any trust or similar arrangement for the benefit of any such Person, (iii) any group (within the meaning of Regulation 13D of the Exchange Act) of which any such Person is a member or (iv) any Person under any of the foregoing Persons’ Control.

4.13	At any time prior to the first anniversary of the date of the adoption of these Articles, two-thirds of the entire Board may, and at any time following the first anniversary of the date of the adoption of these Articles, a majority of the entire Board may:

(a)	establish a unit trust (the “R&W Trust”) and irrevocably and unconditionally transfer all rights, interests and claims the Company has or may have under the R&W Policy to the R&W Trust in consideration for the issue by the R&W Trust of such number of participation units (the “Units”) as is equal to the number of Ordinary Shares in issue at the time the R&W Trust is established; and

(b)	promptly following the establishment of the R&W Trust, declare a dividend of all the Units and the amount of any Preferred Dividend due but not yet paid (if any) to the holders of the Ordinary Shares in full satisfaction of the Company’s obligation to pay any Preferred Dividends.

4.14	Immediately following the payment of the dividend contemplated by paragraph (b) of Article 4.13 the Preferred Dividend Term shall be deemed to have expired.

4.15	Prior to the Sunset Date, in any tender offer for Company Ordinary Shares, (a) the holders of Company Ordinary Shares shall be offered the same type and amount of consideration per share in such tender offer and (b) such tender offer shall be subject to a non-waivable condition that such tender offer be accepted by holders of a majority of the Company Ordinary Shares not held by Grupo VM or any Affiliate of Grupo VM; provided, however, that if the holders of Company Ordinary Shares are offered the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if all holders are offered the same election rights. This Article 4.15 may only be removed, amended or varied by resolution of members representing a majority of the Company Ordinary Shares present at a meeting of the Company, excluding Company Ordinary Shares held by Grupo VM or any Affiliate of Grupo VM.

4.16

Prior to the Sunset Date, in any scheme of arrangement, merger, consolidation, reorganization, business combination or other transaction negotiated with the Company that results in a Change of Control of the Company (other than any tender offer), the same type and amount of consideration per share shall be received by the holders of Company Ordinary Shares in such scheme of arrangement, merger, consolidation, reorganization, business combination or other transaction that results in a Change of Control of the Company; provided, however, that (a) if the holders of Company Ordinary Shares are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if all holders are granted identical election rights and (b) this requirement shall not apply with respect to any Company Ordinary Shares held by the counterparty to, or acquiror of the Company under, such scheme of arrangement, merger, consolidation, reorganization, business combination or other transaction or any of such counterparty’s or acquiror’s Affiliates. This Article 4.16 may only be removed, amended or varied by resolution of members representing a majority of the Company Ordinary Shares present at a meeting of the Company, excluding Company Ordinary Shares held by Grupo VM or any Affiliate of Grupo VM.

4.17	Any consideration to be offered to or received by holders of Company Ordinary Shares pursuant to any employment, consulting, severance or other similar compensation arrangement approved by the Board, or any duly authorized committee thereof, shall not be considered to be consideration offered or received per share for purposes of the Article 4.15 or 4.16, regardless of whether such consideration is paid in connection with, or conditioned upon the completion of, such tender offer, scheme of arrangement, merger, consolidation, reorganization, business combination or other transaction that results in a Change of Control of the Company.

5.	AUTHORITY TO ALLOT SHARES AND DISAPPLICATION OF PRE-EMPTION RIGHTS

5.1	Subject to these Articles and any agreement entered into with a member in writing, in addition to any similar authority which has not been fully utilised, the Board shall be generally and unconditionally authorised pursuant to section 551 of the Companies Act to:

(a)	exercise all of the powers of the Company to allot shares in the Company, and to grant rights to subscribe for or to convert any security into shares in the Company up to a maximum aggregate amount representing 50 per cent. of the number of shares in the capital of the Company as at the date of the adoption of these Articles and after consummation of the transactions contemplated by the BCA (in addition to any authority to allot that has not yet expired granted to the Board prior to the date of the adoption of these Articles) for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the date which is five years from the date of the adoption of these Articles by the Company; and

(b)	make an offer or agreement which would or might require shares to be allotted, or rights to subscribe for or convert any security into shares to be granted, after expiry of the authority described in this Article 5.1 and the Board may allot shares and grant rights in pursuance of that offer or agreement as if this authority had not expired.

5.2	Subject to these Articles, and any agreement entered into with a member in writing, the Board shall be generally empowered pursuant to section 570 of the Companies Act and section 573 of the Companies Act to allot equity securities (as defined in the Companies Act) for cash, pursuant to the authority conferred by Article 5 of these Articles as if section 561(1) of the Companies Act did not apply to the allotment.

5.3	Subject to the provisions of the Companies Act relating to the authority to allot shares and the disapplication of pre-emption rights or otherwise and of any resolution of the Company in general meeting passed pursuant to those provisions, and, in the case of redeemable shares, the provisions of Article 5.4:

(a)	all shares for the time being in the capital of the Company shall be at the disposal of the Board; and

(b)	the Board may reclassify, allot (with or without conferring a right of renunciation), grant options over, or otherwise dispose of them to such Persons on such terms and conditions and at such times as it thinks fit.

5.4

Subject to the provisions of the Companies Act, and without prejudice to any rights attached to existing shares, any share may be issued which is to be redeemed, or is liable to be redeemed at the option of the Company or the holder. The Board may determine the terms, conditions and manner of redemption of any redeemable share so issued provided that it does so before the share is allotted, and these terms and conditions will apply to the relevant shares as if they were set out in these Articles.

5.5	The terms and conditions of any issued shares in the Company which are:

(a)	to be redeemed, or are liable to be redeemed at the option of the Company or the holder; and

(b)	were issued prior to the adoption of these Articles,

will apply to the relevant shares as if they were set out in these Articles provided that such shares were issued in accordance with the articles of the Company at the time and applicable Law.

5.6	The Company may not issue or allot A Ordinary Shares other than as consideration for the Stock Exchange (as defined in the BCA) or pursuant to conversion of Ordinary Shares pursuant to Article 11.2.

6.	VARIATION OF RIGHTS

6.1	Subject to these Articles and the provisions of the Companies Act, if at any time the capital of the Company is divided into different classes of shares, all or any of the rights attached to any existing class may from time to time be varied or abrogated, either while the Company is a going concern or during or in contemplation of a winding up:

(a)	in such manner (if any) as may be provided by those rights; or

(b)	subject to Article 6.4 and 6.5, with the written consent of the holders of three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares), which consent shall be in hard copy form or in electronic form sent to such address (if any) for the time being specified by or on behalf of the Company for that purpose, or in default of such specification to the Office, and may consist of several documents, each executed or authenticated in such manner as the Board may approve by or on behalf of one or more holders, or a combination of both, but not otherwise.

6.2	Subject to the provisions of the Companies Act, all the Articles relating to general meetings will apply to any such class meeting, with any necessary changes.

6.3	For the purposes of Article 6.1, if at any time the capital of the Company is divided into different classes of shares, unless otherwise expressly provided by the rights attached to any share or class of shares, those rights shall be deemed not to be varied or abrogated by:

(a)	the issue of further shares ranking pari passu with, or subsequent to, that share or class of shares;

(b)	the purchase or redemption by the Company of any of its own shares; and

(c)	the exercise by the Board of any of the powers contemplated by Articles 39.9, 39.10 and 40.1.

6.4	In accordance with Article 4.1 and subject to Article 6.5, for the purpose of the variation or abrogation of the rights attaching to the Ordinary Shares and the A Ordinary Shares pursuant to Article 6.1 the Ordinary Shares and A Ordinary Shares shall constitute the same class of shares.

6.5	Article 6.4 will not apply, and the Ordinary Shares and A Ordinary Shares will constitute separate classes of shares for the purpose of Article 6.1, where the effect of the variation or abrogation is that the differences in the economic and voting rights as between the Ordinary Shares and A Ordinary Shares will cease to be the same in all material respects as such differences existed as at the date of adoption of these Articles.

7.	SHARE CERTIFICATES

7.1

On becoming the holder of any share other than a share in uncertificated form, every Person (except if applicable Law allows the Company not to issue share certificates) shall be entitled, without payment, to have issued to him within two months after allotment or lodgement of a transfer (unless the terms of issue of the shares provide otherwise) one certificate for all the shares of each class held by him (and, upon transferring a part of his holding of shares of any class, to a certificate for the balance of that holding). A holder may elect to receive one or more additional certificates for any of his shares upon payment for every certificate after the first of such reasonable sum as the Directors may determine from time to time.

7.2	Every certificate shall:

(a)	be issued under the seal, or under such other form of authentication as the Board may approve (which may include manual or facsimile signatures by one or more Directors); and

(b)	shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up on the shares.

7.3	The Company shall not be bound to issue more than one certificate for shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be sufficient delivery to all of them, and seniority shall be determined in the manner described in Article 22.3. Shares of different classes may not be included in the same certificate.

7.4	If a share certificate is damaged, defaced or worn out or said to be lost, stolen or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of any exceptional out-of-pocket expenses incurred by the Company in investigating evidence and preparing the requisite form of indemnity as the Directors may determine but otherwise free of charge, and (in the case of damage, defacement or wearing out) on delivery up of the old certificate to the Company.

8.	LIEN

8.1	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all amounts payable to the Company (whether presently or not) in respect of that share. The Board may at any time (generally or in a particular case) waive any lien or declare any share to be wholly or in part exempt from the provisions of Articles 8.1 to 8.4 inclusive. The Company’s lien on a share shall extend to all amounts (including without limitation dividends) payable in respect of it.

8.2	The Company may sell, in such manner as the Board determines, any share on which the Company has a lien if an amount in respect of which the lien exists is presently payable and is not paid within 14 clear days after notice has been sent to the holder of the share, or to the Person entitled to it in consequence of the death or bankruptcy of the holder or otherwise by operation of Law, stating the amount of money due, demanding payment and stating that if the notice is not complied with the shares may be sold.

8.3	To give effect to the sale the Board may, in the case of a share in certificated form, authorise any Person to execute an instrument of transfer of the share sold to, or in accordance with the directions of, the purchaser. In the case of a share in uncertificated form, the Board may, to enable the Company to deal with the share in accordance with the provisions of this Article 8.3, exercise any of the powers of the Company under Article 4.10 to effect the sale of the share. The title of the transferee to the share shall not be affected by any irregularity in or invalidity of the proceedings in reference to the sale and the transferee shall not be bound to see to the application of the purchase money.

8.4	The net proceeds of the sale, after payment of the costs, shall be applied in or towards payment or satisfaction of so much of the amount for which the lien exists as is presently payable, and any residue shall (upon surrender to the Company for cancellation of the certificate for the share sold, in the case of a share in certificated form, and, whether the share sold is in certificated form or uncertificated form, subject to a like lien for any amount not presently payable as existed upon the share before the sale) be paid to the Person entitled to the share at the date of the sale.

9.	CALLS ON SHARES

9.1

Subject to the terms of allotment, the Board may from time to time make calls upon the members in respect of any amounts unpaid on their shares (whether in respect of nominal value or premium) and each member shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of an amount due under it, be revoked in whole or in part and payment of a call may be postponed in whole or part. A Person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

9.2	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

9.3	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.

9.4	If a call or an instalment of a call remains unpaid in whole or in part after it has become due and payable the Person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the shares in question or in the notice of the call or, if no rate is fixed, the rate determined by the Board, not exceeding 15 per cent. per annum, or, if higher, at the appropriate rate (as defined by the Companies Act), but the Board may in respect of any individual member waive payment of interest wholly or in part.

9.5	An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and notified and payable on the date so fixed or in accordance with the terms of the allotment. If it is not paid these Articles shall apply as if that sum had become due and payable by virtue of a call duly made and notified.

9.6	Subject to the terms of allotment, the Directors may on the issue of shares differentiate between the allottees or holders in the amounts and times of payment of calls on their shares.

9.7	The Board may, if it thinks fit, receive from any member willing to advance it all or any part of the amount unpaid on any shares held by him (beyond the sums actually called up) as a payment in advance of calls, and such payment shall, to the extent of it, extinguish the liability on the shares in respect of which it is advanced. The Company may pay on all or any of the amount so advanced (until it would, but for such advance, become presently payable) interest on the amount so received, or so much of it as exceeds the sums called up on the shares in respect of which it has been received, at such rate (if any) as the member and the Board agree not exceeding 15 per cent. per annum or, if higher, the appropriate rate (as defined in the Companies Act).

10.	FORFEITURE AND SURRENDER

10.1	If a call or an instalment of a call remains unpaid, in whole or in part, after it has become due and payable, the Board may give to the Person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses incurred by the Company by reason of such non-payment. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

10.2	If the notice is not complied with, any share in respect of which it was given may, at any time before the payment required by the notice has been made, be forfeited by a resolution of the Board. The forfeiture shall include all dividends and other amounts payable in respect of the forfeited shares and which have not been paid before the forfeiture. When a share has been forfeited, notice of the forfeiture shall be sent to the Person who was the holder of the share before the forfeiture. An entry shall be made promptly in the register opposite the entry of the share showing that notice has been sent, that the share has been forfeited and the date of forfeiture. No forfeiture shall be invalidated by the omission or neglect to send that notice or to make those entries.

10.3	Subject to the provisions of the Companies Act, a forfeited share shall be deemed to belong to the Company and may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the

Board determines either to the Person who was before the forfeiture the holder or to any other Person. At any time before sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the Board determines. Where for the purposes of its disposal a forfeited share is to be transferred to any Person, the Board may, in the case of a share in certificated form, authorise someone to execute an instrument of transfer and, in the case of a share in uncertificated form, the Board may exercise any of the powers of the Company under Article 12. The Company may receive the consideration given for the share on its disposal and register the transferee as the holder of the share.

10.4	A Person shall cease to be a member in respect of any share which has been forfeited or surrendered and shall, if the share is held in certificated form, surrender to the Company for cancellation the certificate for the share forfeited but shall remain liable to the Company for all amounts which at the date of forfeiture were presently payable by him to the Company in respect of that share plus interest at the rate at which interest was payable on those amounts before the forfeiture or, if no interest was so payable, at the rate determined by the Board, not exceeding 15 per cent. per annum or, if higher, the appropriate rate (as defined in the Companies Act) from the date of forfeiture until payment. The Board may waive payment wholly or in part or enforce payment without any allowance for the value of the share at the time of forfeiture or for any consideration received on its disposal.

10.5	The Board may accept the surrender of any share which it is in a position to forfeit upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it had been forfeited.

10.6	The forfeiture of a share shall involve the extinction at the time of forfeiture of all interest in and all claims and demands against the Company in respect of the share and all other rights and liabilities incidental to the share as between the Person whose share is forfeited and the Company, except only such of those rights and liabilities as are by these Articles expressly saved, or are by the Companies Act given or imposed in the case of past members.

10.7	A statutory declaration by a Director or the secretary that a share has been duly forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all Persons claiming to be entitled to the share. The declaration shall (subject to the execution of an instrument of transfer if necessary, in the case of a share in certificated form) constitute a good title to the share. The Person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings relating to the forfeiture or disposal of the share.

11.	TRANSFER OF SHARES

11.1	Without prejudice to any power of the Company to register as member a Person to whom the right to any share has been transmitted by operation of Law, the instrument of transfer of a share in certificated form may be in any usual form or in any other form which the Board may approve. An instrument of transfer shall be executed by or on behalf of the transferor and, where the share is not fully paid, by or on behalf of the transferee. An instrument of transfer need not be under seal.

11.2	Prior to the expiration of the Preferred Dividend Term, each Ordinary Share acquired by (a) (i) Grupo VM, any Grupo VM Family Member or any Affiliate of Grupo VM or a Grupo VM Family Member, (ii) any trust or similar arrangement for the benefit of any such Person referred to in (i) above, (iii) any group (within the meaning of Regulation 13D of the Exchange Act) of which any such Person referred to in (i) above is a member or (iv) any Person under any of the foregoing Persons’ Control or (b) any insurance company that issued the R&W Policy or any Affiliate of such insurance company, or any Person under such Person’s Control, shall be automatically converted into one A Ordinary Share.

11.3	The Board may, in its absolute discretion, refuse to register the transfer of a share in certificated form if it is not fully paid provided that the refusal does not prevent dealings in shares in the Company from taking place on an open and proper basis.

11.4	The Board may, in its absolute discretion, also refuse to register the transfer of a share:

(a)	unless the instrument of transfer:

(i)	is lodged, duly stamped, at the Office or such other place as the Board has appointed, accompanied by the certificate for the share to which it relates, or such other evidence as the Directors may reasonably require to show the transferor’s right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor’s behalf;

(ii)	is in respect of only one class of shares; or

(iii)	is in favour of not more than four transferees;

(b)	with respect to a share on which the Company has a lien and a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after notice has been sent to the holder of the share in accordance with Article 8.2; or

(c)	in uncertificated form:

(i)	in circumstances set out in the Exchange Rules or in accordance with applicable Law; or

(ii)	unless the instrument of transfer is in favour of not more than four transferees.

11.5	If the Board refuses to register a transfer of a share, it shall as soon as practicable and in any event within two months after the date on which the instrument of transfer was lodged with the Company (in the case of a transfer of a share in certificated form) send to the transferee notice of the refusal together with reasons for the refusal. The Board shall send to the transferee such further information about the reasons for the refusal as the transferee may reasonably request.

11.6	No fee shall be charged for the registration of any instrument of transfer or other document or instruction relating to or affecting the title to any share.

11.7	The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Board refuses to register shall (except in the case of fraud) be returned to the Person lodging it when notice of the refusal is sent.

11.8	Nothing in these Articles shall preclude the Board from recognising a renunciation of the allotment of any share by the allottee in favour of some other Person.

11.9	For the avoidance of doubt, nothing in these Articles shall require shares to be transferred by a written instrument if the Law or Exchange Rules provides otherwise and the Directors shall be empowered to implement such arrangements as they consider fit in accordance with and subject to the Law and the Exchange Rules to evidence and regulate the transfer of title to shares in the Company and for the approval or disapproval as the case may be by the Board or the operator of a Depositary of the registration of those transfers.

12.	TRANSMISSION OF SHARES

12.1	If a member dies, the survivor or survivors where he was a joint holder, or his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only Persons recognised by the Company as having any title to his interest, but nothing in this Article 12.1 shall release the estate of a deceased member from any liability in respect of any share which had been solely or jointly held by him.

12.2

Subject to the limitations of Article 11.2, a Person becoming entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of Law may, upon such evidence being produced as the Board may properly require, elect either to become the holder of the share or to have some Person nominated by him registered as the transferee. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to have another Person registered, and the share is a certificated share, he shall execute an instrument of transfer of the share to that Person. If he elects to have himself or another Person registered and the share is an uncertificated share, he shall take any action the Board may require and/or as required in accordance with the Exchange Rules (including without limitation the execution of any document) to enable himself or that Person to be registered as the holder of the share. All the provisions of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer signed by the member and the death or bankruptcy of the member or other event giving rise to the transmission had not occurred.

12.3	The Board may at any time send a notice requiring any such Person referred to in Article 12.2 to elect either to be registered himself or to transfer the share. If the notice is not complied with within 60 days, the Board may after the expiry of that period withhold payment of all dividends or other amounts payable in respect of the share until the requirements of the notice have been complied with.

12.4	A Person becoming entitled to a share by reason of the death or bankruptcy of a member or otherwise by operation of Law shall, upon such evidence being produced as the Board may reasonably require as to his entitlement and subject otherwise to Article 12.2, have the same rights in relation to the share to which he would be entitled if he were the holder of the share, and may give a discharge for all dividends and other moneys payable in respect of the share, except that he shall not, before being registered as the holder of the share, be entitled in respect of it to receive notice of, or to attend or vote at, any general meeting or at any separate meeting of the holders of any class of shares in the capital of the Company.

13.	SHARE WARRANTS

13.1	In accordance with Law, the Company shall not issue share warrants to bearer.

14.	UNTRACED MEMBERS

14.1	The Company shall be entitled to sell any share held by a member, or any share to which a Person is entitled by transmission, if:

(a)	during the period of 12 years before the date of the publication of the advertisements referred to in paragraph (b) of this Article 14 (or, if published on different dates, the first date) (the relevant period) at least three dividends in respect of the share have been declared and all dividend warrants, cheques or other method of payment for amounts payable in respect of the share which have been sent and were payable in a manner authorised by these Articles have remained uncashed;

(b)	the Company has, as soon as practicable after the expiration of the relevant period, inserted an advertisement in a leading national daily newspaper published in the United Kingdom and in a newspaper circulating in the area of the registered address or last known address of the member or Person concerned, giving notice of its intention to sell such share; and

(c)	during the relevant period and the further period of three months after the publication of the advertisements referred to in paragraph (b) of this Article 14 (or, if published on different dates, the first date) the Company has received no communication from, or on behalf of, such member or Person concerned.

14.2	The Company shall also be entitled to sell any additional share issued during the relevant period of 12 years in right of any share to which Article 14.1 applies (or in right of any share so issued), if the criteria in Article 14.1 are satisfied in relation to the additional share (but as if the words “during the period of 12 years” were omitted from paragraph (a) of Article 14.1 and the words “, after the expiration of the relevant period,” were omitted from paragraph (b) of Article 14.1).

14.3	To give effect to the sale of any share pursuant to Articles 14.1 to 14.4 inclusive the Company may:

(a)	in the case of a share in certificated form, appoint any Person to execute an instrument of transfer of the share, and the instrument shall be as effective as if it had been executed by the registered holder of, or Person entitled by transmission to, the share; and

(b)	in the case of a share in uncertificated form, the Directors may, to enable the Company to deal with the share in accordance with the provisions of Articles 14.1 to 14.4 inclusive, do all acts and things it considers necessary and expedient to effect the transfer of the share to, or in accordance with the directions of, the purchaser.

14.4	An instrument of transfer executed by that Person in accordance with paragraph (a) of Article 14.3 shall be as effective as if it had been executed by the holder of, or Person entitled by transmission to, the shares. An exercise by the Company of its powers in accordance with paragraph (b) of Article 14.3 shall be as effective as if exercised by the registered holder of or Person entitled by transmission to the shares. The purchaser shall not be bound to see to the application of the proceeds of sale, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings relating to the sale. The net proceeds of sale shall belong to the Company which shall be indebted to the member or other Person entitled to the share for an amount equal to the net proceeds of the sale and the Company shall enter the name of such former member or other Person in the books of the Company as a creditor for that amount. No trust or duty to account shall arise in respect of the net proceeds and no interest shall be payable in respect of the proceeds of sale, which may be employed in the business of the Company or invested in such investments as the Board may think fit.

15.	ALTERATION OF CAPITAL

15.1	Subject to the Companies Act and the provisions of these Articles, and without prejudice to any relevant special rights attached to any class of shares, the Company may from time to time:

(a)	increase its share capital by allotting new shares;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	sub-divide its shares, or any of them, into shares of smaller amount than its existing shares;

(d)	redeem and/ or cancel any of its shares;

(e)	redenominate its share capital or any class of share capital; and

(f)	determine that, as between the shares resulting from such a sub-division, any of them may have any preference or advantage or different rights as compared with the others,

and where any difficulty arises in regard to any consolidation or division, the Directors may settle such difficulty as they see fit.

15.2	Whenever any fractions arise as a result of a consolidation or sub-division of shares, the Board may on behalf of the members deal with the fractions as it thinks fit. In particular, without limitation, the Board may sell shares, representing fractions to which any members would otherwise become entitled, to any Person (including, subject to the provisions of the Companies Act, the Company) and distribute the net proceeds of sale in due proportion among those members or retain such net proceeds for the benefit of the Company. In the case of shares to be sold being held in certificated form, the Board may authorise some Person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. In the case of shares to be sold in uncertificated form, the Board may, to enable the Company to deal with the share in accordance with the provisions of this Article 15.2, do all acts and things it considers necessary or expedient to effect the transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

15.3	All shares created by an increase of the Company’s share capital (unless otherwise provided by the terms of allotment of the shares of that class), by consolidation, division or sub-division of its share capital or the conversion of stock into paid-up shares shall be subject to all the provisions of these Articles, including without limitation provisions relating to the payment of calls, lien, forfeiture, transfer and transmission.

15.4	The Company shall not consolidate, divide, sub-divide or redenominate any one or more Company Ordinary Shares without consolidating, dividing, sub-dividing or redenominating (as the case may be) all of the Company Ordinary Shares, on an equal per share basis.

16.	GENERAL MEETINGS

16.1	The Board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the Companies Act.

16.2	All provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the holders of any class of shares in the capital of the Company.

16.3	Where a Person is present by proxy or proxies, he is treated only as holding the shares in respect of which those proxies are authorised to exercise voting rights with respect to any matter proposed at the meeting.

16.4	The Board may call general meetings whenever and at such times and places as it shall determine. Subject to the provisions of the Companies Act, the Executive Chairman may also call general meetings on behalf of the Board. On requisition of members pursuant to the provisions of the Companies Act, the Board shall promptly convene a general meeting in accordance with the requirements of the Companies Act.

17.	NOTICE OF GENERAL MEETINGS

17.1	Subject to the provisions of the Companies Act, an annual general meeting and all other general meetings shall be called by at least such minimum period of notice as is prescribed or permitted under the Companies Act.

17.2	Subject to the provisions of the Companies Act and any relevant special rights or restrictions attached to any shares, notices shall be given to every member as of the record date for such meeting and to the Directors. The auditors of the Company are entitled to receive all notices of, and other communications relating to, any general meeting which any member is entitled to receive. The Company shall solicit proxies and provide proxy statements for all meetings of members. The Independent Directors (or, if there are no Independent Directors, the Directors who qualify as independent under the Exchange Rules and are not Grupo VM Directors) shall have the full power and authority of the Board, acting in the name and on behalf of the Company, to direct and manage the solicitation of proxies and related matters with respect to the appointment of Directors (other than Directors in respect of which Grupo VM has the right to nominate Director candidates under Article 25.3) at any general meeting of the members of the Company at which Directors are to be elected and at which one or more members of the Company (other than Grupo VM or its Affiliates) shall have nominated, in accordance with the Companies Act and Articles 21.1, 21.4 and 25.1(b) hereof, and not withdrawn from nomination prior to the meeting, one or more persons for election as a Director in opposition to the persons nominated for election by the Board.

17.3	Subject to the provisions of the Companies Act, the notice shall specify the place (including without limitation any satellite meeting place arranged for the purposes of Article 19.8, which shall be identified as such in the notice), the date and the time of meeting and the general nature of the business to be transacted, and in the case of an annual general meeting shall specify the meeting as such. In the case of a meeting to pass a special resolution, the notice shall specify the intention to propose the resolution as a special resolution.

17.4	Where the Company has given an electronic address in any notice of meeting, any document or information relating to proceedings at the meeting may be sent by electronic means to that address, subject to any conditions or limitations specified in the relevant notice of meeting.

17.5	The accidental omission to send notice of a meeting or resolution, or to send any notification where required by the Companies Act or these Articles in relation to the publication of a notice of meeting on a website, or to send a form of proxy where required by the Companies Act or these Articles, to any Person entitled to receive it, or the non-receipt for any reason of any such notice, resolution or notification or form of proxy by that Person, whether or not the Company is aware of such omission or non-receipt, shall not invalidate the proceedings at that meeting.

18.	LIST OF MEMBERS FOR VOTING AT GENERAL MEETINGS

18.1	At least ten days before every general meeting, the secretary shall prepare a complete list of the members entitled to vote at the meeting. Such list shall:

(a)	be arranged in alphabetical order;

(b)	show the address of each member entitled to vote at the meeting; and

(c)	show the number of shares registered in the name of each member.

18.2	The list of members prepared in accordance with Article 18.1 shall be available during ordinary business hours for a period of at least ten days before the general meeting for inspection by any member for any purpose relevant to the meeting. If the notice of the meeting does not specify the place where the members may inspect the list of members, the list of members shall be available for inspection (at the discretion of the Board) at either the Office or on a website. The list of members shall be available for inspection by any member who is present at the meeting, at the place and for the duration, of the meeting.

19.	PROCEEDINGS AT GENERAL MEETINGS

19.1	No business shall be transacted at a meeting unless a quorum is present. The absence of a quorum shall not preclude the choice or appointment of a chairman, which shall not be treated as part of the business of the meeting. Except as otherwise provided by these Articles, a quorum is the members who together represent at least the majority of the voting rights of all the members entitled to vote, present in person or by proxy, at the relevant meeting.

19.2	If a quorum is not present within half an hour after the time appointed for holding the meeting (or any longer period not exceeding one hour which the chairman of the meeting can decide), or if during a meeting a quorum ceases to be present, the meeting, if convened on the requisition of members, shall be dissolved, and in any other case shall stand adjourned to such date, time and place as the chairman of the meeting may, subject to the provisions of the Companies Act, determine. If at the adjourned meeting a quorum is not present within 15 minutes after the time appointed for holding the meeting, the meeting shall be dissolved.

19.3	The chairman (if any) of the Board, or in his absence the deputy chairman of the Board, shall preside as chairman of the meeting. In the absence of the chairman of the Board or the deputy chairman of the Board, some other Director nominated prior to the meeting by the Board shall preside as chairman of the meeting. If none of the chairman, deputy chairman or such other Director (if any) is present within 15 minutes after the time appointed for holding the meeting or is not willing to act as chairman, the Directors present shall elect one of their number present and willing to act to be chairman of the meeting, and if there is only one Director present, he shall be chairman of the meeting if he agrees. This Article 19.3 is subject to Article 19.4

19.4	If no Director is willing to act as chairman or if no Director is present within 15 minutes after the time appointed for holding the meeting, the members present in person or by proxy and entitled to vote shall choose a member present in person or a proxy of a member or a person authorised to act as a representative of a corporation in relation to the meeting to be chairman of the meeting.

19.5	The Board or the chairman of the meeting may direct that any person wishing to attend any general meeting should submit to such searches or other security arrangements (including without limitation, requiring evidence of identity to be produced before entering the meeting and placing restrictions on the items of personal property which may be taken into the meeting) as they or he consider appropriate under the circumstances. The Directors or the chairman of the meeting may in their or his absolute discretion refuse entry to, or eject from, any general meeting any person who refuses to submit to a search or otherwise comply with such security arrangements.

19.6

The Board or the chairman of the meeting may take such action, give such direction or put in place such arrangements as they or he consider appropriate to secure the safety of the people attending the meeting and to promote the orderly conduct of the business of the meeting. Any decision of the chairman of the meeting on matters of procedure or matters arising incidentally from the business of the meeting, and any determination by the chairman of the meeting as to whether a matter is of such a nature, shall be final.

19.7	Directors may attend and speak at general meetings and at any separate meeting of the holders of any class of shares, whether or not they are members. The chairman of the meeting may permit other Persons who are not members of the Company or otherwise entitled to exercise the rights of members in relation to general meetings to attend and, at the chairman of the meeting’s discretion, speak at a general meeting or at any separate class meeting.

19.8	In the case of any general meeting, the Board may, notwithstanding the specification in the notice convening the general meeting of the place at which the chairman of the meeting shall preside (the “principal place”), make arrangements for simultaneous attendance and participation at satellite meeting places, or by way of any other electronic means, allowing persons not present together at the same place to attend, speak and vote at the meeting. The arrangements for simultaneous attendance and participation at satellite meeting places, or other places at which persons are participating via electronic means may include arrangements for controlling or regulating the level of attendance at any particular venue provided that such arrangements shall operate so that all members and proxies wishing to attend the meeting are able to attend at one or other of the venues. The members or proxies at the satellite meeting places, or other places at which persons are participating via electronic means, shall be counted in the quorum for, and be entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid if the chairman of the meeting is satisfied that adequate facilities are available throughout the meeting to ensure that the members or proxies attending at the satellite meeting places, or other places at which persons are participating via electronic means, are able to:

(a)	participate in the business for which the meeting has been convened;

(b)	see and hear all persons who speak (whether through the use of microphones, loud speakers, audio-visual communication equipment or otherwise) in the principal place and any other such place; and

(c)	be heard and seen by all other persons so present in the same way.

19.9	The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the principal place. If it appears to the chairman of the meeting that the facilities at the principal place or any satellite meeting place, have become inadequate for the purposes set out in Article 19.8, then the chairman of the meeting may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at the general meeting up to the point of the adjournment shall be valid. The provisions of Article 19.14 shall apply to that adjournment.

19.10	The Board may make arrangements for persons entitled to attend a general meeting or an adjourned general meeting to be able to view and hear the proceedings of the general meeting or adjourned general meeting and to speak at the meeting (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise) by attending at a venue anywhere in the world not being a satellite meeting place. Those attending at any such venue shall not be regarded as present at the general meeting or adjourned general meeting and shall not be entitled to vote at the meeting at or from that venue. The inability for any reason of any member present in person or by proxy at such a venue to view or hear all or any of the proceedings of the meeting or to speak at the meeting shall not in any way affect the validity of the proceedings of the meeting.

19.11	The Board may from time to time make any arrangements for controlling the level of attendance at any venue for which arrangements have been made pursuant to Article 19.8 (including without limitation the issue of tickets or the imposition of some other means of selection) it in its absolute discretion considers appropriate, and may from time to time change those arrangements. If a member, pursuant to those arrangements, is not entitled to attend in person or by proxy at a particular venue, he shall be entitled to attend in person or by proxy at any other venue for which arrangements have been made pursuant to Article 19.10. The entitlement of any member to be present at such venue in person or by proxy shall be subject to any arrangement then in force and stated by the notice of meeting or adjourned meeting to apply to the meeting.

19.12	If, after the sending of the notice of a general meeting but before the meeting is held, or after the adjournment of a general meeting but before the adjourned meeting is held (whether or not notice of the adjourned meeting is required), the Board decides that it is impracticable or unreasonable, for a reason beyond its control, to hold the meeting at the declared place (or any of the declared places, in the case of a meeting to which Article 19.8 applies) and/or time, it may change the place (or any of the declared places, in the case of a meeting to which Article 19.7 applies) and/or postpone the time at which the meeting is to be held. If such a decision is made, the Board may then change the place (or any of the declared places, in the case of a meeting to which Article 19.8 applies) and/or postpone the time again if it decides that it is reasonable to do so. In either case:

(a)	no new notice of the meeting need be sent, but the Board shall, if practicable, advertise the date, time and place of the meeting by public announcement and in two newspapers with national circulation in the United Kingdom and shall make arrangements for notices of the change of place and/or postponement to appear at the original place and/or at the original time; and

(b)	a proxy appointment in relation to the meeting may, if by means of a document in hard copy form, be delivered to the Office or such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with paragraph (a) of Article 23.6 or, if in electronic form, be received at the address (if any) specified by or on behalf of the Company in accordance with paragraph (b) of Article 23.6.

19.13	For the purposes of Articles 19.8, 19.9, 19.10, 19.11 and 19.12, the right of a member to participate in the business of any general meeting shall include, without limitation, the right to speak, vote on a poll, be represented by a proxy and have access to all documents which are required by the Companies Act or these Articles to be made available at the meeting.

19.14	Without prejudice to any other power of adjournment he may have under these Articles or at common law:

(a)	the chairman of the meeting may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place; and

(b)	the chairman of the meeting may, without the consent of the meeting, adjourn the meeting before or after it has commenced, to another date, time or place which the chairman of the meeting may decide, if the chairman of the meeting considers that:

(i)	there is not enough room for the number of members and proxies who wish to attend the meeting;

(ii)	the behaviour of anyone present prevents, or is likely to prevent, the orderly conduct of the business of the meeting;

(iii)	an adjournment is necessary to protect the safety of any person attending the meeting; or

(iv)	an adjournment is otherwise necessary in order for the business of the meeting to be properly carried out.

19.15

An adjournment may, subject to the provisions of the Companies Act and these Articles, be for such time and to such other place (or, in the case of a meeting held at a principal place and a satellite meeting place, such other places) as the chairman may, in his absolute discretion determine, notwithstanding that by reason of such adjournment some members may be unable to be present at the adjourned meeting. Any such member may nevertheless appoint a proxy for the adjourned meeting either in accordance with Articles 23.2, 23.3 and 23.6 or by means of a document in hard copy form which, if delivered at the meeting which is adjourned to the chairman or the secretary or any Director, shall be valid even though it is given at less notice than would otherwise be required by paragraph (a) of Article 23.6. Subject to the provisions of the Companies Act, it shall not be necessary to give notice of an adjourned meeting, except that when a meeting is adjourned for 30 days or more, or for an indefinite period, at least seven clear days’

notice shall be given specifying the time and place (or places, in the case of a meeting to which Article 19.8 applies) of the adjourned meeting and the general nature of the business to be transacted. No business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. Members who together represent at least the majority of the voting rights of all the members entitled to vote, present in person or by proxy, at the relevant meeting will constitute a quorum at an adjourned meeting.

19.16	Any resolution put to a vote at a general meeting shall be decided on a poll. This Article 19.16 may only be removed, amended or varied by resolution of the members passed unanimously at a general meeting of the Company.

19.17	Subject to Article 19.18, a poll shall be taken as the chairman directs and he may, and shall if required by the meeting, appoint scrutineers (who need not be members) and fix a time and a place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

19.18	A poll on the election of a chairman or on a question of adjournment shall be taken immediately. A poll on any other question shall be taken at the meeting or, the chairman may, with the consent of the meeting, determine that the poll shall be taken at such time and place as the chairman directs not being more than 30 days after the meeting.

20.	AMENDMENTS TO RESOLUTIONS

20.1	A special resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

(b)	the amendment does not go beyond what is necessary to correct a clear error in the resolution.

20.2	An ordinary resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)	written notice of the terms of the proposed amendment and of the intention to move the amendment have been delivered in hard copy to the Company at the Office or to such other place as may be specified by or on behalf of the Company for that purpose, or received in electronic form at such address (if any) for the time being specified by or on behalf of the Company for that purpose, at least 48 hours before the time for holding the meeting or the adjourned meeting at which the ordinary resolution in question is proposed (which, if the Board so specifies, shall be calculated taking no account of any part of a day that is not a working day) and the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the substance of the resolution; or

(b)	the chairman of the meeting, in his absolute discretion, decides that the proposed amendment may be considered or voted on.

20.3	With the consent of the chairman of the meeting, an amendment may be withdrawn by its proposer before it is voted on. If an amendment proposed to any resolution under consideration is ruled out of order by the chairman of the meeting, the proceedings on the resolution shall not be invalidated by any error in the ruling.

21.	PROPOSED MEMBER RESOLUTIONS

21.1	Where a member or members, in accordance with the provisions of the Companies Act, request the Company to (i) call a general meeting for the purposes of bringing a resolution before the meeting, or (ii) give notice of a resolution to be proposed at a general meeting, such request must, in each case and in addition to the requirements of the Companies Act, contain the following (and, to the extent that the request relates to the nomination of a Director, the content requirements of paragraph (b) of Article 25.1 also apply):

(a)	to the extent that the request relates to the nomination of a Director, as to each person whom the member(s) propose(s) to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

(b)	to the extent that that request relates to any business other than the nomination of a Director that the member(s) propose(s) to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such member(s) and any Member Associated Person, individually or in the aggregate, including any anticipated benefit to the member(s) or the Member Associated Person therefrom; and

(c)	as to the member(s) giving the notice and the Member Associated Person, if any:

(i)	the name and address of such member(s), as they appear on the Company’s books, and of such Member Associated Persons, if any;

(ii)	the class and number of shares of the Company which are owned beneficially and of record by such member(s) and such Member Associated Persons, if any;

(iii)	a description of all agreements, arrangements and understandings between: (i) such member (other than where the member is a Depositary) and such Member Associated Persons, if any; and (ii) such member (other than where the member is a Depositary) and such Member Associated Persons and each proposed nominee and any other Person or Persons (including their names) in connection with the nomination of a Director;

(iv)	the proposal of any other business by such member(s) or such Member Associated Person, if any;

(v)	any other information relating to such member or Member Associated Person within Article 21.2(b) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act; and

(vi)	to the extent known by the Member Associated Person or the member(s) giving the notice, the name and address of any other member or person within Article 21.2(a)—(c) supporting the nominee for election or re-election as a Director or the proposal of other business on the date of such request.

21.2	For the purposes of this Article 21.1, a Member Associated Person of any member shall mean:

(a)	any Person controlling, directly or indirectly, or acting in concert with, such member;

(b)	any beneficial owner of shares in the capital of the Company owned of record or beneficially (within the meaning of the Exchange Act) by such member; and

(c)	any Person controlling, controlled by or under common control with such Member Associated Person,

and in each case on whose behalf the member’s request in accordance with this Article 21 is made.

21.3	If a request made in accordance with Article 21.1 does not include the information specified in that Article, or if a request made in accordance with Article 21.1 is not received in the time and manner required by Article 21.4, in respect of such shares which the relevant member(s) or Member Associated Person own beneficially (the “member default shares”) the relevant member(s) shall not be entitled to vote, either personally or by proxy at a general meeting or at a separate meeting of the holders of that class of shares (or at an adjournment of any such meeting), the member default shares with respect to the matters detailed in the request made in accordance with Article 21.1.

21.4	Without prejudice to the rights of any member under the Companies Act, a member who makes a request to which Article 21.1 relates, must deliver any such request in writing to the secretary at the Office not earlier than the close of business on the one hundred and twentieth (120) calendar day nor later than the close of business on the ninetieth (90) calendar day prior to the date of the first anniversary of the preceding year’s annual general meeting provided, however, that in the event that the date of an annual general meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after the date of the first anniversary of the preceding year’s annual general meeting, notice by the member must be so delivered in writing not earlier than the close of business on the one hundred and twentieth (120) calendar day prior to such annual general meeting and not later than the close of business on the later of (i) the ninetieth (90) calendar day prior to such annual general meeting and (ii) the 10 calendar day after the day on which public announcement of the date of such annual general meeting is first made by the Company. In no event shall any adjournment or postponement of an annual general meeting or the public announcement thereof commence a new time period for the giving of a member’s notice as described in this Article 21.4.

Notwithstanding anything in the foregoing provisions of this Article 21.4 to the contrary, in the event that the number of Directors to be elected to the Board is increased and there is no public announcement, naming all of the nominees for Director or specifying the size of the increased Board, made by the Company at least one hundred (100) calendar days prior to the date of the first anniversary of the preceding year’s annual general meeting or, a member’s notice required by this Article 21.4 shall also be considered as validly delivered in accordance with this Article 21.4, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the Office not later than 5.00 pm, local time, on the tenth (10) calendar day after the day on which such public announcement is first made by the Company.

Notwithstanding the provisions of Articles 21.1 or 21.3 or the foregoing provisions of this Article 21.4, a member shall also comply with all applicable requirements of the Companies Act and of the Exchange Act with respect to the matters set forth in Articles 21.1 or 21.3 or in this Article 21.4. Nothing in Article 21.1 or 21.3 or in this Article 21.4 shall be deemed to affect any rights of members to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act, to the extent applicable to the Company and, in such event, subject in each case to compliance with the Exchange Act.

22.	VOTES OF MEMBERS

22.1	Subject to any relevant special rights or restrictions attached to any shares (including, for the avoidance of doubt, such rights and restrictions set out in Article 4.1 and Article 25.10), on a vote on a resolution on a poll every member present in person or by proxy shall have one vote for every share of which is the holder or in respect of which his appointment of proxy or corporate representative has been made.

22.2	A member, proxy or corporate representative entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses the same way.

22.3	In the case of joint holders the vote of the senior who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of members.

22.4	A member in respect of whom an order has been made by any court or official having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder may vote by any person authorised in that behalf by that court or official and such person may vote by proxy. Evidence to the satisfaction of the Board of the authority of the person claiming the right to vote shall be delivered to the Office, or such other place as is specified in accordance with these Articles for the delivery or receipt of appointments of proxy, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised (provided that the Company may specify, in any case, that in calculating the period of 48 hours, no account shall be taken of any part of a day that is not a working day). Failure to satisfy the requirements of this Article 22.4 shall cause the right to vote not to be exercisable.

22.5	No member shall have the right to vote at any general meeting or at any separate meeting of the holders of any class of shares, either in person or by representative or proxy, in respect of any share held by him unless all amounts presently payable by him in respect of that share have been paid.

22.6	If at any time the Board is satisfied that any member, or any other Person appearing to be interested in shares held by such member, has been duly served with a notice under section 793 of the Companies Act (a “section 793 notice”) and is in default for the prescribed period in supplying to the Company the information thereby required, or, in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular, then the Board may, in its absolute discretion at any time by notice (a “direction notice”) to such member direct that:

(a)	in respect of the shares in relation to which the default occurred (the “default shares”, which expression includes any shares issued after the date of the section 793 notice in respect of those shares) the member shall not be entitled to attend or vote either personally or by proxy at a general meeting or at a separate meeting of the holders of that class of shares or on a poll; and

(b)	in respect of the default shares:

(i)	no payment shall be made by way of dividend and no share shall be allotted or distributed pursuant to Articles 40.1, 41.1, and 41.2; and

(ii)	no transfer of any default share shall be registered unless:

(A)	the member is not himself in default as regards supplying the information requested and it has been proved to the satisfaction of the Board that no person in default of supplying the information required is interested in any of the shares which are the subject of the transfer; or

(B)	the transfer is an approved transfer.

22.7	The Company shall send the direction notice to each other Person appearing to be interested in the default shares, but the failure or omission by the Company to do so shall not invalidate such notice.

22.8	Any direction notice shall cease to have effect not more than seven days after the earlier of receipt by the Company of:

(a)	a notice of an approved transfer, but only in relation to the shares transferred; or

(b)	all the information required by the relevant section 793 notice, in a form satisfactory to the Board.

22.9	The Board may at any time send a notice cancelling a direction notice.

22.10	The Company may exercise any of its powers under Article 4.10 in respect of any default share that is held in uncertificated form.

22.11	For the purposes of this Article 22.11 and Articles 22.6, 22.7, 22.8, 22.9 and 22.10:

(a)	a Person shall be treated as appearing to be interested in any shares if the member holding such shares has sent to the Company a notification under section 793 of the Companies Act which either:

(i)	names such Person as being so interested; or

(ii)	fails to establish the identities of all those interested in the shares, and (after taking into account the said notification and any other relevant section 793 notification) the Company knows or has reasonable cause to believe that the Person in question is or may be interested in the shares;

(b)	the prescribed period is 14 days from the date of service of the section 793 notice; and

(c)	a transfer of shares is an approved transfer if:

(i)	it is a transfer of shares pursuant to an acceptance of a takeover offer (within the meaning of section 794 of the Companies Act);

(ii)	the Board is satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the shares the subject of the transfer to a party unconnected with the member and with any other Person appearing to be interested in the shares; or

(iii)	the transfer results from a sale made through a recognised investment exchange as defined in the Financial Services and Markets Act 2000 or any other stock exchange outside the United Kingdom on which the Company’s shares are normally traded.

22.12	Nothing contained in Article 22.6, 22.7, 22.8, 22.9 and 22.10 limits the power of the Company under section 794 of the Companies Act.

22.13	Any objection to the qualification of any Person voting at a general meeting or on a poll or to the counting of, or failure to count, any vote, must be made at the meeting or adjourned meeting or at the time the poll is taken (if not taken at the meeting or adjourned meeting) at which the vote objected to is tendered. Every vote not disallowed at such meeting shall be valid and every vote not counted which ought to have been counted shall be disregarded. Any objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive. If a vote is not disallowed by the chairman of the meeting it is valid for all purposes.

22.14	The Company shall not be bound to enquire whether any proxy or corporate representative votes in accordance with the instructions given to him by the member he represents and if a proxy or corporate representative does not vote in accordance with the instructions of the member he represents the vote or votes cast shall nevertheless be valid for all purposes.

22.15	If any votes are counted which ought not to have been counted, or might have been rejected, the error shall not vitiate the result of the voting unless it is pointed out at the same meeting, or any adjournment of the meeting, and, in the opinion of the chairman, it is of sufficient magnitude to vitiate the result of the voting.

23.	PROXIES AND CORPORATE REPRESENTATIVES

23.1	A member is entitled to appoint another Person as his proxy to exercise all or any of his rights to attend and to speak and vote at a meeting of the Company in respect of the shares to which the proxy appointment relates. The proxy appointment shall, unless it provides to the contrary, be valid for any adjournment of the meeting as well as for the meeting to which it relates. A proxy need not be a member.

23.2	The appointment of a proxy shall be:

(a)	in the case of a proxy relating to shares in the capital of the Company held in the name of a Depositary, in a form or manner of communication approved by the Board, which may include, without limitation, a voter instruction form to be provided to the Company by certain third parties on behalf of the Depositary. Subject thereto, the appointment of a proxy may be:

(i)	in hard copy form; or

(ii)	in electronic form, to the electronic address provided by the Company for this purpose; or

(b)	in the case of a proxy relating to the shares to which paragraph (a) of Article 23.2 does not apply:

(i)	in any usual form or in any other form or manner of communication which the Board may approve. Subject thereto, the appointment of a proxy may be:

(A)	in hard copy form; or

(B)	in electronic form, to the electronic address provided by the Company for this purpose;

23.3	The appointment of a proxy, whether made in hard copy form or in electronic form, shall be executed by or on behalf of the appointor in such manner as the Directors may approve, which in the case of a corporation may be either under its common seal or under the hand of a duly authorised officer or other person duly authorised for that purpose or in any other manner authorised by its constitution.

23.4	The Board may, if it thinks fit, but subject to the provisions of the Companies Act, at the Company’s expense (with or without provision for their return prepaid) send hard copy forms of proxy for use at the meeting, or at any separate meeting of the holders of any class of shares, and issue invitations in electronic form to appoint a proxy in relation to the meeting in such form as may be approved by the Board. If, for the purpose of any meeting appointments of proxy or invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the members entitled to be sent a notice of the meeting and to vote at it. The accidental omission or the failure due to circumstances beyond the Company’s control, to send or make available such an appointment of proxy or give such an invitation to, or the non-receipt thereof by, any member entitled to attend and vote, at a meeting shall not invalidate the proceedings at that meeting.

23.5	The appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned. A member may appoint more than one proxy to attend on the same occasion, provided that each such proxy is appointed to exercise the rights attached to a different share or shares held by that member. References in these Articles to an appointment of proxy include references to an appointment of multiple proxies.

23.6	Without prejudice to paragraph (b) of Article 19.12 or the second sentence of Article 19.15, the appointment of a proxy shall:

(a)	if in hard copy form, be delivered by hand or by post to the Office or such other place within the United Kingdom as may be specified by or on behalf of the Company for that purpose:

(i)	in the notice convening the meeting; or

(ii)	in any form of proxy sent by or on behalf of the Company in relation to the meeting,

by the time specified by the Board (as the Board may determine, in compliance with the provisions of the Companies Act) in any such notice or form of proxy; and

(b)	if in electronic form, be received at the electronic address to which the appointment of a proxy may be sent by electronic means pursuant to a provision of the Companies Act or to any other address specified by or on behalf of the Company for the purpose of receiving the appointment of a proxy in electronic form:

(i)	in the notice convening the meeting;

(ii)	in any form of proxy sent by or on behalf of the Company in relation to the meeting;

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting; or

(iv)	on a website that is maintained by or on behalf of the Company and identifies the Company,

by the time specified by the Board (as the Board may determine, in compliance with the provisions of the Companies Act) in any such method of notification.

The Board may specify, when determining the dates by which proxies are to be lodged, that no account need be taken of any part of a day that is not a working day.

23.7	Subject to the provisions of the Companies Act, where the appointment of a proxy is expressed to have been or purports to have been sent or supplied by a Person on behalf of a holder:

(a)	the Company may treat the appointment as sufficient evidence of that Person’s authority to execute the appointment of proxy on behalf of that member; and

(b)	the holder shall, if requested by or on behalf of the Company at any time, send or procure the sending of reasonable evidence of the authority under which the appointment of proxy has been made, sent or supplied (which may include, without limitation, a copy of such authority certified notarially or in some other way approved by the Board), to such address and by such time as may be specified in the request and, if the request is not complied with in any respect, the appointment of proxy may be treated as invalid.

23.8	Subject to Article 23.7, a proxy appointment which is not delivered or received in accordance with Article 23.6 shall be invalid. Where two or more valid appointments of proxy are delivered or received in respect of the same share in relation to the same meeting, the one which was last delivered or received shall, unless otherwise specified in the notice convening the meeting, be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which is last delivered or received, or if the Company determines that it has insufficient evidence to decide whether or not a proxy appointment is in respect of the same share, it shall be entitled determine which proxy appointment (if any) is to be treated as valid. Subject to the Companies Act, the Company may determine at its discretion when a proxy appointment shall be treated as delivered or received for the purposes of these Articles.

23.9	The Company shall not be required to check that a proxy or corporate representative votes in accordance with any instructions given by the member by whom he is appointed. Any failure to vote as instructed shall not invalidate the proceedings on the resolution.

23.10	Any corporation which is a member of the Company (the “grantor”) may, by resolution of its directors or other governing body, authorise such Person or Persons as it thinks fit to act as its representative or representatives at any meeting of the Company or at any separate meeting of the holders of any class of shares. A Director, the secretary or other person authorised for the purpose by the secretary may require all or any of such Persons to produce a certified copy of the resolution of authorisation before permitting him to exercise his powers. Such Person is entitled to exercise (on behalf of the grantor) the same powers as the grantor could exercise if it were an individual member of the Company. Where a grantor authorises more than one Person and more than one authorised Person purports to exercise a power in respect of the same shares:

(a)	if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way; and

(b)	if they do not purport to exercise the power in the same way as each other, the power is treated as not exercised.

23.11	The termination of the authority of a Person to act as a proxy or duly authorised representative of a corporation does not affect:

(a)	whether he counts in deciding whether there is a quorum at a meeting;

(b)	the validity of anything he does as chairman of a meeting;

(c)	the validity of a poll demanded by him at a meeting; or

(d)	the validity of a vote given by that Person,

unless notice of the termination was either delivered or received as mentioned in the following sentence at least 24 hours before the start of the relevant meeting or adjourned meeting or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll. Such notice of termination shall be either by means of a document in hard copy form delivered to the Office or to such other place within the United Kingdom as may be specified by or on behalf of the

Company in accordance with paragraph (a) of Article 23.6 or in electronic form received at the address specified by or on behalf of the Company in accordance with paragraph (b) of Article 23.6, regardless of whether any relevant proxy appointment was effected in hard copy form or in electronic form.

23.12	A proxy given in the form of a power of attorney or similar authorisation granting power to a Person to vote on behalf of a member at forthcoming meetings in general shall not be treated as valid if it grants authorisation for a period of more than three years, unless a contrary intention is stated in it.

24.	NUMBER OF DIRECTORS

The Company must have a minimum of two Directors and a maximum of nine Directors. Except as otherwise determined by a resolution of the Board, the entire Board shall consist of nine Directors; provided, however, that prior to the Sunset Date, any such resolutions shall require the vote of two-thirds of the entire Board; provided, further, that prior to the fifth anniversary of the date of the Adoption of these Articles, any such resolutions shall also require the approval of a majority of the Directors who are independent of Grupo VM and otherwise unconflicted with respect to such matter.

25.	APPOINTMENT OF DIRECTORS

25.1	No person shall be appointed a Director at any general meeting unless:

(a)	he is nominated by the Board; or

(b)	notice in respect of that person is given by a member qualified to vote at the meeting has been received by the Company in accordance with Article 21.1 and Article 21.4 or section 338 of the Companies Act of the intention to nominate that person for appointment stating the particulars which would, if he were so appointed, be required to be included in the Company’s register of directors, together with notice by that person of his willingness to be appointed.

25.2	Except as otherwise authorised by the Companies Act, a motion for the appointment of two or more persons as Directors by a single resolution shall not be made unless a resolution that it should be so made has first been agreed to by the meeting without any vote being given against it.

25.3	Prior to the Sunset Date, subject to and in accordance with this Article 25, in connection with any election of Directors, Grupo VM shall have the right to nominate, for election at any meeting of members called for the purpose of electing Directors for, or to appoint persons to fill vacancies in, the Board, a number of Director candidates (each such candidate, a “Grupo VM Nominee”) equal to its Percentage Interest multiplied by the number of Directors constituting the entire Board, rounded up to the nearest whole number, calculated on the date that is ten days prior to the beginning of the period during which members may give notice of a resolution to be proposed at a general meeting pursuant to Article 21; provided, however, that in the event such whole number would cause the Grupo VM Nominees to constitute two-thirds or more of the entire Board, such result shall be rounded down to the nearest whole number. Prior to the Decrease Date, Grupo VM shall at all times nominate at least two Grupo VM Directors who shall qualify as independent directors under the Nasdaq Rules (regardless of whether Company Ordinary Shares are listed thereon). On and after the Decrease Date, until the number of Grupo VM Directors is reduced to one, Grupo VM shall at all times nominate at least one Grupo VM Director who shall qualify as an independent director under the Nasdaq Rules (regardless of whether Company Ordinary Shares are listed thereon).

25.4

Prior to the Decrease Date, subject to and in accordance with this Article 25.4, the Independent Directors (or, if there are no Independent Directors, the Directors who qualify as independent under the Exchange Rules and are not Grupo VM Directors) shall have the exclusive right to nominate persons on behalf of the Board for election at any meeting of members called for the purpose of electing Directors for, or to appoint persons to fill vacancies in, the Board, subject to the right of Grupo VM to designate and nominate Directors under these Articles or any contractual agreement between Grupo VM and the Company and subject to Articles 25.5, 25.6 and 25.7. On and after the Decrease Date, the Board shall have the right to nominate persons on behalf of the Board for election at any meeting of members called for the purpose of electing Directors for, or to fill vacancies in, the Board, subject to the exclusive right of Grupo VM to designate and nominate Directors under these Articles or any contractual agreement between Grupo VM and the Company and subject to Articles 25.5, 25.6 and 25.7. With respect to any meeting of members called for the purpose of electing Directors prior to the Decrease Date, the number of nominations by the Independent Directors (or, if there are no Independent Directors, the Directors who qualify as independent under the Exchange Rules and are not Grupo VM Directors) shall not exceed the number of the entire Board reduced by the number of Grupo VM Directors and by any person entitled to nomination under Articles 25.5, 25.6 and 25.7.

25.5	Subject to these Articles, for so long as AK is serving as the executive chairman of the Company (the “Executive Chairman”), he shall be entitled to nomination for election as a Director at any meeting of members called for the purpose of electing Directors.

25.6	Prior to the third anniversary of the date of adoption of these Articles, if AK is not serving as the Executive Chairman, Grupo VM and/or the Independent Directors may submit the names of one or more Person(s) to the Nominating and Corporate Governance Committee for consideration to be appointed as a Director and act as the Executive Chairman. The Nominating and Corporate Governance Committee shall evaluate the qualifications of each such Person to serve as a Director and the Executive Chairman and, following such evaluation, shall make a recommendation to the Board for action by the requisite approval of the entire Board as to such Person under paragraph (b) of Article 34.3 for appointment of a replacement Executive Chairman. In the event the requisite approval of the entire Board is not obtained in accordance with paragraph (b) of Article 34.3, Grupo VM and/or the Independent Directors may, and in any event Grupo VM shall, in good faith and consistent with the requirements of this Article 25, within 30 days of such disapproval, submit the names of one or more additional (but not the same) Person(s) to serve as a Director and act as the Executive Chairman for approval in accordance with the foregoing sentence. Grupo VM shall continue to submit the names of additional (but not the same) Persons in accordance with this Article 25.6 until the earlier of (x) such time as an Executive Chairman is appointed and (y) the third anniversary of the adoption of these Articles. In the event the Executive Chairman is a Grupo VM Director or an Affiliate of Grupo VM, the Executive Chairman shall constitute a Grupo VM Nominee and a Grupo VM Director for all purposes under these Articles.

25.7	On or after the third anniversary of the adoption of these Articles, if AK is not serving as the Executive Chairman, the Board may determine that the chief executive should serve as a member of the Board; provided, that (A) if the chief executive officer is an Affiliate of Grupo VM, he or she shall be deemed to be a Grupo VM Nominee and a Grupo VM Director, as the case may be, for all purposes under these Articles and (B) if the chief executive officer was a Grupo VM Director prior to such Board determination, he or she shall be deemed to be a Grupo VM Nominee and a Grupo VM Director, as the case may be, for all purposes under these Articles.

25.8

(a)	Each Director shall at all times (A) be qualified to serve as a Director under applicable rules and policies of the Company, the Exchange and applicable Law and (B) have demonstrated good judgment, character and integrity in his or her personal and professional dealings and have relevant financial, management and/or global business experience.

(b)

Each of the Director Nominees nominated as an Independent Director or as a Grupo VM Director who is required to qualify as “independent” under the Nasdaq Rules (any such Director Nominee, a “Qualified Director Nominee”) shall at all times be qualified to serve as a Director under applicable rules and policies of the Company, the Exchange and applicable Law. Such qualification shall be determined with respect to each Qualified Director Nominee by the nominating and corporate governance committee of the Board, or other committee performing the functions of nominating Directors for election to the Board (the “Nominating and Corporate Governance Committee”), acting reasonably and in good faith and in a manner consistent with the fiduciary duties applicable to directors and the rules of the Exchange and applicable Law. In addition, in evaluating the Qualified

Director Nominees for nomination, the Nominating and Corporate Governance Committee shall consider whether each Qualified Director Nominee (i) has demonstrated good judgement, character and integrity in his or her personal and professional dealings and (ii) has relevant financial, management and/or global business experience, each as determined by the Nominating and Corporate Governance Committee, acting reasonably and in good faith and in a manner consistent with the fiduciary duties applicable to directors and the rules of the Exchange and applicable Law. In the event the Nominating and Corporate Governance Committee determines reasonably and in good faith and in a manner consistent with the fiduciary duties applicable to directors, that a Qualified Director Nominee is ineligible to serve under the applicable rules and policies of the Company, the Exchange and applicable Law, or otherwise does not satisfy the standards for service on the Board specified above, the Nominating and Corporate Governance Committee will inform Grupo VM, the Board and the Qualified Director Nominee of its determination and the basis therefor in writing and in reasonable detail and will allow a reasonable opportunity for Grupo VM, the Board and the Qualified Director Nominee to evaluate the determination, including through meetings and discussions with the Nominating and Corporate Governance Committee regarding the circumstances of his or her eligibility to serve. Following such discussions, if the Nominating and Corporate Governance Committee, acting reasonably and in good faith and in a manner consistent with the fiduciary duties applicable to directors, has not reversed its determination that the Qualified Director Nominee is ineligible to serve, then, in the case of a Qualified Director Nominee who has been submitted for nomination, Grupo VM, the Independent Directors or the Board, as applicable, shall submit in good faith a replacement Qualified Director Nominee for consideration by the Nominating and Corporate Governance Committee as promptly as possible but in all cases within thirty (30) days, in accordance with the requirements of this Article 25, or in the case of a Qualified Director Nominee who is an incumbent Director, such Qualified Director Nominee will, if requested by the Nominating and Corporate Governance Committee, promptly tender his or her resignation from the Board or committee of the Board, as applicable, and the resulting vacancy will be filled pursuant to this Article 25.

25.9	The Company shall, until the Sunset Date, subject to applicable Law and to Article 25.8, include the Director Nominees in the slate of nominees recommended by the Board to the members, and included in the related Company notice of annual or other general meeting, voting ballots, proxy notice, or proxy statement (if applicable) and proposed as a resolution at such annual or general meeting, for election to the Board at any annual or other general meeting of the members of the Company at which Directors are to be elected.

25.10	In the event that at a general meeting the number of resolutions to be put to the meeting for appointment of a person as a Director (each a “Director Resolution”) exceeds the Board Vacancy Number at that time:

(a)	a share may only be voted in favour of such number of the Director Resolutions that is equal to or less than the Board Vacancy Number; and

(b)	the person(s) that shall be appointed Director(s) shall first be the person who, as compared to the rest of the Director Resolutions, receives the greatest number of “for” votes (whether or not the “for” votes are a majority of the votes cast in respect of that Director Resolution), and then shall second be the person who, as compared to the rest of the Director Resolutions, receives the second greatest number of “for” votes (whether or not a majority of those “for” votes are a majority of the votes cast in respect of that Director Resolution) and so on until the number of Directors appointed equals (but in no circumstance exceeds) the Board Vacancy Number.

For the purpose of this Article 25.10, “Board Vacancy Number” means the number of Directors which constitutes the entire Board under Article 24 less the number of Directors in office at the date of the relevant general meeting who are not retiring from office at that general meeting.

25.11

At every annual general meeting all the Directors shall retire from office and will be eligible, subject to applicable Law, for nomination for re-appointment by the Board in accordance with this Article 25. A

Director retiring at a general meeting retires at the end of that meeting or (if earlier) when a resolution is passed to appoint another person in the Director’s place. Where a retiring Director is re-appointed, he continues as a Director without a break.

25.12	Article 25.3 shall not apply to any resolution proposed to be voted on at a general meeting in respect of the proposed removal of an existing Director and appointment of a person instead of the person so removed, which pursuant to the Companies Act shall be proposed as an ordinary resolution. Subject to these Articles and any agreement entered into with a member in writing, in addition to any power to remove Directors conferred by the Law, the Company can pass a special resolution to remove a Director from office even though his time in office has not ended and can (subject to these Articles) appoint a person to replace a Director who has been removed in this way by passing an ordinary resolution.

25.13	Subject to the provisions of these Articles, the Company may by ordinary resolution appoint a person who is willing to act as a Director, and is permitted by Law to do so, to be a Director, either to fill a vacancy or as an additional Director. Any Director elected in accordance with this Article 25.13 shall hold office for the remainder of the full term of the class of Directors in which the vacancy occurred or to which the new Director is appointed, until his successor is appointed or until his earlier resignation or removal in accordance with Article 31.

25.14	Subject to the provisions of these Articles, the Board may appoint a person who is willing to act as a Director and is permitted by Law to do so, either to fill a vacancy or as an additional Director. Any Director elected in accordance with this Article 25.14 shall hold office for the remainder of the full term of the class of Directors in which the vacancy occurred or to which the new Director is appointed, until his successor is appointed or until his earlier resignation or removal in accordance with Article 31.

25.15	A Director shall not be required to hold any shares in the capital of the Company by way of qualification.

26.	DIRECTORS’ FEES AND EXPENSES

26.1	Unless otherwise determined by the Company by ordinary resolution, the remuneration of the Directors (other than the Executive Chairman, any chief executive officer who is serving as a Director, alternate Directors and Directors employed by the Company in an executive capacity, each of whom shall not receive separate remuneration for his services as a Director) for their services in the office of Director shall be as the Board may from time to time determine. The fees of the Directors shall be deemed to accrue from day to day and shall be distinct from and additional to any remuneration or other benefits which may be paid or provided to any Director pursuant to any other provision of these Articles.

26.2	The Directors may also be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Directors, or of committees of the Board, or general meetings or separate meetings of the holders of any class of shares or debentures of the Company or otherwise in connection with the discharge of their duties as Directors. The Company can also fund a Director’s or former Director’s expenditure and that of a Director or former Director of any holding company of the Company for the purposes permitted by the Law and can do anything to enable a Director or former Director or a Director or former Director of any holding company of the Company to avoid incurring such expenditure all as provided in the Law.

26.3	Any Director who holds any executive office or who serves on any committee of the Board or who performs services which the Board considers go beyond the ordinary duties of a Director may be paid such special remuneration (whether by way of bonus, commission, participation in profits or otherwise) as the Board may determine.

27.	DIRECTORS’ GRATUITIES AND BENEFITS

27.1

The Board may (by the establishment of, or maintenance of, schemes or otherwise) provide benefits, whether by the payment of allowances, gratuities or pensions, or by insurance or death, sickness or disability benefits or otherwise, for any past or present Director or employee of the Company or any past or present Director or employee of any of the Company’s parent or subsidiary undertakings or any undertaking associated with, or any business acquired by, any of them, and for any member of his family (including a spouse or civil partner and a former spouse or former civil partner) or any person who is or was dependent on him and may (before as well as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

27.2	Any past or present Director or employee of the Company or any past or present director or employee of any of the Company’s parent or subsidiary undertakings or any undertaking associated with, or any business acquired by, any of them, and any relations or dependents of such Directors and employees will not be accountable to the Company or the members for any benefit provided pursuant to this Article 27. Anyone receiving such a benefit will not be disqualified from being or becoming a Director of the Company.

28.	ALTERNATE DIRECTORS

28.1	Any Director (other than an alternate Director) may appoint any other Director, or any other person approved by resolution of two-thirds of the entire Board and willing to act and permitted by Law to do so, to be an alternate Director and may remove an alternate Director appointed by him from his appointment as alternate Director. Subject to the foregoing, a Director may appoint more than one alternate and a person may act as alternate for more than one Director. A Director may appoint an alternate director by sending a signed written notice of appointment to the office or to an address specified by the Company or by tabling it at a meeting of the Directors, or in such other way as the Board shall approve.

28.2	An alternate Director shall be entitled to receive notices of meetings of the Directors and of committees of the Directors of which his appointor is a member, to attend and vote at any such meeting at which the Director appointing him is not present but at which meeting such Director would be entitled to vote, and generally to perform all of the functions of his appointor as a Director in his absence, but shall not (unless the Company by ordinary resolution otherwise determines) be entitled to any fees for his services as an alternate Director. If an alternate Director is himself a Director, or he attends any meeting as an alternate Director for more than one Director, he can vote cumulatively for himself and for each other Director he represents but he cannot be counted more than once for the purposes of the quorum.

28.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director. If a Director retires but is reappointed or deemed to have been reappointed at the meeting at which he retires, any appointment of an alternate Director made by him which was in force immediately prior to his retirement shall continue after his reappointment.

28.4	An alternate Director shall cease to be an alternate Director on the occurrence (in relation to the alternate Director) of any event which, if it occurred in relation to his appointor, would result in the termination of the appointor’s appointment as Director.

28.5	An appointment or removal of an alternate Director shall be by notice in writing to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Board.

28.6	Save as otherwise provided in these Articles, an alternate Director:

(a)	shall be deemed for all purposes to be a Director;

(b)	shall alone be responsible for his own acts and omissions;

(c)	shall, in addition to any restrictions which may apply to him personally, be subject to the same restrictions as his appointor; and

(d)	shall not be deemed to be the agent of the Director appointing him.

29.	POWERS OF THE BOARD

29.1

Subject to the provisions of the Companies Act, these Articles and to any directions given by special resolution to take or refrain from taking, specified action, the business of the Company shall be managed by the Board who may exercise all the powers of the Company, including without limitation the power to dispose of all or any part of the undertaking of the Company. No alteration of these Articles and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article 29.1 shall not be limited by any special power given to the Board by these Articles, and a meeting of the Board at which a quorum is present may exercise all powers exercisable by the Board.

29.2	The Board may exercise the voting power conferred by the shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including without limitation the exercise of that power in favour of any resolution appointing its members or any of them as directors of such body corporate, or voting or providing for the payment of remuneration or the provision of indemnification to the directors of such body corporate).

29.3	The Board may decide to make provision for the benefit of persons employed or formerly employed by the Company or any of its Subsidiaries (other than a Director or former Director or shadow Director) in connection with the cessation or transfer to any Person of the whole or part of the undertaking of the Company or that Subsidiary.

30.	DELEGATION OF DIRECTORS’ POWERS

30.1	Subject to the provisions of these Articles, the Directors may delegate any of the powers which are conferred on them under these Articles:

(a)	to a committee consisting of one or more Directors and (if thought fit) one or more other persons, to such an extent and on such terms and conditions as the Board thinks fit (and such ability of the Directors to delegate under this Article applies to all powers and discretions and will not be limited because certain Articles refer to powers and discretions being exercised by committees authorised by Directors while other Articles do not);

(b)	to such person by such means (including by power of attorney), to such an extent, and on such terms and conditions, as they think fit including delegation to any Director holding any executive office, any manager or agent such of its powers as the Board considers desirable to be exercised by him; or

(c)	to any specific Director or Directors (with power to sub-delegate). These powers can be given on terms and conditions decided on by the Directors either in parallel with, or in place of, the powers of the Directors acting jointly.

Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to one or more Directors (whether or not acting as a committee) or to any employee or agent of the Company all or any of the powers delegated and may be made subject to such conditions as the Board may specify, and may be revoked or altered. References in these Articles to any committee, Director, employee or agent include those acting under a delegation pursuant to this Article 30.1. The Directors can remove any people they have appointed in any of these ways and cancel or change anything that they have delegated, although this will not affect anybody who acts in good faith who has not has any notice of any cancellation or change.

30.2	Prior to the Sunset Date, and subject to applicable Law and the rules of the Exchange, each committee of the Board shall contain a number of Grupo VM Directors equal to the product (rounded up to the nearest whole number) of (a) the total number of members of such committee and (b) Grupo VM’s Percentage Interest, provided, however, that, prior to the Decrease Date, Independent Directors (or, if there is an insufficient number of Independent Directors to constitute such a majority, Independent Directors or Directors who qualify as independent under the Exchange Rules and are not Grupo VM Directors) shall constitute a majority of the Nominating and Corporate Governance Committee, and, provided, further, that at all times that the Board has constituted the BCA Special Committee (as defined in the BCA) it shall be a three-member committee composed of two Independent Directors and one Grupo VM Director who qualifies as independent under the Exchange Rules. Subject to this Article 30.2, the appointment of Directors to committees of the Board, including the chairpersons thereof, shall be determined by two-thirds of the entire Board.

30.3	Subject to Article 30.4, the proceedings of any committee appointed under paragraph (a) of Article 30.1 with two or more members shall be governed by such of these Articles as regulate the proceedings of Directors so far as they are capable of applying, and the quorum at a meeting of any such committee shall be two.

30.4	The Directors may make rules regulating the proceedings of such committees, which shall prevail over any rules derived from these Articles pursuant to Article 30.2 if, and to the extent that, they are not consistent with them.

30.5	The Directors may, by power of attorney or otherwise, appoint any person, whether nominated directly or indirectly by the Directors, to be the agent of the Company for such purposes, with such powers, authorities and discretions (not exceeding those vested in the Board) and subject to such conditions as they think fit. The Directors may revoke or vary any such appointment or delegation and may also authorise the agent to sub-delegate all or any of the powers, authorities and discretions vested in him.

30.6	The power to delegate under Article 30.1 includes the power to delegate the determination of any fee, remuneration or other benefit which may be paid or provided to any Director.

30.7	The Board may appoint any person to any office or employment having a designation or title including the word “director” or attach to any existing office or employment with the Company such a designation or title and may terminate any such appointment or the use of any such designation or title. The inclusion of the word “director” in the designation or title of any such office or employment shall not imply that the holder is a Director, and the holder shall not thereby be empowered in any respect to act as, or be deemed to be, a Director for any of the purposes of these Articles.

31.	DISQUALIFICATION AND REMOVAL OF DIRECTORS

A person ceases to be a Director if:

(a)	he ceases to be a Director by virtue of any provision of the Companies Act (including, without limitation, section 168 of the Companies Act) or he becomes prohibited by Law from being a Director;

(b)	he becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a Director and may remain so for more than three months;

(d)	by reason of his mental health a court makes an order which wholly or partly prevents him from personally exercising any powers or rights he would otherwise have;

(e)	he resigns his office by notice in writing to the Company;

(f)	in the case of a Director who holds any executive office, his appointment as such is terminated or expires and the Board resolves that he should cease to be a Director;

(g)	he is absent for more than six consecutive months without permission of the Board from meetings of the Board held during that period and the Board resolves that he should cease to be a Director; or

(h)	he dies.

32.	EXECUTIVE DIRECTORS

32.1

Subject to the provisions of the Companies Act, the Directors may appoint one or more of their number to the office of Executive Chairman, executive vice-chairman (“Executive Vice-Chairman”), chief executive or to any other executive office of the Company (including, without limitation, to hold the office of president and/or treasurer but excluding that of auditor) and any such appointment may be made for such terms, at such remuneration and on such other conditions as the Directors think fit. The Company may enter into an agreement or arrangement with any such Director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a Director. The Board may revoke or vary any such appointment but without prejudice to any rights or claims which the person whose appointment is revoked or varied may have against the Company because of the revocation or variation.

32.2	Any appointment of a Director to an executive office shall terminate if he ceases to be a Director but without prejudice to any rights or claims which he may have against the Company by reason of that cessation. Except as provided in Article 31, a Director appointed to an executive office shall not cease to be a Director merely because his appointment to such executive office terminates.

32.3	The emoluments of any Directors holding executive office for his services shall be determined by the Board, and may be of any description, including without limitation admission to, or continuance of, membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits for employees or their dependants, or the payment of a pension or other benefits to him or his dependants on or after retirement or death, apart from membership of any such scheme or fund.

32.4	AK shall be the initial Executive Chairman. Except as otherwise delegated or agreed from time to time by (a) prior to the third anniversary of the adoption of these Articles, two-thirds of the entire Board or (b) on or after the third anniversary of the adoption of these Articles, the Board, the Executive Chairman shall have the authority and responsibilities set out in the guidelines established by the Board as at the date of adoption of these Articles.

32.5	Except as otherwise delegated or agreed from time to time by (a) prior to the third anniversary of the adoption of these Articles, two-thirds of the entire Board or (b) on or after the third anniversary of the adoption of these Articles, a majority of the entire Board, the Executive Vice-Chairman shall have the authority and responsibilities set out in the guidelines established by the Board as at the date of adoption of these Articles.

33.	DIRECTORS’ INTERESTS

33.1	For the purposes of these Articles (i) a conflict of interest may include (x) a conflict of interest and duty, (y) a conflict of duties, (ii) interest includes both direct and indirect interests and (iii) a Contract includes references to an existing or proposed contract and to an existing or proposed transaction or arrangement whether or not it is or will be a contract.

33.2	For the purposes of section 175 of the Companies Act, the Board may (subject to such terms and conditions, if any, as the Board may think fit to impose from time to time, and always subject to the Board’s right to vary or terminate such authorisation) authorise, to the fullest extent permitted by Law:

(a)	any matter proposed to it in accordance with these Articles which would, if not so authorised, involve a breach of duty by a Director under that section, including, without limitation, any matter which relates to a situation in which a Director has, or can have, an interest which conflicts, or possibly may conflict, with the interests of the Company or which may reasonably be regarded as likely to give rise to a conflict of interest; and

(b)	a Director to accept or continue in any office, employment or position in addition to his office as a Director and, without prejudice to the generality of paragraph (a) of this Article 33.2, may authorise the manner in which a conflict of interest arising out of such office, employment or position may be dealt with, either before or at the time that such a conflict of interest arises, provided that any such authorisation will be effective only if:

(i)	any requirement as to quorum at the meeting at which the matter is considered is met without counting the Director in question or any other interested Director; and

(ii)	the matter was agreed to without such Director voting or would have been agreed to if such Director’s votes had not been counted.

The Board may (whether at the time of the giving of the authorisation or subsequently) make any such authorisation subject to any limits or conditions it expressly imposes but such authorisation is otherwise given to the fullest extent permitted. The terms of the authority shall be recorded in writing (but the authority shall be effective whether or not the terms are so recorded). The Board may vary or terminate any such authorisation at any time.

33.3	In accordance with Article 33.2, a Director shall be authorised for the purposes of section 175 of the Companies Act to act or continue to act as a Director notwithstanding that at the time of his appointment or subsequently he also:

(a)	holds office as a director of any other member of the Company’s group;

(b)	holds any other office, employment or engagement with any other member of the Company’s group;

(c)	participates in any scheme, transaction or arrangement for the benefit of the employees or former employees of any member of the Company’s group (including any pension fund or retirement, death or disability scheme or other bonus or employee benefit scheme); or

(d)	is interested directly or indirectly in any shares or debentures (or any rights to acquire shares or debentures) in any member of the Company’s group.

33.4	Subject to Article 33.2, and for all purposes pursuant to these Articles or any agreement between the members, each Director with an interest pursuant to Article 33.3 shall be authorised for the purposes of sections 173(2) and 175 of the Companies Act to:

(a)	attend and vote at meetings of the Board (or any committee thereof) at which any relevant matter will or may be discussed, and receive board papers relating thereto; and

(b)	receive confidential information and other documents and information relating to the Company.

33.5	Subject to the provisions of the Companies Act, and provided that he has disclosed to the Board the nature and extent of any material interest of his (unless the circumstances referred to in section 177(5) or section 177(6) of the Companies Act apply, in which case no disclosure is required), a Director notwithstanding his office:

(a)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)	may (or any firm of which he is a member may) act in a professional capacity for the Company (otherwise than as auditor) or any other body in which the Company is otherwise interested and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; and

(c)	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any undertaking:

(i)	in which the Company is (directly or indirectly) interested as member, member, partner or otherwise; or

(ii)	with which he has such a relationship at the request or direction of the Company,

and, subject to these Articles, the Directors can exercise or arrange for the exercise of the voting rights attached to any shares in another company held by the Company and the voting rights which they have as directors of that company in any way that they decide. This includes voting in favour of a resolution appointing any of them as directors or officers of that company and deciding their remuneration. Subject to these Articles, they can also vote and be counted in the quorum as Directors of the Company in connection with any of these things.

33.6	A Director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any office or employment or from any transaction or arrangement or from any interest in any undertaking:

(a)	the acceptance, entry into or existence of which has been authorised by the Board pursuant to Article 33.2 (subject, in any case, to any limits or conditions to which such authorisation was subject); or

(b)	which he is permitted to hold or enter into by virtue of paragraphs (a), (b) or (c) of Article 33.5,

nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Companies Act.

33.7	Any disclosure required by Article 33.5 may be made at a meeting of the Board, by notice in writing or by general notice or otherwise in accordance with section 177 of the Companies Act.

33.8	A Director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a Director and in respect of which he owes a duty of confidentiality to another Person. However, to the extent that his relationship with that other Person gives rise to a conflict of interest or possible conflict of interest, this Article 33.8 applies only if the existence of that relationship has been authorised by the Board pursuant to Article 33.2. In particular, the Director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Companies Act because he fails:

(a)	to disclose any such information to the Board or to any Director or other officer or employees of the Company; and/or

(b)	to use or apply any such information in performing his duties as a Director.

33.9	Where the existence of a Director’s relationship with another Person has been authorised by the Board pursuant to Article 33.2 and his relationship with that Person gives rise to a conflict of interest or possible conflict of interest, the Director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Companies Act because he:

(a)	absents himself from meetings of the Board at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

(b)	makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser, for so long as he reasonably believes such conflict of interest or possible conflict of interest subsists.

33.10	The provisions of Articles 33.8 and 33.9 are without prejudice to any equitable principle or rule of Law which may excuse the Director from:

(a)	disclosing information, in circumstances where disclosure would otherwise be required under these Articles; or

(b)	attending meetings or discussions or receiving documents and information as referred to in Article 33.9, in circumstances where such attendance or receiving such documents and information would otherwise be required under these Articles.

33.11	For the purposes of Article 33.5:

(a)	a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified Person or class of Persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified;

(b)	an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his; and

(c)	a Director shall be deemed to have disclosed the nature and extent of an interest which consists of him being a Director, officer or employee of any undertaking in which the Company is interested.

33.12	Except as otherwise provided by these Articles, a Director shall not vote at a meeting of the Board or a committee of the Board on any resolution concerning a matter in which he has, directly or indirectly, an interest (other than an interest in shares, debentures or other securities of, or otherwise in or through, the Company) which can reasonably be regarded as likely to give rise to a conflict with the interests of the Company, unless his interest arises only because the resolution falls within one or more of the following matters:

(a)	the giving of a guarantee, security or indemnity in respect of money lent to, or an obligation incurred by him at the request of, or for the benefit of, the Company or any of its subsidiary undertakings;

(b)	the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which the Director has assumed responsibility (in whole or in part and whether alone or jointly with others) under a guarantee or indemnity or by the giving of security;

(c)	the giving to him of any other indemnity which is on substantially the same terms as indemnities given or to be given to all of the other Directors and/or to the funding by the Company of his expenditure on defending proceedings or the doing by the Company of anything to enable him to avoid incurring such expenditure where all other Directors have been given or are to be given substantially the same arrangements;

(d)	a Contract, arrangement, transaction or proposal concerning an offer of shares, debentures or other securities of the Company or any of its subsidiary undertakings for subscription, purchase or exchange, in which offer he is or may be entitled to participate as holder of securities or in the underwriting or sub-underwriting of which he is to participate;

(e)	a Contract, arrangement, transaction or proposal concerning any other undertaking in which he or any Person connected with him is interested, directly or indirectly, and whether as an officer, member, partner, creditor or otherwise if he and any Persons connected with him do not to his knowledge hold an interest (as that term is used in sections 820 to 825 of the Companies Act) representing one per cent or more of either any class of the equity share capital of such undertaking (or any other undertaking through which his interest is derived) or of the voting rights available to shareholders, members, partners or equivalent of the relevant undertaking (or any interest being deemed for the purpose of this Article 33.12 to be likely to give rise to a conflict with the interests of the Company in all circumstances);

(f)	a Contract, arrangement, transaction or proposal for the benefit of employees and Directors and/or former employees and Directors of the Company or any of its subsidiary undertakings and/or members of their families (including a spouse or civil partner or a former spouse or former civil partner) or any person who is or was dependent on such persons, including but without being limited to a retirement benefits scheme and an employees’ share scheme, which does not accord to any Director any privilege or advantage not generally accorded to the employees and/or former employees to whom such arrangement relates; and

(g)	a Contract, arrangement, transaction or proposal concerning any insurance against any liability which the Company is empowered to purchase or maintain for, or for the benefit of, any Directors or for persons who include Directors.

33.13	Subject to paragraph (c)(iii) of Article 34.3, the Board may suspend or relax to the extent permitted by Law, either generally or in respect of any particular matter, any provision of these Articles prohibiting a Director from voting at a meeting of the Directors or of a committee of the Directors or ratify any transaction not duly authorised by reason of contravention of any such provision.

33.14

Where proposals are under consideration concerning the appointment (including without limitation fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any undertaking in which the Company is interested, the proposals may be divided and considered in relation to each Director separately. In such cases each of the Directors concerned shall be entitled to vote in respect of each resolution except that concerning his own appointment.

33.15	If a question arises at a meeting of the Directors, or a meeting of a committee of the Directors, as to the right of a Director to vote, the question may, before the conclusion of the meeting, be decided by a resolution of a majority of Directors present at the meeting (other than the Director concerned and any other Director having a like interest as such Director) and such resolution shall be final and conclusive.

34.	PROCEEDINGS OF DIRECTORS

34.1	Subject to the provisions of these Articles, the Board may regulate their proceedings as they think fit.

34.2	A Director may, and the secretary at the request of a Director shall, call a meeting of the Board by giving notice to each Director. A notice of a meeting of the Board shall be deemed to be properly given to a Director if given to him personally or by word of mouth, or sent in hard copy to him at his last known address or any other address (if any) as may for the time being be specified by him or on his behalf to the Company for this purpose or sent in electronic form to such address (if any) for the time being specified by him or on his behalf to the Company for this purpose. Any Director may waive the requirement for notice of a meeting and any such waiver may be retrospective. Any notice pursuant to this Article 34.2 need not be in writing if the Board so determines and any such determination may be retrospective.

34.3	The following provisions shall apply to proceedings of the Board:

(a)	Subject to paragraphs (b) and (c) of this Article 34.3, questions arising at a meeting shall be decided by a majority of votes of the Directors present at such meeting who are entitled to vote on such question. If votes are equal, the resolution will not be passed.

(b)	From the date of adoption of these Articles until the Sunset Date, decisions regarding the matters set forth below shall require the vote of two-thirds of the entire Board, including if AK is not serving as Executive Chairman the approval of at least one Independent Director (or, if there are no Independent Directors, a Director who qualifies as independent under the Exchange Rules and is not a Grupo VM Director):

(i)	any merger, consolidation, reorganization, recapitalization or other corporate transaction that results in a Change of Control of the Company, or sale of all or substantially all of the Company’s consolidated assets, or the redomiciling of the Company into a different jurisdiction, other than a sale of 100% of the Company Ordinary Shares to a third party in a transaction in which each holder of Company Ordinary Shares receives the same per share consideration, the same form of consideration and otherwise is subject to the same terms and conditions as all other holders of Company Ordinary Shares;

(ii)	other than as provided for in Article 4.13, the payment of any special dividend or other distributions outside of the ordinary course of business by the Company;

(iii)	the extraordinary purchase, repurchase or redemption of the Company Ordinary Shares outside customary share buy-back programmes;

(iv)	the appointment or removal of any member of the Board, otherwise than in accordance with these Articles;

(v)	the alteration, amendment or repeal (whether by merger, consolidation, operation of Law, or otherwise) of Articles 5, 19, 24, 25, 30, 32, 33 and 34;

(vi)	any increase or decrease in the size of the Board, otherwise than in accordance with these Articles; provided that prior to the fifth anniversary of the date of the Adoption of these Articles, any such decision shall also require the approval of a majority of the Directors who are independent of Grupo VM and otherwise unconflicted with respect to such matter;

(vii)	prior to the third anniversary of the adoption of these Articles and subject to Articles 25.6 and 25.12: (A) the removal without cause of the Executive Chairman and (B) the appointment or election of a replacement Executive Chairman;

(viii)	the alteration, amendment or repeal of any authorisation given by the Board for the purposes of sections 173(2) and 175 of the Companies Act;

(ix)	subject to Article 32.4, the alteration, amendment or repeal of any guidelines established by the Board as at the date of adoption of these Articles regarding the authority and responsibilities of the Executive Chairman;

(x)	subject to Article 32.5, the alteration, amendment or repeal of any guidelines established by the Board as at the date of adoption of these Articles regarding the authority and responsibilities of the Executive Vice-Chairman; and

(xi)	after the first date on which the Company no longer qualifies for the controlled company exemption under the applicable Exchange Rules any application by the Company to further seek a controlled company status under the Exchange Rules.

(c)	From the date of adoption of these Articles until the earlier of (i) the Sunset Date and (ii) the third anniversary of the adoption of these Articles, decisions regarding the matters set forth below shall require the vote of a majority of the entire Board, including the approval of AK to the extent he holds office as Executive Chairman; provided, however, that if AK ceases to hold office as Executive Chairman at any time during such period and the Executive Chairman position remains vacant for 90 consecutive days thereafter, decisions regarding the matters set forth below shall require the vote of two-thirds of the entire Board until the earliest of (i) such time as the Executive Chairman position is filled in accordance with these Articles, (ii) the Sunset Date and (iii) the third anniversary of the adoption of these Articles:

(i)	the incurrence of indebtedness in excess of US$300 million in respect of any single transaction or in a series of related transactions;

(ii)	the issuance of shares or other equity interests in the Company in excess of US$300 million in respect of any single transaction or in a series of related transactions;

(iii)	the entry into any transaction, agreement or arrangement with any Affiliate of the Company or any of its Subsidiaries, including Grupo VM and its Affiliates (except that the approval of any Grupo VM Designee shall not be required for any transaction, agreement or arrangement with Grupo VM or any of its Affiliates and the approval of the Executive Chairman shall not be required for any transaction, agreement or arrangement with the Executive Chairman or any of his Affiliates); and

(iv)	subject to these Articles, the creation of a Board committee or delegation of authority to any committee of the Board.

(d)	From the date of adoption of these Articles until the Sunset Date, the alteration, amendment, repeal or waiver of any shareholder agreement entered into with Grupo VM on the date of adoption of these Articles shall require the vote of a majority of the Directors who are independent of Grupo VM and otherwise unconflicted with respect to such matter.

34.4	No business shall be transacted at any meeting of the Board unless a quorum is present. The quorum at a meeting of the Board shall be a majority of the Directors then in office. Any Director who ceases to be a Director at a Board meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of the Board meeting if no Director objects. A Director shall not be counted in the quorum present in relation to a matter or resolution on which he is not entitled to vote (or when his vote cannot be counted) but shall be counted in the quorum present in relation to all other matters or resolutions considered or voted on at the meeting. An alternate Director, who is not himself a Director shall, if his appointor is not present but is entitled to be counted in the quorum, be counted in the quorum.

34.5

The Directors may at any time elect from their number, and remove, a chairman of the Board and a deputy chairman. Unless he is unwilling to do so, the Director appointed as chairman, or in his stead the Director appointed as deputy chairman, shall preside at all meetings of the Board at which he is present. If there is no Director holding either office, or if neither the chairman nor the deputy chairman is present within five minutes after the time appointed for the meeting, or if the chairman or deputy chairman is not willing to preside, the Directors present may choose one of their number to be chairman of the meeting.

34.6	All acts done by a meeting of the Board, or of a committee of the Board, or by a person acting as a Director, shall, notwithstanding that it may afterwards be discovered that there was a defect in the appointment of any Director, any member of the committee or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, or that the meeting was not quorate (provided that the Directors present at the inquorate meeting believed, in good faith, that the meeting was quorate and made all such enquiries as were reasonable in the circumstances to establish that the meeting was quorate), be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote and that the meeting was quorate.

34.7	A resolution in writing agreed to by all the Directors entitled to receive notice of a meeting of the Board or of a committee of the Board and who would be entitled to vote (and whose vote would have been counted) on the resolution at a meeting of the Board or of a committee of the Board shall (if that number is sufficient to constitute a quorum) be as valid and effectual as if it had been passed at a meeting of the Board or (as the case may be) of that committee, duly convened and held. A resolution in writing is adopted when the Company receives from all such Directors a document indicating their agreement to the proposed resolution either by being signed or otherwise authenticated in the manner permitted by the Companies Act for a document in the relevant form, sent in either hard copy or electronic form (including facsimile transmission) to such address (if any) for the time being specified by the Company for that purpose. A resolution agreed to by an alternate Director need not also be agreed to by his appointor and, if it is agreed to by a Director who has appointed an alternate Director, it need not also be agreed to by the alternate Director in that capacity.

34.8	Without prejudice to Article 34.1, a meeting of the Board or of a committee of the Board may consist of a conference between Directors who are not all in one place, but each of whom is able (whether directly or by conference telephone or by any other form of communication equipment) to hear each of the other participating Directors, and to speak to and be heard by each of the others simultaneously. A Director taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote and be counted in the quorum accordingly and the word “meeting” in these Articles shall be construed accordingly. Such meeting shall be deemed to take place where it is convened to be held or (if no Director is present in that place) where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting is located.

35.	MINUTES

35.1	The Directors shall cause minutes to be made in books kept for the purpose:

(a)	of all appointments of officers made by the Directors; and

(b)	of all proceedings at meetings of the Company, of the holders of any class of shares in the capital of the Company, and of the Board, and of committees of the Board, including the names of the Directors present at each such meeting.

35.2	Any such minutes, if purporting to be signed by the chairman of the meeting to which they relate or of the meeting at which they are read, shall be sufficient evidence without any further proof of the facts therein stated.

36.	SECRETARY

Subject to the provisions of the Companies Act, the secretary shall be appointed by the Board for such term, at such remuneration and on such other conditions as they think fit. Any secretary so appointed may be removed by the Board but without prejudice to any claim for damages for breach of any contract of service between him and the Company.

37.	THE SEAL

37.1	The seal shall be used only by the authority of a resolution of the Board or of a committee of the Board. The Board may determine whether any instrument to which the seal is affixed, shall be signed and, if it is to be signed, who shall sign it. Unless otherwise determined by the Board:

(a)	share certificates and, subject to the provisions of any instrument constituting the same, certificates issued under the seal in respect of any debentures or other securities, need not be signed and any signature may be applied to any such certificate by any mechanical, electronic or other means or may be printed on it; and

(b)	every other instrument to which the seal is affixed shall be signed by two authorised persons or by a Director in the presence of a witness who attests the signature and for this purpose an authorised person is any Director or the secretary of the Company.

37.2	Any document may be executed under the seal by impressing the seal by mechanical means or by printing the seal or a facsimile of it on the document or by applying the seal or a facsimile of it by any other means to the document. A document executed, with the authority of a resolution of the Board, in any manner permitted by section 44(2) of the Companies Act and expressed (in whatever form of words) to be executed by the Company has the same effect as if executed under the seal.

37.3	Subject to the provisions of the Companies Act, the Company may have an official seal for use in any place.

38.	REGISTERS

38.1	Subject to the provisions of the Companies Act, the Company may keep an overseas or local register in any place, and the Board may make, amend and revoke any regulations it thinks fit about the keeping of that register.

38.2	Any Director or the secretary or any other person appointed by the Board for the purpose shall have power to authenticate and certify as true copies of and extracts from:

(a)	any document comprising or affecting the constitution of the Company, whether in hard copy form or electronic form;

(b)	any resolution passed by the Company, the holders of any class of shares in the capital of the Company, the Board or any committee of the Board, whether in hard copy form or electronic form; and

(c)	any book, record and document relating to the business of the Company, whether in hard copy form or electronic form (including without limitation the accounts).

If certified in this way, a document purporting to be a copy of a resolution, or the minutes or an extract from the minutes of a meeting of the Company, the holders of any class of shares in the capital of the Company, the Board or a committee of the Board, whether in hard copy form or electronic form, shall be conclusive evidence in favour of all Persons dealing with the Company in reliance on it or them that the resolution was duly passed or that the minutes are, or the extract from the minutes is, a true and accurate record of any proceedings at a duly constituted meeting.

39.	DIVIDENDS

39.1	The rights as regarding income attaching to the Company Ordinary Shares shall be as set out in this Article 39.

39.2

Subject to Article 39.3, the Company undertakes, following each occasion on which it receives proceeds under the R&W Policy (after deducting taxes applicable to such proceeds, if any) (“R&W Proceeds”), and without resolution of the Board or the Company in general meeting and before application of any available profits to reserve or for any other purpose (including making any other distribution or paying any other dividend to holders of Company Ordinary Shares), to pay the holders of the Ordinary Shares an aggregate total amount equal to the R&W Proceeds (after deducting taxes applicable to such proceeds, if any) (“Preferred Dividend”), on the twentieth clear business day after receiving the R&W Proceeds.

39.3	If the Company is unable to pay the Preferred Dividend in full on the due date because there are insufficient profits available for distribution, it shall pay the Preferred Dividend on that date to the extent that it is lawfully able to do so and the remaining portion of such Preferred Dividend as soon as it may lawfully do so. Each Ordinary Share shall rank equally with all other Ordinary Shares in the capital of the Company for any Preferred Dividend and the holder of each Ordinary Share shall receive its pro rata portion of the Preferred Dividend rounded down to the nearest cent (such rounding to be in the sole discretion of the Board).

39.4	Subject to Articles 39.2, 39.3, 39.9, 39.10 and 41.2 and provided any outstanding Preferred Dividend has been paid in full, the holder of each Company Ordinary Share shall be entitled to receive all of the distributable profits available and declared by the Directors for distribution by way of a dividend amongst the holders of the Company Ordinary Shares. Each Company Ordinary Share shall rank equally with all other Company Ordinary Shares in the capital of the Company for any dividend and the holder of each Company Ordinary Share shall receive its pro rata portion of any dividend rounded down to the nearest cent (such rounding to be in the sole discretion of the Board).

39.5	Subject to the provisions of the Companies Act, the Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the Directors.

39.6	Subject to the provisions of the Companies Act and to Article 39.10, the Board may pay interim dividends, whether or not satisfied wholly or partly by the distribution of assets including without limitation paid up shares or debentures of another body corporate, of such amounts and on such dates and in respect of such periods as they may think fit if it appears to them that they are justified by the profits of the Company available for distribution. If the share capital is divided into different classes, the Board may:

(a)	pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if at the time of payment, any preferential dividend is in arrears; and

(b)	pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment;

If the Board acts in good faith they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights. Where any distribution is satisfied wholly or partly by the distribution of assets, where any difficulty arises in regard to such distribution, the Directors may settle the same as they think fit and in particular (but without limitation) may issue fractional certificates (or ignore fractions) and fix the value for distribution of any assets, and may determine that cash shall be paid to any member on the basis of the value so fixed in order to adjust the rights of members, and may vest any assets in trustees.

39.7	Dividends may be declared and paid in any currency or currencies that the Board shall determine. The Board may also determine the exchange rate and the relevant date for determining the value of any dividend in any currency.

39.8	Subject to the provisions of the Companies Act and except as otherwise provided by these Articles or the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. If any share is issued on terms that it ranks for dividend as from a particular date, it shall rank for dividend accordingly. In any other case (and except as aforesaid), dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. For the purpose of this Article 39.8, an amount paid up on a share in advance of a call shall be treated, in relation to any dividend declared after the payment but before the call, as not paid up on the share.

39.9	Subject to Article 39.10, a general meeting declaring a dividend may, upon the recommendation of the Board, by ordinary resolution direct that it shall be satisfied wholly or partly by the distribution of assets including without limitation paid up shares or debentures of another body corporate.

39.10	Unless otherwise approved by the vote by two-thirds of the entire Board and approved by an ordinary resolution of the Company, where the securities of another body corporate are distributed, they must only be distributed to holders of Company Ordinary Shares on the basis that the holders of Company Ordinary Shares receive the identical class of securities of that other body corporate on an equal per share basis.

39.11	Any dividend or other money payable in respect of a share may be paid:

(a)	in cash;

(b)	by cheque or warrant made payable to or to the order of the holder or Person entitled to payment;

(c)	by direct debit, bank or other funds transfer system to the holder or Person entitled to payment or, if practicable, to a Person designated by notice to the Company by the holder or Person entitled to payment; or

(d)	by any other method approved by the Board and agreed (in such form as the Company thinks appropriate) by the holder or Person entitled to payment.

39.12	If two or more Persons are registered as joint holders of any share, or are entitled by transmission jointly to a share, the Company may:

(a)	pay any dividend or other moneys payable in respect of the share to any one of them and any one of them may give effectual receipt for the payment; and

(b)	for the purpose of Article 39.11, rely in relation to the share on the written direction, designation or agreement of, or notice to the Company by, any one of them.

39.13	A cheque or warrant may be sent by post:

(a)	where a share is held by a sole holder, to the registered address of the holder of the share;

(b)	if two or more Persons are the holders of the share, to the registered address of the Person who is first named in the register of members;

(c)	if two or more Persons are holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder or otherwise by operation of Law, as if it were a notice to be sent under Article 46.12; or

(d)	in any case to such Person and to such address as the Person entitled to payment may direct by notice to the Company.

39.14	Every cheque or warrant shall be made payable to the order of or to the Person or Persons entitled or to such other Person as the Person or Persons entitled may by notice direct and payment of the cheque or warrant shall be a good discharge to the Company. Every cheque or warrant sent or transfer of funds made by the relevant bank or system in accordance with these Articles shall be at the risk of the holder or Person entitled. The Company shall have no responsibility for any sums lost or delayed in the course of payment by any method used by the Company in accordance with Article 39.11.

39.15	The Company may cease to send any cheque or warrant (or to use any other method of payment) for any dividend payable in respect of a share if:

(a)	in respect of at least two consecutive dividends payable on that share the cheque or warrant has been returned undelivered or remains uncashed (or that other method of payment has failed); or

(b)	following one such occasion, reasonable enquiries have failed to establish any new address of the holder;

but, subject to the provisions of these Articles, shall recommence sending cheques or warrants (or using another method of payment) for dividends payable on that share if the Person or Persons entitled so request and have supplied in writing a new address or account to be used for that purpose.

39.16	The Board may deduct from any dividend or other moneys payable to any member in respect of a share any moneys presently payable by him to the Company in respect of that share. Where a Person is entitled by transmission to a share, the Board may retain any dividend payable in respect of that share until that Person (or that Person’s transferee) becomes the holder of that share.

39.17	No dividend or other money payable in respect of a share shall bear interest against the Company, unless otherwise provided by the rights attached to the share.

39.18	Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other money payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect of it.

39.19	All amounts payable by the Company pursuant to these Articles, including dividends, shall be paid without any withholding or deduction, save as may be required by applicable Law.

40.	SCRIP DIVIDENDS

40.1	The Board may offer any holder of shares the right to elect to receive shares, credited as fully paid, instead of cash in respect of the whole (or some part, to be determined by the Board) of all or any dividend subject to the following terms and conditions:

(a)	Each holder of shares shall be entitled to that number of new shares as are together as nearly as possible equal in value to (but not greater than) the cash amount (disregarding any tax credit) of the dividend that such holder would have received by way of dividend but elects to forego (each a new share). For this purpose, the value of each new share shall be:

(i)	equal to the average quotation for the relevant shares in the capital of the Company, that is, the average of the closing prices for those shares on the Exchange as derived from such source as the Board may deem appropriate, on the day on which such shares are first quoted ex the relevant dividend and the four subsequent business days; or

(ii)	calculated in any other manner the Board considers fit;

but shall never be less than the par value of the new share. A certificate or report by the auditors as to the value of a new share in respect of any dividend shall be conclusive evidence of that value.

(b)	Each holder of shares shall only be entitled to new Company Ordinary Shares.

(c)	On or as soon as possible after announcing that any dividend is to be declared or recommended, the Board, if it intends to offer an election in respect of that dividend, shall also announce that intention. If, after determining the basis of allotment, the Board decides to proceed with the offer, it shall notify the holders of shares of the terms and conditions of the right of election offered to them, specifying the procedure to be followed and place at which, and the latest time by which, elections or notices amending or terminating existing elections must be delivered in order to be effective.

(d)	The Board shall not proceed with any election unless the Board has sufficient authority to allot shares and sufficient reserves or funds that may be appropriated to give effect to it after the basis of allotment is determined.

(e)	The Board may exclude from any offer any holders of shares where the Board believes the making of the offer to them would or might involve the contravention of the Laws of any territory or that for any other reason the offer should not be made to them.

(f)	The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable in cash on shares in respect of which an election has been made (the “elected ordinary shares”) and instead such number of new shares shall be allotted to each holder of elected ordinary shares as is arrived at on the basis stated in paragraph (a) of this Article 40.1. For that purpose the Board shall appropriate out of any amount for the time being standing to the credit of any reserve or fund (including without limitation the profit and loss account), whether or not it is available for distribution, a sum equal to the aggregate nominal amount of the new shares to be allotted and apply it in paying up in full the appropriate number of new shares for allotment and distribution to each holder of elected shares as is arrived at on the basis stated in paragraph (a) of this Article 40.1.

(g)	The new shares when allotted shall rank pari passu in all respects with the fully paid shares of the same class then in issue except that they shall not be entitled to participate in the relevant dividend in lieu of which they were allotted.

(h)	No fraction of a share shall be allotted. The Board may make such provisions as it thinks fit for any fractional entitlements including without limitation payment in cash to holders in respect of their fractional entitlements, provision for the accrual, retention or accumulation of all or part of the benefit of fractional entitlements to or by the Company or to or by or on behalf of any holder or the application of any accrual, retention or accumulation to the allotment of fully paid shares to any holder.

(i)	The Board may do all acts and things it considers necessary or expedient to give effect to the allotment and issue of any share pursuant to this Article 40.1 or otherwise in connection with any offer made pursuant to this Article 40.1 and may authorise any Person, acting on behalf of the holders concerned, to enter into an agreement with the Company providing for such allotment or issue and incidental matters Any agreement made under such authority shall be effective and binding on all concerned.

(j)	The Board may, at its discretion, amend, suspend or terminate any offer pursuant to the above.

41.	CAPITALISATION OF PROFITS

41.1	The Board may, subject to the provisions of this Article 41.1, Article 41.2 and Article 41.3 inclusive, resolve to capitalise any undistributed profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or fund of the Company (including without limitation the Company’s share premium account and capital redemption reserve, if any) and:

(a)	appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant resolution who would have been entitled to it if it were distributed by way of dividend and in proportion to the nominal amounts of the shares (whether or not fully paid) held by them respectively which would entitle them to participate in a distribution of that sum if the shares were fully paid and the sum were then distributable and were distributed by way of dividend;

(b)	apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full shares, debentures or other obligations of the Company of a nominal amount equal to that sum but the share premium account, the capital redemption reserve, and any profits which are not available for distribution may, for the purposes of this Article 41.1, only be applied in paying up shares to be allotted to members credited as fully paid;

(c)	allot the shares, debentures or other obligations credited as fully paid to those members or as they may direct, in those proportions, or partly in one way and partly in the other;

(d)	resolve that any shares so allotted to any member in respect of a holding by him of any partly paid shares shall so long as such shares remain partly paid rank for dividend only to the extent that the latter shares rank for dividend;

(e)	where shares or debentures become, or would otherwise become, distributable under this Article 41.1 in fractions, make such provision as the Board thinks fit for any fractional entitlements including without limitation authorising their sale and transfer to any Person, resolving that the distribution be made as nearly as practicable in the correct proportion but not exactly so, ignoring fractions altogether or resolving that cash payments be made to any members in order to adjust the rights of all parties;

(f)	authorise any Person to enter on behalf of all the members concerned into an agreement with the Company providing for either:

(i)	the allotment to members respectively, credited as fully paid, of any further shares, debentures or other obligations to which they are entitled upon such capitalisation; or

(ii)	the payment up by the Company on behalf of the members of the amounts, or any part of the amounts, remaining unpaid on their existing shares by the application of their respective proportions of the sums resolved to be capitalised, and any agreement made under such authority being binding on all such members, and

(g)	generally do all acts and things required to give effect to such resolution as aforesaid.

41.2	In exercising its authority under Article 41.1, unless approved by the vote of two-thirds of the entire Board and approved by an ordinary resolution of the Company, the Board may only resolve to capitalise any undistributed profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or fund of the Company (including without limitation the Company’s share premium account and capital redemption reserve, if any) and to issue and allot Company Ordinary Shares, as otherwise contemplated by Article 41.1, to holders of Company Ordinary Shares on an equal per share basis.

41.3

(a)	Where, pursuant to an employees’ share scheme (within the meaning of section 1166 of the Companies Act) the Company has granted awards (“awards” being options or other incentive awards, including, without limitation, stock appreciation rights, restricted stock units, performance stock units and restricted stock awards) to subscribe for or with respect to shares on terms which provide (inter aim) for adjustments to the subscription, exercise or base price payable on the exercise of such award or to the number of shares to be allotted upon the exercise, or with respect to, such award, in the event of any increase or reduction in, or other reorganisation of, the Company’s issued share capital and an otherwise appropriate adjustment would result in the subscription, exercise or base price for any share being less than its nominal value, then, subject to the provisions of the Companies Act, the Directors may, on the exercise of any of the awards concerned and payment of the subscription, exercise or base price which would have applied had such adjustment been made, capitalise any such profits or other sum as is mentioned in Article 41.1 above (as if such Article 41.1 did not make reference to Article 41.2) to the extent necessary to pay up the unpaid balance of the nominal value of the shares which fall to be allotted on the exercise of such awards and apply such amount in paying up such balance and allot shares fully paid accordingly. The provisions of Article 41.1 shall apply mutatis mutandis to this Article 41.3 as if Article 41.1 did not make reference to Article 41.2.

(b)

Where, pursuant to an employees’ share scheme (within the meaning of section 1166 of the Companies Act) the Company has granted awards (“awards” being options or other incentive awards, including, without limitation, stock appreciation rights, restricted stock units, performance stock units and restricted stock awards) to subscribe for or with respect to shares, then, subject to the provisions of the Companies Act, the Directors may, on the grant, exercise or vesting of any of the awards concerned, capitalise any such profits or other sum as is mentioned in Article 41.1 above (as if such Article 41.1 did not make reference to Article 41.2) to the extent necessary to pay up the unpaid balance of the nominal value of the shares which fall to be allotted on the grant, exercise or vesting of such awards and apply such amount in paying up such balance and allot shares fully paid accordingly.

The provisions of Article 41.1 shall apply mutatis mutandis to this paragraph (b) as if Article 41.1 did not make reference to Article 41.2.

42.	RETURN OF CAPITAL

42.1	The rights as regards return of capital attaching to the Company Ordinary Shares shall be as set out in this Article.

42.2	On a return of capital on a liquidation, reduction of capital or otherwise, the surplus assets of the Company available for distribution among the members shall be applied in the same order of priority as applies in respect of dividends and distributions set out in Article 39 (or as close thereto as is possible).

43.	CHANGE OF THE COMPANY’S NAME

The Company’s name may be changed by resolution approved by the vote of a majority of the Board.

44.	RECORD DATES

44.1	Notwithstanding any other provision of these Articles, and subject to the Companies Act, but without prejudice to any special rights attached to any shares, the Company or the Directors may:

(a)	fix any date as the record date for any dividend, distribution, allotment or issue, which shall not be more than 60 days prior to such action;

(b)	for the purpose of determining which Persons are entitled to attend and vote at a general meeting of the Company, or a separate general meeting of the holders of any class of shares in the capital of the Company, and how many votes such Persons may cast, specify in the notice of meeting a time by which a Person must be entered on the register in order to have the right to attend or vote at the meeting provided that such time shall not be more than 60 days nor less than 10 days before the date of such meeting and changes to the register after the time specified by virtue of this Article 44.1 shall be disregarded in determining the rights of any Person to attend or vote at the meeting; and

(c)	for the purposes of sending notices to any one or more members (including, without limitation, notices of general meetings, or separate general meetings of the holders of any class of shares in the capital of the Company), give such notices by reference to the register of members as it stands at the close of business on a day determined by the Company or the Board, which day may not be more than 60 days before the day that such notices are sent.

44.2	In the case of determination of members entitled to vote at any general meeting or adjournment thereof, or a separate general meeting of the holders of any class of shares in the capital of the Company, the record date shall, unless otherwise required by the Companies Act, not be more than 60 days nor less than 10 days before the date of such meeting.

44.3	In the case of any other lawful action, and save as otherwise provided by these Articles, the record date shall not be more than 60 days prior to such other action.

45.	ACCOUNTS

45.1	No member (as such, other than a Director) shall have any right to inspect any accounting record or other document of the Company, unless he is authorised to do so by statute, by order of the court, by the Board or by ordinary resolution of the Company.

45.2	Subject to the Companies Act, a copy of the Company’s annual accounts and reports for that financial year shall, at least 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the provisions of the Companies Act, be sent to every member and to every holder of the Company’s debentures, and to every Person who is entitled to receive notice of meetings from the Company under the provisions of the Companies Act or of these Articles or, in the case of joint holders of any share or debenture, to one of the joint holders. A copy need not be sent to a Person for whom the Company does not have a current address.

45.3	Subject to the Companies Act, the requirements of Article 45.2 shall be deemed satisfied in relation to any Person by sending to the Person, instead of such copies, a summary financial statement derived from the Company’s annual accounts and directors’ report, which shall be in the form and containing the information prescribed by the Companies Act and any regulations made under the Companies Act.

46.	NOTICES AND OTHER COMMUNICATIONS

46.1	Any notice to be given to or by any Person pursuant to these Articles shall be in writing other than a notice calling a meeting of the Directors which need not be in writing.

46.2	Any notice, document or information may (without prejudice to Articles 46.9 and 46.10) be given, sent or supplied by the Company to any member either:

(a)	personally;

(b)	by sending it by post in a prepaid envelope addressed to the member at his registered address or postal address given to the Company for that purpose, or by leaving it at that address;

(c)	subject to Article 46.3, by sending it in electronic form to a Person who has agreed (generally or specifically) that the notice, document or information may be sent or supplied in that form (and has not revoked that agreement); or

(d)	subject to the provisions of the Companies Act, by making it available on a website, provided that the requirements in (i) to (iv) below are satisfied.

The requirements referred to in paragraph (d) are that:

(i)	the member has agreed (generally or specifically) that the notice, document or information may be sent or supplied to him by being made available on a website (and has not revoked that agreement), or the member has been asked by the Company to agree that the Company may send or supply notices, documents and information generally, or the notice, document or information in question, to him by making it available on a website and the Company has not received a response within the period of 28 days beginning on the date on which the Company’s request was sent and the member is therefore taken to have so agreed (and has not revoked that agreement);

(ii)	the member is sent a notification of the presence of the notice, document or information on a website, the address of that website, the place on that website where it may be accessed, and how it may be accessed (notification of availability); and

(iii)	in the case of a notice of meeting, the notification of availability states that it concerns a notice of a Company meeting, specifies the place, time and date of the meeting, and states whether it will be an annual general meeting, and

(iv)	the notice, document or information continues to be published on that website, in the case of a notice of meeting, throughout the period beginning with the date of the notification of availability and ending with the conclusion of the meeting and in all other cases throughout the period specified by any applicable provision of the Companies Act, or, if no such period is specified, throughout the period of 28 days beginning with the date on which the notification of availability is sent to the member, save that if the notice, document or information is made available for part only of that period then failure to make it available throughout that period shall be disregarded where such failure is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

46.3	The Board may from time to time issue, endorse or adopt terms and conditions relating to the use of electronic means for the sending of notices, other documents and proxy appointments by the Company to members or Persons entitled by transmission and by members or Persons entitled by transmission to the Company.

46.4	In the case of joint holders of a share:

(a)	it shall be sufficient for all notices, documents and other information to be given, sent or supplied to the joint holder whose name stands first in the register of members in respect of the joint holding (first named holder) only and any notice, document or other information so sent shall be deemed for all purposes sent to all the joint holders; and

(b)	the agreement of the first named holder that notices, documents and information may be given, sent or supplied in electronic form or by being made available on a website shall be binding on all the joint holders.

46.5	The Company may at any time and at its sole discretion choose to give, send or supply notices, documents and information only in hard copy form to some or all members.

46.6	For the avoidance of doubt, the provisions of Articles 46.1 to 46.5 are subject to Article 17.5.

46.7	A member present either in person or by proxy, or in the case of a corporate member by a duly authorised representative, at any meeting of the Company or of the holders of any class of shares shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

46.8	Every Person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the register of members, has been given to the Person from whom he derives his title, but this Article 46.8 does not apply to a notice given under section 793 of the Companies Act.

46.9	Subject to the Companies Act, where by reason of the suspension or curtailment of postal services, the Company is unable effectively to give notice of a general meeting, the general meeting may be convened by public announcement. The Company shall send a copy of the notice to members in the same manner as it sends notices under Articles 46.1 to 46.5 inclusive if at least seven clear days before the meeting the posting of notices again becomes practicable.

46.10	Subject to the Companies Act, any notice, document or information to be given, sent or supplied by the Company to the members or any of them, not being a notice to which Article 46.9 applies, shall be sufficiently given, sent or supplied if given by public announcement.

46.11	Any notice, document or information given, sent or supplied by the Company to the members or any of them:

(a)	by hand shall be deemed to have been received by the member when it is handed to the member or left at his registered address;

(b)	by post, shall be deemed to have been received 24 hours after the time at which the envelope containing the notice, document or information was posted unless it was sent by second class post or there is only one class of post, or it was sent by air mail to an address outside the United Kingdom, in which case it shall be deemed to have been received 48 hours after it was posted Proof that the envelope was properly addressed, prepaid and posted shall be conclusive evidence that the notice, document or information was sent or supplied;

(c)	by advertisement, shall be deemed to have been received on the day on which the advertisement appears;

(d)	by electronic means, shall be deemed to have been received by the member on the day following that on which it was sent or supplied Proof that a notice, document or information in electronic form was addressed to the electronic address provided by the member for the purpose of receiving communications from the Company shall be conclusive evidence that the notice, document or information was sent or supplied and such notice, document or information shall be deemed received by the member at that time notwithstanding that the Company becomes aware that the member has filed to receive the relevant notice, document or information for any reason and notwithstanding that the Company subsequently sends or supplies a hard copy of such document or information by post to the member;

(e)	by making it available on a website, shall be deemed to have been received on the date on which the notice, document or information was first made available on the website or, if later, when the member is deemed to have been received notification of the fact that the notice, document or information was available on the website in accordance with this Article 46.11 and such notice, document or information shall be deemed received by the member on that day notwithstanding that the Company becomes aware that the member has filed to receive the relevant document or information for any reason and notwithstanding that the Company subsequently sends a hard copy of such notice, document or information by post to the member, or

(f)	by means of a Depositary, shall be deemed to have been received 24 hours after the Company, or Person acting on the Company’s behalf, gives the notice, document or information to the Depositary.

46.12	Any notice, document or information may be given, sent or supplied by the Company to the Person entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of Law by sending or delivering it in any manner that the Company may choose authorised by these Articles for the sending of notice, document or information to a member addressed to that Person by name, or by the title of representative of the deceased or trustee of the bankrupt or by any similar description, at the address, if any, as may be supplied for that purpose by the Person claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy or other event giving rise to the transmission had not occurred.

46.13	If on three consecutive occasions, or on one occasion and reasonable enquiries have failed to establish the member’s address, notices, documents or information sent or supplied to a member by post have been returned undelivered, the member shall not be entitled to receive any subsequent notice, document or information until he has supplied to the Company (or its agent) a new registered address or a postal address, or shall have informed the Company, in such a manner as may be specified by the Company, of an electronic address. For the purposes of this Article 46.13, references to notices, documents or information include references to a cheque or other instrument of payment, but nothing in this Article 46.13 entitles the Company to cease sending any cheque or other instrument of payment for any dividend, unless it is otherwise so entitled under these Articles. Without prejudice to the generality of the foregoing, any notice of a general meeting of the Company which is in fact sent or purports to be sent to such member shall be ignored for the purpose of determining the validity of the proceedings at such general meeting.

46.14	Where a document is required under these Articles to be signed by a member or any other Person, if the document is in electronic form, then in order to be valid the document must either:

(a)	incorporate the electronic signature, or personal identification details (which may be details previously allocated by the Company), of that member or other Person, in such form as the Directors may approve; or

(b)	be accompanied by such other evidence as the Directors may require in order to be satisfied that the document is genuine.

The Company may designate mechanisms for validating any such document and a document not validated by the user of any such mechanisms shall be deemed as having not been received by the Company. In the case of any document or information relating to a meeting, an instrument of proxy or invitation to appoint a proxy, any validation requirements shall be specified in the relevant notice of meeting in accordance with Article 17.4 and paragraph (b) of Article 23.6.

47.	DESTRUCTION OF DOCUMENTS

47.1	The Company shall be entitled to destroy:

(a)	any instrument of transfer of shares which have been registered, and all other documents on the basis of which any entry is made in the register, at any time after the expiration of six years from the date of registration;

(b)	any dividend mandate, variation or cancellation of dividend mandates, and notification of change of name or address, at any time after two years from the date on which it is recorded;

(c)	any share certificate which has been cancelled at any time after the expiration of one year from the date on which it is cancelled;

(d)	all paid dividend warrants and cheques at any time after the expiration of one year from the date of actual payment;

(e)	all proxy appointments which have been used for the purpose of a poll at any time after the expiration of one year from the date of use;

(f)	all proxy appointments which have not been used for the purpose of a poll at any time after one month from the end of the meeting to which the proxy appointment relates and at which no poll was demanded; and

(g)	any other document on the basis of which an entry in the register of members is made, after six years from the date on which it is made.

Any document referred to in this Article 47.1 may be destroyed earlier than the relevant date authorised, provided that a permanent record of the document is made which is not destroyed before that date.

47.2	It shall be conclusively presumed in favour of the Company that:

(a)	every entry in the register of members purporting to have been made on the basis of an instrument of transfer or other document destroyed in accordance with Article 47.1 was duly and properly made;

(b)	that every instrument of transfer destroyed in accordance with Article 47.1 was a valid and effective instrument duly and properly registered;

(c)	that every share certificate destroyed in accordance with Article 47.1 was a valid and effective certificate duly and properly cancelled; and

(d)	that every other document destroyed in accordance with Article 47.1 was a valid and effective document in accordance with the particulars in the records of the Company.

provided that

(i)	Article 47.1 shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties to it) to which the document might be relevant;

(ii)	nothing in Article 47.1 shall be construed as imposing upon the Company any liability in respect of the destruction of any such document otherwise than in accordance with Article 47.1 which would not attach to the Company in the absence of Article 47.1; and

(iii)	references in Article 47.1 to the destruction of any document include references to the disposal of it in any manner.

48.	WINDING UP

48.1	If the Company commences liquidation, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by Law, subject to the provisions of the Companies Act:

(a)	divide among the members in specie the whole or any part of the assets, whether they shall consist of property of the same kind or not, of the Company and may, for that purpose, value any assets as he deems fair and determine how the division shall be carried out as between the members or different classes of members; and

(b)	vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he may with the like sanction determine;

but no member shall be compelled to accept any assets upon which there is a liability.

48.2	The power of sale of a liquidator shall include a power to sell wholly or partially for shares or debentures or other obligations of another body corporate, either then already constituted or about to be constituted for the purpose of carrying out the sale.

49.	INDEMNITY AND INSURANCE

49.1	Subject to the provisions of the Companies Act and applicable Law, the Company shall exercise all the powers of the Company to:

(a)	indemnify to any extent any person who is or was a Director, or a Director of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company; and/or

(b)	indemnify to any extent any person who is or was a Director of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the Company’s activities as trustee of an occupational pension scheme;

including without limitation insurance against any loss or liability or any expenditure he may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to this duties, power or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the relevant body or fund.

49.2	Subject to the provisions of the Companies Act, the Company may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was:

(a)	a Director, officer or employee of the Company, or any body corporate which is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated; or

(b)	a trustee of any pension fund in which employees of the Company or any other body referred to in paragraph (a) of this Article 49.2 are or have been interested;

including without limitation insurance against any loss or liability or any expenditure he may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to this duties, power or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the relevant body or fund

49.3	No Director of former Director shall be accountable to the Company or the members for any benefit provided pursuant to these Articles. The receipt of any such benefit shall not disqualify any person from being or becoming a Director.

50.	DISPUTE RESOLUTION

50.1	The courts of England and Wales shall have exclusive jurisdiction to determine any and all disputes brought by a member in that member’s capacity (whether in its own name or in the name of the Company) as such against the Company and/or the Board and/or any of the Directors individually or collectively, arising out of or in connection with these Articles or any non-contractual obligations arising out of or in connection with these Articles.

50.2	The governing Law of these Articles is the Law of England and Wales and these Articles shall be interpreted in accordance with the Laws of England and Wales.

50.3	For the purposes of Article 50.1, Director shall be read so as to include each and any Director of the Company from time to time in his capacity as such or as an employee of the Company and shall include any former Director of the Company.